                                                      COMMISSION FILE NO. 30-203

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM U5S

                                 ANNUAL REPORT

                               FOR THE YEAR ENDED
                               DECEMBER 31, 1996

                               ----------------

        Filed pursuant to the Public Utility Holding Company Act of 1935 by

                        Consolidated Natural Gas Company

            CNG TOWER, 625 LIBERTY AVENUE, PITTSBURGH, PA 15222-3199

CONSOLIDATED NATURAL GAS COMPANY

FORM U5S -- ANNUAL REPORT
For the Year Ended December 31, 1996

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
 ITEM 1.   SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF
           DECEMBER 31, 1996..............................................    1
 ITEM 2.   ACQUISITIONS OR SALES OF UTILITY ASSETS........................    4
 ITEM 3.   ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM
           SECURITIES.....................................................    4
 ITEM 4.   ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES.....    6
 ITEM 5.   INVESTMENTS IN SECURITIES OF NON-SYSTEM COMPANIES..............   12
 ITEM 6.   OFFICERS AND DIRECTORS
            Part I. Names, principal business address and positions held
                    as of December 31, 1996..............................    13
           Part II. Banking connections..................................    18
          Part III. Compensation and other related information...........    18
 ITEM 7.   CONTRIBUTIONS AND PUBLIC RELATIONS.............................   20
 ITEM 8.   SERVICE, SALES AND CONSTRUCTION CONTRACTS
            Part I. Contracts for services or goods between system
                    companies............................................    20
           Part II. Contracts to purchase services or goods between any
                    system company and any affiliate.....................    20
          Part III. Employment of any person by any system company for the performance on a continuing basis of management
                    services.............................................    20
 ITEM 9.   WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES
            Part I. Information concerning interests held by system
                    companies in exempt wholesale generators or foreign
                    utility companies....................................    21
           Part II. Relationship of exempt wholesale generators and
                    foreign utility companies to system companies, and
                    financial data.......................................    22
          Part III. Investment in exempt wholesale generators and foreign
                    utility companies....................................    22
 ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS
          Financial Statements (Index)....................................   24
          Exhibits........................................................   83
 SIGNATURE................................................................   84

CONSOLIDATED NATURAL GAS COMPANY

FORM U5S--ANNUAL REPORT
For the Year Ended December 31, 1996

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 1996

                                              Number of                      Owner's
                                               Common    % of   Issuer's      Book
                                               Shares   Voting    Book        Value
    Name of Company            Business         Owned   Power     Value     (Note 1)
------------------------  ------------------  --------- ------ ----------- -----------
                                                               (Thousands of Dollars)
CONSOLIDATED NATURAL GAS
 COMPANY                  Holding Company
(Registrant, Parent
 Company, Company or
 CNG):
Consolidated Natural Gas
 Service Company, Inc.
 (Service Company or
 CNGSvc)................  Service Company           100  100%  $        10 $        10
  Unsecured debt........                             --   --   $    14,392 $    14,392
CNG Transmission
 Corporation
 (CNG Transmission or
 CNGT)..................  Gas transmission       59,000  100%  $   743,100 $   741,484
  Unsecured debt........                             --   --   $   386,283 $   386,283
  CNG Iroquois, Inc.                              2,394  100%  $    29,359 $    29,359
   (CNG Iroquois).......  Special purpose
                          subsidiary (Note 2)
The East Ohio Gas
 Company
 (East Ohio Gas or
 EOG)...................  Gas utility         4,759,353  100%  $   426,363 $   405,819
  Unsecured debt........                             --   --   $   209,210 $   209,210
The Peoples Natural Gas
 Company
 (Peoples Natural Gas or
 PNG)...................  Gas utility         1,655,350  100%  $   237,710 $   227,713
  Unsecured debt........                             --   --   $   155,139 $   155,139
Virginia Natural Gas,
 Inc.
 (Virginia Natural Gas
 or VNG)................  Gas utility             4,298  100%  $   170,342 $   170,262
  Unsecured debt........                             --   --   $    97,418 $    97,418
Hope Gas, Inc. (Hope Gas
 or HGI)................  Gas utility           409,000  100%  $    55,752 $    54,580
  Unsecured debt........                             --   --   $    39,276 $    39,276
West Ohio Gas Company
 (West Ohio Gas or WOG)
 (Note 3)...............  Gas utility             1,499  100%  $    23,209 $    23,191
  Unsecured debt........                             --   --   $    12,460 $    12,460
CNG Producing Company
 (CNG Producing or                               37,100  100%  $   452,817 $   457,160
 CNGP)..................  Exploration and
  Unsecured debt........  production                 --   --   $   353,575 $   353,575
  CNG Pipeline Company
 (CNG Pipeline).........  Oil pipeline           12,000  100%  $     1,435 $     1,435
CNG Energy Services
 Corporation
 (CNG Energy Services or
 CNGESC)................  Energy marketing        3,305  100%  $    76,143 $    75,932
  CNG Main Pass Gas
 Gathering Corporation
   (CNG Main Pass)......  Special purpose             1  100%  $     1,012 $     1,012
                          subsidiary (Note 4)
  CNG Oil Gathering
   Corporation
   (CNG Oil Gathering)..  Special purpose             1  100%  $         8 $         8
                          subsidiary (Note 5)

--------
Notes to ITEM 1 appear on page 3.

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 1996 (Continued)

                                                       Number of                       Owner's
                                                        Common    % of   Issuer's       Book
                                                        Shares   Voting    Book         Value
     Name of Company                Business             Owned   Power     Value      (Note 1)
------------------------  ---------------------------- --------- ------ -----------  -----------
                                                                        (Thousands of Dollars)
CONSOLIDATED NATURAL GAS COMPANY (Continued)
  CNG Power Company (CNG                                22,460    100%  $    32,424  $    25,800
   Power)...............  Nonutility energy
  Unsecured debt (Note    ventures
   6)...................                                    --     --   $    13,083  $    13,083
  CNG Market Center
   Services, Inc.
   (CNG Market Center                                       10    100%  $       350  $       350
   Services or            Special purpose
    CNGMCS).............  subsidiary (Note 7)
  CNG Bear Mountain,
   Inc.                   Special purpose                    1    100%  $         9  $         9
   (CNG Bear Mountain)..  subsidiary (Note 8)
  Granite Road CoGen,
   Inc.                   Special purpose                1,000    100%  $         1  $         1
   (Granite Road).......  subsidiary (Note 9)
  CNG Products and
   Services, Inc.                                          305    100%  $     2,055  $     2,055
   (CNG Products and      Nonutility energy
   Services)............  business
  CNG Technologies, Inc.
   (CNG Technologies)...  Development of new gas-          200    100%  $     1,880  $     1,880
                          related technologies
  CNG Storage Service
   Company
  (CNG Storage or                                        1,366    100%      $15,418      $15,342
   CNGStr)..............  Gas storage services
   Unsecured debt (Note
    6)..................                                    --     --   $     7,350  $     7,350
CNG Power Services
 Corporation
 (CNG Power Services or   Electric power                 1,552    100%  $    12,322  $    12,322
  CNGPSC)...............  marketing
  CNG Lakewood, Inc.
   (CNG Lakewood).......  Special purpose                   52    100%  $       153  $       581
                          subsidiary (Note 10)
CNG International
 Corporation                                             4,494    100%  $    42,309  $    42,309
 (CNG International or    Energy-related activities
 CNGI) (Note 11)........  outside of the United States
  CNG Cayman One Ltd.
   (CNG Cayman One).....  Special purpose                  990    100%  $    38,344  $    38,344
                          subsidiary (Note 12)
  CNG Cayman Two Ltd.
   (CNG Cayman Two).....  Special purpose                   10    100%  $       387  $       387
                          subsidiary (Note 12)
  CNGI Australia Pty
   Limited                Special purpose                  100    100%  $    38,731  $    38,731
   (CNGI Australia).....  subsidiary (Note 12)
Consolidated System LNG
 Company (Consolidated    Importer of liquefied          2,840    100%  $    34,182  $    34,182
 LNG or LNG) (Note 13)..  natural gas and
                          gas wholesaler
CNG Research Company      Administers research           1,579    100%  $       325  $       325
 (CNG Research).........  activities
CNG Coal Company (CNG     Holds System coal              2,236    100%  $     6,153  $     6,153
 Coal)..................  reserves (Note 14)

CNG Financial Services,
 Inc.                     Financing transactions             5    100%  $        40  $        40
 (CNG Financial)........  subsidiary

--------
Notes to ITEM 1 appear on page 3.

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 1996 (Concluded)

Notes:
(1) The Parent Company's investment in common stock of its subsidiaries is stated at equity to comply with Securities and Exchange Commission (SEC) rules. The chart of accounts used during 1996 by the Registrant and its subsidiaries, except Service Company and CNG Power Services, was the Uniform System of Accounts Prescribed for Natural Gas Companies by the Federal Energy Regulatory Commission (FERC). The Service Company used the Uniform System of Accounts for Subsidiary Service Companies prescribed by the SEC. CNG Power Services used the FERC's Uniform System of Accounts Prescribed for Public Utilities and Licensees.

(2) CNG Iroquois holds a 16% general partnership interest in Iroquois Gas Transmission System, L.P.

(3) Effective January 1, 1997, West Ohio Gas merged with East Ohio Gas.

(4) CNG Main Pass was formed in 1996 to hold a 33.3% ownership interest in Main Pass Gathering Company (Main Pass), an undersea natural gas gathering system in the Gulf of Mexico. Effective December 31, 1996, Main Pass merged with Dauphin Island Gathering System. CNG Main Pass' ownership interest in the combined system, Dauphin Island Gathering Partners, is 13.6%.

(5) CNG Oil Gathering was formed in 1996 to hold a 33.3% general partnership interest in Main Pass Oil Gathering Company which operates an oil gathering pipeline system in the Main Pass and Viosca Knoll areas of the Gulf of Mexico.

(6) Unsecured debt held by the Parent Company.

(7) CNG Market Center Services holds a 50% general partnership interest in the CNG/Sabine Center gas marketing hub.

(8) CNG Bear Mountain holds a 1% general partnership interest in Bear Mountain Limited, which owns an independent power project that is a qualifying cogeneration facility under the Public Utility Regulatory Policies Act of 1978.

(9) Granite Road holds a 50% general partnership interest in Granite Road Limited, a partnership planning the development of a cogeneration facility.

(10) CNG Lakewood holds a 1% general partnership interest in Lakewood Cogeneration, L.P. Also, CNG Power holds a 34% limited partnership interest in Lakewood Cogeneration, L.P.

(11) CNG International was formed in 1996 to engage in energy-related activities outside of the United States.

(12) CNG Cayman One and CNG Cayman Two were formed during 1996 to hold 99% and 1%, respectively, of the outstanding voting common stock of CNGI Australia. CNGI Australia was formed in 1996 to hold a 30% ownership interest in Epic Energy Pty Ltd., an Australian entity that owns and operates two major long-distance natural gas pipelines in Australia.

(13) Consolidated LNG ended its involvement in liquefied natural gas operations in 1982 and is currently recovering its undepreciated investment in related facilities, plus carrying charges and taxes, through a FERC-approved amortization surcharge.

(14) CNG Coal formerly owned coal reserves and a related plant site. In July 1996, CNG Coal completed the sale of its properties to a subsidiary of Cyprus Amax Minerals Company.

ITEM 2. ACQUISITIONS OR SALES OF UTILITY ASSETS

None.

ITEM 3. ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

During 1996, Virginia Natural Gas provided security in the form of surety bonds and a bank letter of credit in connection with performance guarantees related to erosion and sediment control. The aggregate original amount of such security was $333,500. The maximum balance outstanding during 1996 was $55,390, with no amount remaining outstanding at December 31, 1996. These transactions were exempt pursuant to Rule 45(b)(6).

CNG Transmission has obtained several letters of credit to provide security to the Commonwealth of Pennsylvania for the company's obligation to plug and reclaim gas wells as part of the process of abandonment of such property. One-half of the cost of one letter of credit on which CNG Transmission has contingent liability, having a face amount of $3,000,000, is shared by two nonaffiliated pipeline companies. The maximum balance on CNG Transmission's portion of all letters of credit during 1996 was $8,250,000, with $8,000,000 remaining outstanding as of December 31, 1996. These transactions are exempt pursuant to Rule 45(b)(6).

The Company has issued guarantees to the states of Pennsylvania, Virginia and West Virginia to maintain worker's compensation self-insured status for CNG Transmission, Virginia Natural Gas and Hope Gas. Self- insured status means that the subsidiary pays the worker's compensation claims directly instead of paying into the state maintained fund. In recent years these states have revised their worker's compensation programs and now require parent company guarantees--in addition to surety bonds--for subsidiary companies to maintain self-insured status. These transactions are exempt pursuant to Rule 45(b)(6).

                    (THIS PAGE WAS INTENTIONALLY LEFT BLANK)

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES

                               Calendar Year 1996
                             (Thousands of Dollars)

                                                 Name of Company     Number of Shares or
                                               Acquiring, Redeeming   Principal Amount
      Name of Issuer and Title of Issue       or Retiring Securities      Acquired
--------------------------------------------- ---------------------- -------------------
REGISTERED HOLDING COMPANY:
Parent Company:
 Common stock, par value $2.75 per share.....     Parent Company       146,667 shares
                                                                            (Note 3)
East Ohio Gas:
 Capital stock, par value $50 per share......     Parent Company       600,000 shares
Peoples Natural Gas:
 Non-negotiable note.........................     Parent Company              $25,000
Virginia Natural Gas:
 Non-negotiable note.........................     Parent Company              $24,000
Hope Gas:
 Non-negotiable note.........................     Parent Company               $1,000
CNG Producing:
 Non-negotiable note.........................     Parent Company             $100,000
CNG Energy Services:
 Capital stock, par value $1 per share.......     Parent Company         2,300 shares
CNG Power Services:
 Capital stock, par value $10,000 per share..     Parent Company         1,500 shares
CNG International:
 Capital stock, par value $10,000 per share..     Parent Company         4,494 shares
CNG Research:
 Capital stock, par value $10,000 per share..     Parent Company            25 shares
   Total Registrant..........................

--------
Notes to ITEM 4 appear on page 10.

Number of Shares or
 Principal Amount
Redeemed or Retired
     (Note 1)         Consideration   Commission Authorization (Note 2)
-------------------  --------------- ------------------------------------


                        $  8,144               Rule 42 (Note 3)


                        $ 30,000                   Rule 52

                        $ 25,000                   Rule 52

                        $ 24,000                   Rule 52

                        $  1,000                   Rule 52

                        $100,000                   Rule 52

                        $ 33,000                   Rule 52

                        $ 15,000           Section 32(g) exemption

                        $ 44,940      Release No. 26523 (File No. 70-8759)

                        $    250                   Rule 52
                        --------
                        $281,334
                        ========

                               Calendar Year 1996
                             (Thousands of Dollars)

                                                 Name of Company     Number of Shares or
                                               Acquiring, Redeeming   Principal Amount
      Name of Issuer and Title of Issue       or Retiring Securities      Acquired
--------------------------------------------- ---------------------- -------------------
SUBSIDIARIES OF REGISTERED HOLDING COMPANY:
Service Company:
 Non-negotiable note.........................    Service Company
CNG Transmission:
 Non-negotiable note.........................    CNG Transmission
East Ohio Gas:
 Non-negotiable note.........................     East Ohio Gas
Peoples Natural Gas:
 Non-negotiable note.........................  Peoples Natural Gas
Virginia Natural Gas:
 Unsecured loan..............................  Virginia Natural Gas
Hope Gas:
 Non-negotiable note.........................        Hope Gas
West Ohio Gas:
 Non-negotiable note.........................     West Ohio Gas
CNG Producing:
 Capital stock, par value $10,000 per share..     CNG Producing
CNG Power:
 Non-negotiable notes........................       CNG Power
CNG Coal:
 Capital stock, par value $10,000 per share..        CNG Coal

   Total subsidiaries........................

--------
Notes to ITEM 4 appear on page 10.

Number of Shares or
 Principal Amount
Redeemed or Retired
     (Note 1)         Consideration  Commission Authorization (Note 2)
-------------------  --------------- ---------------------------------


    $  240              $    240                  Rule 42

    $ 2,077             $  2,077                  Rule 42

    $  511              $    511                  Rule 42

    $  511              $    511                  Rule 42

    $ 4,000             $  4,000                  Rule 42

    $  224              $    224                  Rule 42

    $  179              $    179                  Rule 42

      9,984 shares      $ 99,840                  Rule 42

    $  390              $    390                  Rule 42

      1,500 shares      $ 15,000                  Rule 42
                        --------
                        $122,972
                        ========

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (Concluded)

                               Calendar Year 1996
                             (Thousands of Dollars)

                                                       Name of Company      Number of Shares or
                                                    Acquiring, Redeeming     Principal Amount
        Name of Issuer and Title of Issue          or Retiring Securities        Acquired
------------------------------------------------- ------------------------- -------------------
CNG TRANSMISSION:
CNG Iroquois:
 Capital stock, par value $10,000 per share......     CNG Transmission            900 shares
CNG ENERGY SERVICES:
CNG Products and Services:
 Capital stock, par value $10,000 per share......    CNG Energy Services          305 shares
CNG Power:
 Capital stock, par value $1,000 per share.......    CNG Energy Services       22,460 shares
CNG Storage:
 Capital stock, par value $10,000 per share......    CNG Energy Services        1,366 shares
CNG Main Pass:
 Capital stock, par value $1 per share...........    CNG Energy Services             1 share
CNG Oil Gathering:
 Capital stock, par value $1 per share...........    CNG Energy Services             1 share
  Total CNG Energy...............................

CNG PRODUCTS AND SERVICES:
CNG Technologies:
 Capital stock, par value $10,000 per share...... CNG Products and Services       200 shares

CNG INTERNATIONAL:
CNG Cayman One:
 Capital stock, par value $.01 per share.........     CNG International           990 shares

  CNGI Australia Pty Limited:
   Capital stock, par value $1.00 per share (6)..      CNG Cayman One              99 shares

CNG Cayman Two:
 Capital stock, par value $1.00 per share........     CNG International            10 shares

  CNGI Australia Pty Limited:
   Capital stock, par value $1.00 per share (6)..      CNG Cayman Two                1 share

--------
Notes:
(1) All securities redeemed or retired have been cancelled.
(2) Public Utility Holding Company Act of 1935.
(3) The Parent Company acquired 146,667 shares during 1996 through the provisions of its employee incentive plans at a cost of $8,144,000, or an average price of $55.53 a share. All of these shares were sold before year-end to the Company's benefit plans.
(4) CNG Power and CNG Storage became direct subsidiaries of CNG Energy Services in 1996. The Parent Company transferred the shares of CNG Power and CNG Storage to CNG Energy Services as a capital contribution, as authorized in Release No. 35-26509 (File No. 70-8703).
(5) CNG Products and Services purchased the outstanding shares of CNG Technologies from CNG Power at net book value, as authorized in Release No. 35-26509 (File No. 70-8703).
(6) Par value shown in Australian dollars.

Number of Shares or
 Principal Amount
Redeemed or Retired
     (Note 1)         Consideration   Commission Authorization (Note 2)
-------------------  --------------- ------------------------------------


                         $ 9,000      Release No. 26571 (File No. 70-7641)
                         =======

                         $ 3,050      Release No. 26363 (File No. 70-8577)

                         $    --                   (Note 4)

                         $    --                   (Note 4)

                         $    10      Release No. 26341 (File No. 70-8621)

                         $    10      Release No. 26341 (File No. 70-8621)
                         -------
                         $ 3,070
                         =======

                         $ 1,919                   (Note 5)
                         =======


                         $38,344      Release No. 26608 (File No. 70-8759)
                         =======

                         $38,344      Release No. 26608 (File No. 70-8759)
                         =======

                         $   387      Release No. 26608 (File No. 70-8759)
                         =======

                         $   387      Release No. 26608 (File No. 70-8759)
                         =======

ITEM 5. INVESTMENTS IN SECURITIES OF NON-SYSTEM COMPANIES

The aggregate amounts of investments at December 31, 1996, in persons operating in the system's retail service area are shown below.

                        Number of                                    Aggregate
     Name of Owner       Persons         Business of Persons         Investment
----------------------- --------- ---------------------------------- ----------
CNG Transmission.......    One    State Development Fund             $  100,000
Hope Gas...............    One    State Development Fund             $  100,000
Hope Gas...............    One    Economic Development Small
                                  Business Investment Company (Note) $2,475,000
Virginia Natural Gas...    One    State Development Fund             $   50,369

--------
Note: Investment made pursuant to the West Virginia Capital Companies Act and under Rule 40(a)(5).

The above do not include investments in securities of non-system companies which have been authorized by Commission order under the Public Utility Holding Company Act of 1935 and which are subject to Rule 24 Certificate filing requirements.

ITEM 6. OFFICERS AND DIRECTORS

Part I. Names, principal business address and positions held as of December 31, 1996
The names, principal business address and positions held as of December 31, 1996, of the officers and directors of system companies is presented in the tables on pages 14 through 17. The principal business address of each officer and director is indicated in such tables by the numbers (1) through (24). The addresses associated with these number designations are shown in the following address key. The symbols used to indicate the positions held by officers and directors are shown in the position symbol key below.

                                  ADDRESS KEY

 (1) CNG Tower, Pittsburgh, PA 15222
 (2) 625 Liberty Avenue, Pittsburgh, PA 15222
 (3) 445 West Main Street, Clarksburg, WV 26301
 (4) 1717 East Ninth Street, Cleveland, OH 44114
 (5) 1450 Poydras Street, New Orleans, LA 70112
 (6) 5100 East Virginia Beach Boulevard, Norfolk, VA 23502
 (7) Bank One Center West, Clarksburg, WV 26302
 (8) 319 West Market Street, Lima, OH 45802
 (9) 12 Kirkland Place, Cambridge, MA 02138
(10) 1819 L Street, N.W., Washington, DC 20036
(11) One Park Ridge Center, Pittsburgh, PA 15244
(12) 11921 Freedom Drive, Reston, VA 20190
(13) 101 N. Elizabeth, Suite 607, Lima, OH 45801
(14) 157 Backbone Road, Sewickley, PA 15143
(15) One PPG Place, Suite 2210, Pittsburgh, PA 15222
(16) 1400 Hanna Building, Cleveland, OH 44115
(17) 131 Regent Wood Road, Northfield, IL 60093
(18) 1000 Six PPG Place, Pittsburgh, PA 15222
(19) 781 Weed Street, New Canaan, CT 06840
(20) 22 West 23rd Street, New York, NY 10010
(21) 500 J. Clyde Morris Boulevard, Newport News, VA 23601
(22) 401 College Place, Norfolk, VA 23510
(23) 787 Seventh Avenue, New York, NY 10019
(24) 1258 Alanton Drive, Virginia Beach, VA 23454

                              POSITION SYMBOL KEY

CB   -- Chairman of the Board           SAVP -- Senior Assistant Vice President
P    -- President                       AVP  -- Assistant Vice President
SVP  -- Senior Vice President           AS   -- Assistant Secretary
VP   -- Vice President                  AT   -- Assistant Treasurer
S    -- Secretary                       AcGC -- Associate General Counsel
T    -- Treasurer                       AtGC -- Assistant General Counsel
Cn   -- Controller                      GM   -- General Manager
D    -- Director                        r    -- Remuneration
CFO  -- Chief Financial Officer         df   -- Directors' fees
GC   -- General Counsel

Part I. Names, principal business address and positions held as of December 31, 1996
--------------------------------------------------------------------------------

                                                -------------------------------------------------------------------------
                                                Parent  Service     CNG        Hope      East       Peoples    Virginia
                                                Company Company Transmission   Gas     Ohio Gas   Natural Gas Natural Gas
Adams, R. L.            Clarksburg, WV      (3)            D       P-D-r
Atkinson, S. L.         Clarksburg, WV      (3)                     S-r
Baril, D. C.            New Orleans, LA     (5)

Barrack, W. S., Jr.     New Canaan, CT     (19)  D-df
Bartels, M. G.          Cleveland, OH       (4)                                       SVP-S-T-D-r
Best, R. W. **          Pittsburgh, PA      (1)   SVP    SVP-r                                                     D

Borneman, D. W.         Pittsburgh, PA      (1)         SAVP-r
Boswell, W. P.          Pittsburgh, PA      (2)                                                   VP-GC-S-D-r
Brakeman, B. F.         Cleveland, OH       (4)                                         VP-D-r

Brink, G. R.            Newport News, VA   (21)                                                                  D-df
Brown, H. E.            Clarksburg, WV      (3)                 VP-GC-AS-D-r
Butera, J. E.           Pittsburgh, PA      (1)          AVP-r

Carrington, J. W., Jr.  New Orleans, LA     (5)
Carter, G. B.           Clarksburg, WV      (3)                    VP-D-r
Causey, J. L.           Norfolk, VA         (6)            D                                                     P-D-r

Chamberlain, A. R.      Norfolk, VA         (6)                                                                  VP-r
Chandler, N. F.         Pittsburgh, PA      (1)   AS     AS-r
Connell, D. W.          Pittsburgh, PA      (1)          VP-r

Connolly, J. W.         Pittsburgh, PA     (14)  D-df
Corbett, F. J.          Norfolk, VA         (6)                                                                  VP-r
Crittenden, J. A.       Pittsburgh, PA     (11)

Cuccinelli, K. T.       Reston, VA         (12)
Curia, J. A.            Pittsburgh, PA     (11)
Davidson, G. A., Jr.    Pittsburgh, PA      (1)  CB-D   CB-D-r

Deschamps, G. W.        Pittsburgh, PA      (1)          VP-r
Dodd, T. E.             Pittsburgh, PA     (11)
Elliott, R. S.          Clarksburg, WV      (7)                                AS-r

Fickenscher, D. A.      Norfolk, VA         (6)                                                                VP-GC-S-r
Fleming, A. D.          New Orleans, LA     (5)
Flinn, J. A.            Pittsburgh, PA      (2)                                                     VP-D-r

Fox, W. A.              Pittsburgh, PA      (2)            D                   P-D                   P-D-r
Fratangelo, R. D.       Pittsburgh, PA      (1)          VP-r
Fritsche, W. F., Jr.    Virginia Beach, VA (24)                                                                  D-df

Funk, C. T., Jr.        Pittsburgh, PA      (1)          VP-r
Garbe, T. F.            Pittsburgh, PA      (1)   Cn     Cn-r
Garrett, J. W.          Pittsburgh, PA      (1)          AVP-r

George, S. G.           Pittsburgh, PA      (2)                                                    AcGC-AS-r
Goral, J. R.            Norfolk, VA         (6)                                                                 AS-AT-r
Greer, M. D.            Clarksburg, WV      (3)                    VP-D-r       VP

Gregg, P. P.            New Orleans, LA     (5)
Grone, J. A.            Lima, OH            (8)
Groves, R. J.           New York, NY       (23)  D-df

Haas, R. A., Jr.        Pittsburgh, PA      (1)          AVP-r
Halbritter, M. A.       Clarksburg, WV      (7)                              GC-S-D-r
Hickly, G. J., Jr. ***  Pittsburgh, PA     (11)

Hostetler, J. M.        Pittsburgh, PA      (1)            r
Hunter, W. R.           Norfolk, VA         (6)                                                                VP-Cn-T-r
Jacobs, R. L.           Clarksburg, WV      (3)                      r

Jacquet, T. J.          New Orleans, LA     (5)
Jeffries, G. A.         Pittsburgh, PA     (11)
Johns, D. M., Jr.       New Orleans, LA     (5)                      AS

  * Effective January 1, 1997, West Ohio Gas merged with East Ohio Gas. ** Mr. Best resigned effective March 8, 1997.
*** Mr. Hickly resigned effective April 18, 1997.
Address key and position symbol key are located on page 13.

--------------------------------------------------------------------------------

      Name of System Companies with Which Connected
---------------------------------------------------------------------------------------------------
  West          CNG      CNG Energy CNG Power      CNG      Consolidated   CNG      CNG      CNG
Ohio Gas*    Producing    Services  Services  International     LNG      Research  Coal   Financial

                                                                 AS
               AS-r                                                                  S


    D










               VP-r




                                                                            S                S-D




                            S-r         S

                                                  VP-r                     VP-D
                           SVP-r



                            VP-r      VP-D



               VP-r



                                                                                              D










           SVP-CFO-T-D-r                                                          VP-T-D
 S-T-D-r




                           Cn-T-r       T

                             AS        AS          AS                       AS      AS

                                                   AS

               AS-r
                            AS-r       AS
              GC-S-r                                                              GC-AS-D

--------------------------------------------------------------------------------

                                         ---------------------------------------------------------------------------
                                         Parent    Service       CNG        Hope      East     Peoples    Virginia
                                         Company   Company   Transmission    Gas    Ohio Gas Natural Gas Natural Gas
Jones, B. E.        Washington, DC  (10)            VP-r
Keiffer, J. D.      Pittsburgh, PA  (11)
Klink, B. C.        Cleveland, OH    (4)                                            SVP-D-r
Koeppel, H. K.      Reston, VA      (12)
Kovach, R. A.       Cleveland, OH    (4)                                             VP-D-r
Leber, J. W.        New Orleans, LA  (5)
Lego, P. E.         Pittsburgh, PA  (15)  D-df
Lepionka, R. L.     Pittsburgh, PA  (11)
Lewis, J.           New Orleans, LA  (5)
Magnuson, M. G.     Washington, DC  (10)          VP-AtGC-r
Manley, M. J.       Clarksburg, WV   (3)                         AT-r        AT
Marks, E. J., III   Pittsburgh, PA   (1)              r
Mayernick, C. S.    Pittsburgh, PA   (2)                                                         D-r
McGreevy, S. R.     Pittsburgh, PA   (1)   VP       VP-r
McKenna, M. A.      Cambridge, MA    (9)  D-df
McKeown, L. J.      Pittsburgh, PA   (1)    S        S-r                               AS
Meyer, D. S.        Pittsburgh, PA   (2)                                                      VP-T-D-r
Millet, D. G.       New Orleans, LA  (5)
Minter, S. A.       Cleveland, OH   (16)  D-df
Newland, T. D.      Cleveland, OH    (4)              D                              P-D-r
Nicholas, G. A.     Clarksburg, WV   (7)                                  VP-GM-D-r
Nichols, C. J.      New Orleans, LA  (5)
Owens, R. M.        Clarksburg, WV   (7)                                   VP-D-r
Peirson, W. R.      Northfield, IL  (17)  D-df
Plusquellec, P. L.  New Orleans, LA  (5)
Riley, H. P.        New Orleans, LA  (5)              D
Rutledge, D. B.     New Orleans, LA  (5)
Sable, R. M., Jr.   Pittsburgh, PA   (1)    T        T-r
Schwartz, E. S.     Pittsburgh, PA   (2)                                                          r
Simmons, R. P.      Pittsburgh, PA  (18)  D-df
Slaby, J. B.        Clarksburg, WV   (3)                       VP-T-D-r       T
Smith, R. M.        Pittsburgh, PA   (2)                                                       VP-D-r
Staton, J. D.       Clarksburg, WV   (3)                        VP-D-r
Suttle, N. W., Jr.  Clarksburg, WV   (3)                         AT-r        AT
Sypolt, G. L.       Clarksburg, WV   (3)                        VP-D-r
Taaffe, G. A., Jr.  Pittsburgh, PA   (1)   AS     VP-AtGC-r                            GC
Taylor, R. D.       Pittsburgh, PA   (1)            AVP-r
Thomson, J. S.      Reston, VA      (12)
Usaj, J. S.         Pittsburgh, PA   (1)            VP-r
Vuchetich, M. K.    Lima, OH         (8)
Wester, T. E.       Pittsburgh, PA   (2)                                                       VP-D-r
Westfall, D. M.     Pittsburgh, PA   (1) SVP-CFO SVP-CFO-D-r
Whitehurst, G. W.   Norfolk, VA     (22)                                                                    D-df
Whitlinger, M. M.   Pittsburgh, PA   (1)   AT       AT-r
Williams, S. E.     Pittsburgh, PA   (1) SVP-GC  SVP-GC-D-r
Witter, D. J.       Lima, OH        (13)
Wojcik, J. S.       Pittsburgh, PA   (2)                                                         D-r
Wright, R. E.       Pittsburgh, PA   (1)            VP-r
Wyse, L.            New York, NY    (20)  D-df
Yoho, M. L.         Clarksburg, WV   (3)                       SVP-D-r
Zachariason, R. A.  Pittsburgh, PA  (11)

*See (*) on page 14.
Address key and position symbol key are located on page 13.

--------------------------------------------------------------------------------

      Name of System Companies with Which Connected
--------------------------------------------------------------------------------------------
  West        CNG    CNG Energy CNG Power      CNG      Consolidated   CNG    CNG     CNG
Ohio Gas*  Producing  Services  Services  International     LNG      Research Coal Financial

                       VP-D-r

                                              VP-r
    D
             VP-r

                        AT-r       AT
            SVP-D-r


                                               AS            AS

                         D

              AS                                S

             AT-r                                                              AT

   P-D

             AT-r
                                                             AT

             VP-r
             P-D-r                              D
               r                                                               AS
                                               T-D                     T-D         VP-T-GM-D
                                                          VP-GM-D

                                                            T-D


                                                                                      AS



                                              P-D-r

VP-GM-D-r

                                                D                             P-D

                                               AT                       AT
                        P-D        P-D          D          GC-S-D       D
   GC




                        VP-r       VP

Part II. Banking connections
Information concerning all officers and Directors of each system company who have financial connections within the provisions of Section 17(c) of the Public Utility Holding Company Act of 1935 as of December 31, 1996, follows:

                                                     Position Held Applicable
   Name of Officer         Name and Location         in Financial   Exemption
     or Director        of Financial Institution      Institution     Rule
 ------------------- -----------------------------   ------------- -----------
 J. W. Connolly           Mellon Bank Corporation*     Director        70
                          and Mellon Bank, N.A.                        (a)
                          Pittsburgh, Pennsylvania

 G. A. Davidson, Jr.      PNC Bank Corp.               Director        70
                          Pittsburgh, Pennsylvania                 (a)(c)(e)(f)

 M. D. Greer              Huntington National          Advisory        70
                          Bank, West Virginia          Director       (c)(f)
                          Morgantown, West Virginia

 S. A. Minter             KeyCorp                      Director        70
                          Cleveland, Ohio                              (a)

 R. P. Simmons            PNC Bank Corp.               Director        70
                          Pittsburgh, Pennsylvania                     (a)

 R. E. Wright             Dollar Bank                  Director        70
                          Pittsburgh, Pennsylvania                    (c)(f)

----------
* Bank holding company.

Part III. Compensation and other related information
(a) The compensation of Directors and executive officers of system companies:

Information concerning the compensation of the five highest paid Directors and executive officers of the system (with all subsidiaries treated as divisions) for the year 1996 is included in the Registrant's "1997 Notice of Annual Meeting and Proxy Statement" which is filed as Exhibit F.(3) to this Form U5S. Information presented under the captions "COMPENSATION OF EXECUTIVE OFFICERS-- SUMMARY COMPENSATION TABLE" on page 12, and "NON-EMPLOYEE DIRECTORS' COMPENSATION" on pages 19 and 20, in such proxy statement is hereby incorporated by reference.

(b) Their interest in the securities of system companies including options or other rights to acquire securities:

Information concerning the interest of Directors and executive officers in the securities of system companies, including options or other rights to acquire securities, is included in the Registrant's "1997 Notice of Annual Meeting and Proxy Statement" which is filed as Exhibit F.(3) to this Form U5S. Information presented under the following captions in such proxy statement is hereby incorporated by reference: "SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS" on page 11; "TRIANNUAL OPTION GRANTS IN LAST FISCAL YEAR" on page 13; "AGGREGATED NON-QUALIFIED STOCK OPTION EXERCISES IN LAST FISCAL YEAR AND DECEMBER 31, 1996, YEAR-END NON-QUALIFIED STOCK OPTION VALUES" on page 14; and "LONG-TERM INCENTIVE PLAN AWARDS IN THE LAST FISCAL YEAR" on page 14.

(c) Their contracts and transactions with system companies:

Information concerning the contracts and transactions by Directors and executive officers with system companies is included in the Registrant's "1997 Notice of Annual Meeting and Proxy Statement" which is filed as Exhibit F.(3) to this Form U5S. Information presented under the caption "COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION" on page 20 in such proxy statement is hereby incorporated by reference.

ITEM 6. OFFICERS AND DIRECTORS (Concluded)

(d) Their indebtedness to system companies:

None.

(e) Their participation in bonus and profit-sharing arrangements and other benefits:

Information concerning the participation by Directors and executive officers in other benefits is included in the Registrant's "1997 Notice of Annual Meeting and Proxy Statement" which is filed as Exhibit F.(3) to this Form U5S. Information presented under the captions "LIFE INSURANCE AND RELATED BENEFIT PLANS" on pages 20 and 21, and "RETIREMENT PROGRAMS" on page 21, in such proxy statement is hereby incorporated by reference.

(f) Their rights to indemnification:

Pursuant to Section 145 of the General Corporation Law of the State of Delaware, in which the Company is incorporated, the Company's by-laws indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a Director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a Director, officer, employee or agent, against expenses (including attorneys' fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The Company also purchases directors and officers liability insurance with limits of $150 million, and, in recognition of the scope of the foregoing by-law indemnification, certain other errors and omissions and general liability insurance coverages which are applicable to all employees as insureds, including Directors and officers.

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS

Tabulated below for each system company are the expenditures, disbursements, or payments made during the year 1996, directly or indirectly, to or for the account of any citizens group, or public relations counsel. There were no payments made to any political party, candidate for public office or holder of such office, or any committee or agent therefor by the system companies during the year 1996.

                                                                                   Accounts Charged
                                Name or Number of                                    Per Books of
  Name of Company               Beneficiary(ies)                  Purpose         Disbursing Company    Amount
-------------------  --------------------------------------- ------------------ ----------------------- -------
Parent Company       Democratic Leadership Council(Note /1/) Civic              Other income deductions $10,000
Parent Company       The Congressional Institute(Note /1/)   Civic              Other income deductions $10,000
East Ohio Gas        Five beneficiaries                      Civic              Other income deductions $11,775
West Ohio Gas        One beneficiary                         Public information Operating expenses      $    25
CNG Producing        Two beneficiaries                       Civic              Operating expenses      $   600
                     One beneficiary                         Public information Operating expenses      $   167
CNG Energy Services  Seven beneficiaries                     Civic              Operating expenses      $ 3,941

----------
Notes:

(1) All beneficiaries are nonprofit and nonpartisan civic organizations tax-exempt under Section 501(c)(4) of the Internal Revenue Code.

(2) The information set forth above with respect to the subsidiary companies of the Parent Company is based upon memoranda submitted to the Parent Company for such purpose by each of its subsidiary companies, which memoranda are in the certified form required by Instruction 2 to ITEM 7. The Parent Company is preserving such memoranda.

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS

Part I. Contracts for services, including engineering or construction services, or goods supplied or sold between system companies during the year 1996 are as follows:

                                                                                Date of Contract(s)
 Transaction (Note 1)     Serving Company    Receiving Company   Compensation         (Note 2)
 ---------------------  ------------------- -------------------- ------------ ------------------------
 Aircraft services      CNG Transmission    Hope Gas              $    2,896  Note 3
 Management services    CNG Transmission    Hope Gas              $3,672,883  January 1, 1984
 Management services    CNG Transmission    CNG Power             $  207,027  August 15, 1983
 Management services    CNG Producing       CNG Energy Services   $  475,594  October 1, 1990 (Note 4)
 Management services    CNG Energy Services CNG Power             $  397,277  January 1, 1995
 Management services    CNG Energy Services CNG Power Services    $1,191,036  November 1, 1994
 Management and repair
  services
  and supplies          East Ohio Gas       West Ohio Gas         $  493,149  December 2, 1969
 Management services    CNG Energy Services CNG Producing         $1,599,654  September 24, 1987
 Management services    East Ohio Gas       Peoples Natural Gas   $  718,759  December 1, 1995
 Management services    Peoples Natural Gas East Ohio Gas         $  371,258  August 18, 1995
 Management services    Peoples Natural Gas Virginia Natural Gas  $  137,440  Note 5

----------
Notes:
(1) Contracts for aircraft and management services with aggregate consideration passing between the same companies of less than $100,000 have been omitted.
(2) All contracts were in effect at December 31, 1996, except as noted.
(3) Aircraft service contracts are dated May 1, 1984 and February 17, 1992. Fixed-wing aircraft owned by CNG Transmission were sold to non-affiliated parties in May and July of 1995. The remaining aircraft services consist of the use of helicopters.
(4) Of this amount, $284,979 relates to an Information Services and Special Services Agreement dated July 17, 1996.
(5) Approval of contract pending.

Part II. Contracts to purchase services or goods between any system company and any affiliate (other than a system company) or any company in which any officer or director of the receiving company is a partner or owns 5 percent or more of any class of equity securities:

None.

Part III. Employment of any person by any system company for the performance on a continuing basis of management, supervisory or financial advisory services:

None.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

Part I. Information concerning the interests held by system companies in exempt wholesale generators or foreign utility companies:

(a)(1) Information concerning the interests held by system companies in an exempt wholesale generator (EWG) follows.

    Company Name:    Lakewood Cogeneration, L.P.
    Location of Fa-
     cility:         Lakewood, New Jersey
    Business Ad-
     dress:          c/o CMS Hydra-Co Enterprises, Inc.
                     Fairlane Plaza South
                     330 Town Center Drive, Suite 1000
                     Dearborn, MI 48126-2712

The Lakewood EWG facility (Facility) is a 237-megawatt combined-cycle, gas-fired facility, dispatchable by General Public Utilities (GPU) (formerly Jersey Central Power & Light Company) via the Pennsylvania-Jersey-Maryland grid. The Facility uses 2 gas turbines, 2 heat recovery steam generators, and 1 steam turbine generator. Fuel oil is used as a back-up fuel. The Facility is directly connected to a GPU switchyard, which is the point of sale for the electricity. The Facility commenced commercial operations in November 1994.

CNG Power, a wholly owned subsidiary of CNG Energy Services, holds a 34 percent limited partnership interest in Lakewood Cogeneration, L.P. (Lakewood Partnership). CNG Lakewood, a wholly owned subsidiary of CNG Power Services, owns a 1 percent general partnership interest in the Lakewood Partnership.

(a)(2) Information concerning the interests held by system companies in a foreign utility company (FUCO) follows.

During 1996, CNG International purchased a 16.5% limited partnership interest in The Latin America Energy and Electricity Fund I, L.P. (Latin America Fund), a Cayman Islands exempted limited partnership, and an 8.29% general partnership interest in FondElec General Partner, L.P. (FondElec). FondElec holds a 1% general partnership interest in the Latin America Fund. The Latin America Fund's business is limited to investing in FUCOs in Latin America. As part of the transaction, CNG International obtains an ownership interest, equal to its percentage ownership interest in the partnership, in each of the Latin America Fund's investments. The Latin America Fund had investments in two FUCOs as of December 31, 1996.

The name and address of the Latin America Fund are as follows:

    The Latin America Energy and Electricity Fund I, L.P.
    Stamford Harbor Park
    333 Ludlow Street
    Stamford, CT 06902

(b)(1) At December 31, 1996, CNG's total investment in the Lakewood Partnership was $15,893,000.

The Lakewood Partnership has term loans with a group of banks that total $202.4 million at December 31, 1996. These loans are nonrecourse to the partners.

CNG's cumulative equity contributions to the Lakewood Partnership total $17,850,000 at December 31, 1996.

There have been no transfers of assets from a CNG affiliate to the Facility.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES (Concluded)

(b)(2) At December 31, 1996, CNG International's investment in the Latin America Fund totaled $3,441,000. CNG International's total commitment for investment in the Latin America Fund is $10,000,000, with future payments expected to be made in the next two years as future individual investment proposals are made to CNG International for its decision as to whether to participate.

There have been no transfers of assets from a CNG affiliate to any FUCO in which the Latin America Fund has an interest.

(c)(1) The capital structure of the Lakewood Partnership is 82 percent debt and 18 percent equity at December 31, 1996. The Lakewood Partnership had earnings of $6,400,977 for the year ended December 31, 1996.

(c)(2) The Latin America Fund is an equity investment fund and as such has a capital structure consisting of equity funds contributed by its partners. Accordingly, there is no meaningful debt to equity ratio for the Latin America Fund. The Latin America Fund had earnings of $554,328 for the year ended December 31, 1996.

(d)(1) The Lakewood Partnership has an agreement with CNG Energy Services whereby CNG Energy Services provides all fuel management services for the Facility, including fuel procurement, transportation and administering the contracts for the purchase, transportation and storage of the fuels for the Facility. In addition to tolling fees based on the volumes of fuel used in the facility, CNG Energy Services receives a monthly administration fee. This fee, originally set at $6,250 per month, is adjusted by the Gross Domestic Product Deflator Ratio effective January 1 of each calendar year.

(d)(2) There are no service, sales or construction contracts between the Latin America Fund, or any FUCOs in which the Latin America Fund has an interest, and a CNG system company.

Part II. Relationship of exempt wholesale generators and foreign utility companies to system companies, and financial data:

Organization charts showing the relationship of the Lakewood Partnership and the Latin America Fund to other system companies are filed as Exhibits H.(1) and H.(2), respectively, to this Form U5S. Financial statements of the Lakewood Partnership and the Latin America Fund are filed as Exhibits I.(1) and I.(2), respectively, to this Form U5S.

Part III. Investment in exempt wholesale generators and foreign utility companies:

At December 31, 1996, the Company's aggregate investment in the Lakewood Partnership and the Latin America Fund amounted to $15,893,000 and $3,441,000, respectively. The ratio of the aggregate investment in the Lakewood Partnership and the Latin America Fund to the Registrant's aggregate capital investment in its domestic public utility subsidiaries was 1.1 percent and 0.2 percent, respectively, at December 31, 1996.

                    (THIS PAGE WAS INTENTIONALLY LEFT BLANK)

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS

FINANCIAL STATEMENTS AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1996

                                     INDEX

                                                                            Page
                                                                            ----
Report of Independent Accountants..........................................   25
Consolidating Balance Sheet................................................   26
Consolidating Income Statement.............................................   30
Consolidating Statement of Retained Earnings...............................   32
Consolidating Statement of Cash Flows......................................   34
Consolidating Balance Sheet Supplement.....................................   36
Consolidating Income Statement Supplement..................................   38
Consolidating Statement of Retained Earnings Supplement....................   39
Consolidating Statement of Cash Flows Supplement...........................   40
CNG TRANSMISSION CORPORATION:
 Consolidating Balance Sheet...............................................   42
 Consolidating Income Statement............................................   44
 Consolidating Statement of Retained Earnings..............................   45
 Consolidating Statement of Cash Flows.....................................   46
CNG PRODUCING COMPANY:
 Consolidating Balance Sheet...............................................   48
 Consolidating Income Statement............................................   50
 Consolidating Statement of Retained Earnings..............................   51
 Consolidating Statement of Cash Flows.....................................   52
CNG ENERGY SERVICES CORPORATION:
 Consolidating Balance Sheet...............................................   54
 Consolidating Income Statement............................................   56
 Consolidating Statement of Retained Earnings..............................   57
 Consolidating Statement of Cash Flows.....................................   58
CNG POWER COMPANY:
 Consolidating Balance Sheet...............................................   60
 Consolidating Income Statement............................................   62
 Consolidating Statement of Retained Earnings..............................   63
 Consolidating Statement of Cash Flows.....................................   64
CNG PRODUCTS AND SERVICES, INC.:
 Consolidating Balance Sheet...............................................   66
 Consolidating Income Statement............................................   68
 Consolidating Statement of Retained Earnings..............................   69
 Consolidating Statement of Cash Flows.....................................   70
CNG POWER SERVICES CORPORATION:
 Consolidating Balance Sheet...............................................   72
 Consolidating Income Statement............................................   74
 Consolidating Statement of Retained Earnings..............................   75
 Consolidating Statement of Cash Flows.....................................   76
CNG INTERNATIONAL CORPORATION:
 Consolidating Balance Sheet...............................................   78
 Consolidating Income Statement............................................   80
 Consolidating Statement of Retained Earnings..............................   81
 Consolidating Statement of Cash Flows.....................................   82
Notes to Consolidated Financial Statements................................. Note

----------
Note: The Notes to Consolidated Financial Statements appearing on pages 23 to
    50 of Exhibit 99 to Consolidated Natural Gas Company's Annual Report on Form 10-K for the year ended December 31, 1996, are incorporated herein by reference.

EXHIBITS

A list of the exhibits is on page 83.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Consolidated Natural Gas Company

In our opinion, the financial statements listed in the accompanying index on page 24 present fairly, in all material respects, the consolidated financial position of Consolidated Natural Gas Company and its subsidiaries at December 31, 1996, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

Our audit was made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating information on pages 26 through 82 is presented for purposes of complying with the requirements of the Public Utility Holding Company Act of 1935 rather than to present financial position, results of operations, and cash flows of the individual companies. Accordingly, we do not express an opinion on the financial position, results of operations and cash flows of the individual companies. However, the consolidating information on pages 26 through 82 has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

Price Waterhouse LLP

600 Grant Street
Pittsburgh, Pennsylvania 15219-9954
February 18, 1997

CONSOLIDATED NATURAL GAS COMPANY

CONSOLIDATING BALANCE SHEET
At December 31, 1996
(Thousands of Dollars)

                                                 CONSOLIDATED
                                                 ------------                                        --------------------
                                                     CNG       Eliminations
                                                     and           and        Combined                            CNGT
Assets                                           Subsidiaries  Adjustments*     Total        CNG      CNGSvc   (Page 42)
------                                           ------------  ------------  -----------  ---------- --------  ----------
PROPERTY, PLANT AND EQUIPMENT (Note 3)
Gas utility and other plant....................  $ 4,848,392   $    (2,228)  $ 4,850,620  $       -- $ 29,501  $2,062,752
Accumulated depreciation and amortization......   (1,840,129)          376    (1,840,505)         --  (17,491)   (809,354)
                                                 -----------   -----------   -----------  ---------- --------  ----------
  Net gas utility and other plant..............    3,008,263        (1,852)    3,010,115          --   12,010   1,253,398
                                                 -----------   -----------   -----------  ---------- --------  ----------
Exploration and production properties..........    3,455,813            --     3,455,813          --       --     225,260
Accumulated depreciation and amortization......   (2,386,776)       25,236    (2,412,012)         --       --    (195,876)
                                                 -----------   -----------   -----------  ---------- --------  ----------
  Net exploration and production properties....    1,069,037        25,236     1,043,801          --       --      29,384
                                                 -----------   -----------   -----------  ---------- --------  ----------
  Net property, plant and equipment............    4,077,300        23,384     4,053,916          --   12,010   1,282,782
                                                 -----------   -----------   -----------  ---------- --------  ----------
INVESTMENTS
Stocks of subsidiary companies,
 at equity -- consolidated.....................           --    (2,251,482)    2,251,482   2,251,482       --          --
Notes of subsidiary companies -- consolidated..           --    (1,234,054)    1,234,054   1,234,054       --          --
                                                 -----------   -----------   -----------  ---------- --------  ----------
  Total investments............................           --    (3,485,536)    3,485,536   3,485,536       --          --
                                                 -----------   -----------   -----------  ---------- --------  ----------
CURRENT ASSETS
Cash and temporary cash investments............       44,524            --        44,524       2,454      567         491
Accounts receivable
 Customers.....................................      647,207            --       647,207          --       --      43,753
 Unbilled revenues and other...................      161,525            --       161,525          57      558       2,625
 Allowance for doubtful accounts...............      (15,167)           --       (15,167)         --       --        (938)
Receivables from affiliated
 companies -- consolidated.....................           --    (1,270,139)    1,270,139     583,029  507,032      15,894
Inventories, at cost
 Gas stored -- current portion (Note 8)........      170,513        (2,089)      172,602          --       --          --
 Materials and supplies (average cost method)..       33,070            --        33,070          --       --      12,932
Unrecovered gas costs (Note 2).................      108,016            --       108,016          --       --      12,027
Deferred income taxes -- current (net).........           --          (348)          348          --       --          --
Prepayments and other current assets...........      243,333            --       243,333      51,768    1,298      37,729
                                                 -----------   -----------   -----------  ---------- --------  ----------
  Total current assets.........................    1,393,021    (1,272,576)    2,665,597     637,308  509,455     124,513
                                                 -----------   -----------   -----------  ---------- --------  ----------
REGULATORY AND OTHER ASSETS
Unamortized abandoned facilities (Note 9)......       15,791            --        15,791          --       --          --
Other investments..............................      149,858            --       149,858         500       --      34,389
Deferred charges and other assets
 (Notes 2, 4, 6, 7, 15 and 16).................      364,635      (110,807)      475,442      24,359   16,415      69,312
                                                 -----------   -----------   -----------  ---------- --------  ----------
  Total regulatory and other assets............      530,284      (110,807)      641,091      24,859   16,415     103,701
                                                 -----------   -----------   -----------  ---------- --------  ----------
  Total assets.................................  $ 6,000,605   $(4,845,535)  $10,846,140  $4,147,703 $537,880  $1,510,996
                                                 ===========   ===========   ===========  ========== ========  ==========

---------
  * The elimination journal entries pertaining to this consolidating financial statement are prepared in detail form, showing the amounts pertaining to the Registrant and each subsidiary company, and are preserved with the Registrant's copy of this Form U5S.
( ) denotes negative amount.
The Notes to Consolidated Financial Statements are an integral part of this statement (see Note on page 24).

                                                 SUBSIDIARIES
---------------------------------------------------------------------------------------------------------------------
                                                                                                             Other
                                                         CNGP       CNGESC     CNGPSC     CNGI            Subsidaries
   EOG         PNG        VNG       HGI       WOG      (Page 48)   (Page 54)  (Page 72) (Page 78)   LNG    (Page 36)
----------  ---------  ---------  --------  --------  -----------  ---------  --------- --------- ------- -----------

$1,308,068  $ 693,193  $ 474,101  $170,467  $ 70,884  $        --  $ 39,073    $ 2,340   $   241  $    --   $   --
  (545,333)  (246,543)  (121,029)  (67,416)  (28,679)          --    (4,643)        --       (17)      --       --
----------  ---------  ---------  --------  --------  -----------  --------    -------   -------  -------   ------
   762,735    446,650    353,072   103,051    42,205           --    34,430      2,340       224       --       --
----------  ---------  ---------  --------  --------  -----------  --------    -------   -------  -------   ------
        --         --         --        --        --    3,230,553        --         --        --       --       --
        --         --         --        --        --   (2,216,136)       --         --        --       --       --
----------  ---------  ---------  --------  --------  -----------  --------    -------   -------  -------   ------
        --         --         --        --        --    1,014,417        --         --        --       --       --
----------  ---------  ---------  --------  --------  -----------  --------    -------   -------  -------   ------
   762,735    446,650    353,072   103,051    42,205    1,014,417    34,430      2,340       224       --       --
----------  ---------  ---------  --------  --------  -----------  --------    -------   -------  -------   ------


        --         --         --        --        --           --        --         --        --       --       --
        --         --         --        --        --           --        --         --        --       --       --
----------  ---------  ---------  --------  --------  -----------  --------    -------   -------  -------   ------
        --         --         --        --        --           --        --         --        --       --       --
----------  ---------  ---------  --------  --------  -----------  --------    -------   -------  -------   ------

     9,690      5,235        528     2,861       253          991    12,445      8,682       221       30       76

   220,027     84,956     27,141    22,687    16,944        4,292   226,596        811        --       --       --
    62,162      6,548     15,211     5,751     5,948       42,548     4,377     14,318     1,151       --      271
    (2,540)    (4,335)      (189)   (1,139)      (95)      (1,000)   (4,931)        --        --       --       --

       626        284         --     4,911        --      101,933    30,543         --        --   22,766    3,121

    86,031     33,615     17,978     7,785     7,898           --    19,295         --        --       --       --
    11,914      2,330        678     1,664       963        2,313       262         14        --       --       --
    41,993     34,711     13,322        --     5,963           --        --         --        --       --       --
        --         --         --       348        --           --        --         --        --       --       --
    77,874      8,802        431     2,518     2,500        5,093    54,083      1,149        --        2       86
----------  ---------  ---------  --------  --------  -----------  --------    -------   -------  -------   ------
   507,777    172,146     75,100    47,386    40,374      156,170   342,670     24,974     1,372   22,798    3,554
----------  ---------  ---------  --------  --------  -----------  --------    -------   -------  -------   ------

        --         --         --        --        --           --        --         --        --   15,791       --
        --         --         53     3,475        --           --    68,868        401    42,172       --       --

   172,400    138,590     12,019    13,698    12,186        7,785     3,099         --         3    1,617    3,959
----------  ---------  ---------  --------  --------  -----------  --------    -------   -------  -------   ------
   172,400    138,590     12,072    17,173    12,186        7,785    71,967        401    42,175   17,408    3,959
----------  ---------  ---------  --------  --------  -----------  --------    -------   -------  -------   ------
$1,442,912  $ 757,386  $ 440,244  $167,610  $ 94,765  $ 1,178,372  $449,067    $27,715   $43,771  $40,206   $7,513
==========  =========  =========  ========  ========  ===========  ========    =======   =======  =======   ======

CONSOLIDATED NATURAL GAS COMPANY

CONSOLIDATING BALANCE SHEET
At December 31, 1996
(Thousands of Dollars)

                                                 CONSOLIDATED
                                               ----------------                                       --------------------
                                                                Eliminations
                                                     CNG            and        Combined                            CNGT
Stockholders' Equity and Liabilities           and Subsidiaries Adjustments*     Total       CNG       CNGSvc   (Page 43)
------------------------------------           ---------------- ------------  ----------- ----------  --------  ----------
CAPITALIZATION
Common stockholders' equity (Note 10)
 Common stock -- par value $2.75 per share
  400,000,000 authorized shares
  Issued -- 94,933,631 shares.................    $  261,068    $(1,657,163)  $ 1,918,231 $  261,068  $     10  $  590,000
 Capital in excess of par value...............       537,002       (104,044)      641,046    497,037        --       2,254
 Retained earnings, per accompanying statement
  (Note 12)...................................     1,424,624       (479,605)    1,904,229  1,424,624        --     150,846
 Unearned compensation........................       (17,542)       (17,542)           --         --        --          --
                                                  ----------    -----------   ----------- ----------  --------  ----------
  Total common stockholders' equity...........     2,205,152     (2,258,354)    4,463,506  2,182,729        10     743,100
                                                  ----------    -----------   ----------- ----------  --------  ----------
Long-term debt (Note 13)
 Debentures...................................     1,173,821             --     1,173,821  1,173,821        --          --
 Convertible subordinated debentures..........       244,494             --       244,494    244,494        --          --
 Unsecured loan...............................         8,000             --         8,000         --        --          --
 Notes payable to Registrant -- consolidated..            --     (1,234,054)    1,234,054         --    14,152     384,206
                                                  ----------    -----------   ----------- ----------  --------  ----------
  Total long-term debt........................     1,426,315     (1,234,054)    2,660,369  1,418,315    14,152     384,206
                                                  ----------    -----------   ----------- ----------  --------  ----------
  Total capitalization........................     3,631,467     (3,492,408)    7,123,875  3,601,044    14,162   1,127,306
                                                  ----------    -----------   ----------- ----------  --------  ----------
CURRENT LIABILITIES
Current maturities on long-term debt..........       104,000             --       104,000    100,000        --          --
Commercial paper (Note 14)....................       374,000             --       374,000    374,000        --          --
Accounts payable..............................       535,296             --       535,296        216    10,033      33,215
Estimated rate contingencies and refunds
 (Note 2).....................................        21,602             --        21,602         --        --       4,989
Payables to affiliated companies --
  consolidated................................            --     (1,270,139)    1,270,139         --   500,396      52,279
Taxes accrued.................................        97,336             --        97,336     (1,369)    1,180      30,996
Deferred income taxes --
  current (net) (Note 7)......................        36,096           (348)       36,444         --        --       1,049
Dividends declared............................        46,043             --        46,043     46,043        --          --
Other current liabilities.....................       150,047             --       150,047     22,612     3,578      26,765
                                                  ----------    -----------   ----------- ----------  --------  ----------
  Total current liabilities...................     1,364,420     (1,270,487)    2,634,907    541,502   515,187     149,293
                                                  ----------    -----------   ----------- ----------  --------  ----------
DEFERRED CREDITS
Deferred income taxes (Note 7)................       681,334          8,499       672,835       (625)   (3,851)    158,530
Accumulated deferred investment tax credits...        28,838             --        28,838         --        --         164
Deferred credits and other liabilities (Notes
 7 and 15)....................................       294,546        (91,139)      385,685      5,782    12,382      75,703
                                                  ----------    -----------   ----------- ----------  --------  ----------
  Total deferred credits......................     1,004,718        (82,640)    1,087,358      5,157     8,531     234,397
                                                  ----------    -----------   ----------- ----------  --------  ----------
COMMITMENTS AND CONTINGENCIES (Note 17)
                                                  ----------    -----------   ----------- ----------  --------  ----------
  Total stockholders' equity and liabilities..    $6,000,605    $(4,845,535)  $10,846,140 $4,147,703  $537,880  $1,510,996
                                                  ==========    ===========   =========== ==========  ========  ==========

---------
  * The elimination journal entries pertaining to this consolidating financial statement are prepared in detail form, showing the amounts pertaining to the Registrant and each subsidiary company, and are preserved with the Registrant's copy of this Form U5S.
( ) denotes negative amount.
The Notes to Consolidated Financial Statements are an integral part of this statement (see Note on page 24).

                                                SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------
                                                                                                         Other
                                                   CNGP     CNGESC     CNGPSC      CNGI               Subsidiaries
   EOG        PNG      VNG      HGI      WOG    (Page 49)  (Page 55)  (Page 73)  (Page 79)    LNG      (Page 37)
----------  -------- -------- -------- -------  ---------- ---------  ---------  ---------  --------  ------------




$  237,968  $165,535 $109,697 $ 40,900 $14,990  $  371,000 $      3   $ 15,520   $ 44,940   $ 28,400    $ 38,200
     4,550        --   57,603       --     435          --   79,167         --         --         --          --

   183,845    72,175    3,042   14,852   7,784      81,817   (3,027)    (3,198)    (2,631)     5,782     (31,682)
        --        --       --       --      --          --       --         --         --         --          --
----------  -------- -------- -------- -------  ---------- --------   --------   --------   --------    --------
   426,363   237,710  170,342   55,752  23,209     452,817   76,143     12,322     42,309     34,182       6,518
----------  -------- -------- -------- -------  ---------- --------   --------   --------   --------    --------

        --        --       --       --      --          --       --         --         --         --          --
        --        --       --       --      --          --       --         --         --         --          --
        --        --    8,000       --      --          --       --         --         --         --          --
   208,699   144,628   97,418   39,052  12,281     313,575   20,043         --         --         --          --
----------  -------- -------- -------- -------  ---------- --------   --------   --------   --------    --------
   208,699   144,628  105,418   39,052  12,281     313,575   20,043         --         --         --          --
----------  -------- -------- -------- -------  ---------- --------   --------   --------   --------    --------
   635,062   382,338  275,760   94,804  35,490     766,392   96,186     12,322     42,309     34,182       6,518
----------  -------- -------- -------- -------  ---------- --------   --------   --------   --------    --------

        --        --    4,000       --      --          --       --         --         --         --          --
        --        --       --       --      --          --       --         --         --         --          --
   150,852    45,614   32,125    8,401   6,992      85,308  149,021     12,739        778         --           2

    10,375       945    2,761    2,232     300          --       --         --         --         --          --

   292,639   107,479   78,645   16,471  31,548      51,061  137,201      1,481        918         --          21
    60,717     2,521    1,292    4,018    (261)        797   (2,137)      (542)      (240)       (69)        433

    14,283    15,166    3,877       --   2,069          --       --         --         --         --          --
        --        --       --       --      --          --       --         --         --         --          --
    20,235    12,165   11,418    3,421   1,188       8,321   38,818      1,527         (1)        --          --
----------  -------- -------- -------- -------  ---------- --------   --------   --------   --------    --------
   549,101   183,890  134,118   34,543  41,836     145,487  322,903     15,205      1,455        (69)        456
----------  -------- -------- -------- -------  ---------- --------   --------   --------   --------    --------

   137,146   116,125    1,821   10,464   5,312     226,446   14,640        188          7      6,093         539
    13,151     9,248    3,140    2,577     558          --       --         --         --         --          --

   108,452    65,785   25,405   25,222  11,569      40,047   15,338         --         --         --          --
----------  -------- -------- -------- -------  ---------- --------   --------   --------   --------    --------
   258,749   191,158   30,366   38,263  17,439     266,493   29,978        188          7      6,093         539
----------  -------- -------- -------- -------  ---------- --------   --------   --------   --------    --------

----------  -------- -------- -------- -------  ---------- --------   --------   --------   --------    --------
$1,442,912  $757,386 $440,244 $167,610 $94,765  $1,178,372 $449,067   $ 27,715   $ 43,771   $ 40,206    $  7,513
==========  ======== ======== ======== =======  ========== ========   ========   ========   ========    ========

CONSOLIDATED NATURAL GAS COMPANY

CONSOLIDATING INCOME STATEMENT
For the Year Ended December 31, 1996
(Thousands of Dollars)

                                                     CONSOLIDATED
                                                   ----------------                                    ------------------
                                                                    Eliminations
                                                         CNG            and       Combined                        CNGT
                                                   and Subsidiaries Adjustments*   Total       CNG     CNGSvc   (Page 44)
                                                   ---------------- ------------ ----------  --------  -------  ---------
OPERATING REVENUES
Regulated gas sales..............................     $1,752,223     $ (11,278)  $1,763,501  $     --  $    --  $     --
Nonregulated gas sales...........................      1,092,486      (491,671)   1,584,157        --       --    40,064
                                                      ----------     ---------   ----------  --------  -------  --------
 Total gas sales.................................      2,844,709      (502,949)   3,347,658        --       --    40,064
Gas transportation and storage...................        465,110      (119,836)     584,946        --       --   451,121
Other............................................        484,490       (69,494)     553,984        --   60,154    54,511
                                                      ----------     ---------   ----------  --------  -------  --------
 Total operating revenues (Note 2)...............      3,794,309      (692,279)   4,486,588        --   60,154   545,696
                                                      ----------     ---------   ----------  --------  -------  --------
OPERATING EXPENSES
Purchased gas....................................      1,614,983      (617,219)   2,232,202        --       --     7,421
Transport capacity and other purchased products..        346,747        (8,818)     355,565        --       --    52,964
Operation expense (Note 4).......................        699,289       (66,830)     766,119     9,659   53,664   150,703
Maintenance......................................         90,067            --       90,067        --      997    24,963
Depreciation and amortization (Note 3)...........        304,171         2,362      301,809        --    2,497    65,071
Taxes, other than income taxes...................        191,078            --      191,078     2,500    1,643    38,833
                                                      ----------     ---------   ----------  --------  -------  --------
 Subtotal........................................      3,246,335      (690,505)   3,936,840    12,159   58,801   339,955
                                                      ----------     ---------   ----------  --------  -------  --------
 Operating income before income taxes............        547,974        (1,774)     549,748   (12,159)   1,353   205,741
Income taxes (Note 7)............................        155,830          (868)     156,698   (13,493)      --    70,740
                                                      ----------     ---------   ----------  --------  -------  --------
 Operating income................................        392,144          (906)     393,050     1,334    1,353   135,001
                                                      ----------     ---------   ----------  --------  -------  --------
OTHER INCOME (DEDUCTIONS)
Interest revenues................................          2,281        (8,044)      10,325       263        1     2,345
Other -- net.....................................          7,023            --        7,023    (5,789)     (70)    7,408
Equity in earnings of subsidiary companies--
 consolidated                                                 --      (318,950)     318,950   318,950       --        --
Interest revenues from affiliated companies--
 consolidated....................................             --      (108,174)     108,174    98,131       76     3,638
                                                      ----------     ---------   ----------  --------  -------  --------
 Total other income (deductions).................          9,304      (435,168)     444,472   411,555        7    13,391
                                                      ----------     ---------   ----------  --------  -------  --------
 Income before interest charges..................        401,448      (436,074)     837,522   412,889    1,360   148,392
                                                      ----------     ---------   ----------  --------  -------  --------
INTEREST CHARGES
Interest on long-term debt.......................        101,814       (86,789)     188,603   100,597    1,166    27,837
Other interest expense...........................          7,224       (28,693)      35,917    14,019      194       447
Allowance for funds used during construction.....         (5,863)           --       (5,863)       --       --    (1,056)
                                                      ----------     ---------   ----------  --------  -------  --------
 Total interest charges..........................        103,175      (115,482)     218,657   114,616    1,360    27,228
                                                      ----------     ---------   ----------  --------  -------  --------
NET INCOME.......................................     $  298,273     $(320,592)  $  618,865  $298,273  $    --  $121,164
                                                      ==========     =========   ==========  ========  =======  ========
Earnings per share of common stock...............     $     3.16
Average common shares outstanding (thousands)....         94,434

---------
  * The elimination journal entries pertaining to this consolidating financial statement are prepared in detail form, showing the amounts pertaining to the Registrant and each subsidiary company, and are preserved with the Registrant's copy of this Form U5S.
( ) denotes negative amount.
The Notes to Consolidated Financial Statements are an integral part of this statement (see Note on page 24).

                                               SUBSIDIARIES
-------------------------------------------------------------------------------------------------------------------
                                                                                                          Other
                                                     CNGP       CNGESC     CNGPSC      CNGI            Subsidiaries
   EOG        PNG       VNG       HGI       WOG    (Page 50)  (Page 56)   (Page 74)  (Page 80)   LNG    (Page 38)
----------  --------  --------  --------  -------  ---------  ----------  ---------  --------- ------- ------------

$1,040,310  $336,370  $200,936  $113,622  $55,412  $     --   $       --  $     --    $    --  $16,851    $  --
        --        --        --        --       --   362,323    1,181,770        --         --       --       --
----------  --------  --------  --------  -------  --------   ----------  --------    -------  -------    -----
 1,040,310   336,370   200,936   113,622   55,412   362,323    1,181,770        --         --   16,851       --
    71,437    42,875     3,034     8,886    6,254       532          807        --         --       --       --
     7,421     7,758     7,359     3,593      171   227,136       76,336   109,446         98       --        1
----------  --------  --------  --------  -------  --------   ----------  --------    -------  -------    -----
 1,119,168   387,003   211,329   126,101   61,837   589,991    1,258,913   109,446         98   16,851        1
----------  --------  --------  --------  -------  --------   ----------  --------    -------  -------    -----

   641,974   170,770   109,536    65,055   37,777    51,691    1,147,978        --         --       --       --
        --        --        --        --       --   115,708       75,556   111,337         --       --       --
   191,318    80,288    38,341    29,488   13,271   139,512       39,423     2,059      3,908   14,277      208
    25,712    17,235     4,913     4,409    1,505    10,322            5        --          6       --       --
    33,336    18,004    15,935     4,628    2,229   158,380        1,712        --         17       --       --
    93,820    24,172     9,580     9,054    4,667     5,761          838         2         --       --      208
----------  --------  --------  --------  -------  --------   ----------  --------    -------  -------    -----
   986,160   310,469   178,305   112,634   59,449   481,374    1,265,512   113,398      3,931   14,277      416
----------  --------  --------  --------  -------  --------   ----------  --------    -------  -------    -----
   133,008    76,534    33,024    13,467    2,388   108,617       (6,599)   (3,952)    (3,833)   2,574     (415)
    39,744    24,821     7,998     3,534      237    26,220       (1,790)   (1,346)    (1,418)   1,642     (191)
----------  --------  --------  --------  -------  --------   ----------  --------    -------  -------    -----
    93,264    51,713    25,026     9,933    2,151    82,397       (4,809)   (2,606)    (2,415)     932     (224)
----------  --------  --------  --------  -------  --------   ----------  --------    -------  -------    -----

     6,691         3         3        15        5       648          235        23         --        5       88
       592      (685)     (323)       (7)     (80)       93        5,845        50          1       --      (12)
        --        --        --        --       --        --           --        --         --       --       --

        --        --        --       169       --     3,711        1,047        --         --      886      516

----------  --------  --------  --------  -------  --------   ----------  --------    -------  -------    -----
     7,283      (682)     (320)      177      (75)    4,452        7,127        73          1      891      592
----------  --------  --------  --------  -------  --------   ----------  --------    -------  -------    -----
   100,547    51,031    24,706    10,110    2,076    86,849        2,318    (2,533)    (2,414)   1,823      368
----------  --------  --------  --------  -------  --------   ----------  --------    -------  -------    -----

    14,682     9,954     6,943     2,707      996    22,106        1,615        --         --       --       --
     9,014     2,705     3,925       223      512       326        4,335        --        217       --       --
      (448)     (196)       --      (329)      --    (3,834)          --        --         --       --       --
----------  --------  --------  --------  -------  --------   ----------  --------    -------  -------    -----
    23,248    12,463    10,868     2,601    1,508    18,598        5,950        --        217       --       --
----------  --------  --------  --------  -------  --------   ----------  --------    -------  -------    -----
$   77,299  $ 38,568  $ 13,838  $  7,509  $   568  $ 68,251   $   (3,632) $ (2,533)   $(2,631) $ 1,823    $ 368
==========  ========  ========  ========  =======  ========   ==========  ========    =======  =======    =====

CONSOLIDATED NATURAL GAS COMPANY

CONSOLIDATING STATEMENT OF RETAINED EARNINGS
For the Year Ended December 31, 1996
(Thousands of Dollars)

                                                      CONSOLIDATED
                                                    ----------------                                      ----------------
                                                                     Eliminations
                                                          CNG            and       Combined                        CNGT
                                                    and Subsidiaries Adjustments*   Total        CNG      CNGSvc (Page 45)
                                                    ---------------- ------------ ----------  ----------  ------ ---------
RETAINED EARNINGS
Balance at December 31, 1995......................     $1,309,906     $(443,843)  $1,753,749  $1,309,906   $ --  $ 153,771
Adjustments:
 Transfer of CNG Power to CNG Energy Services
  by Parent Company...............................             --            --           --          --     --         --
 Transfer of CNG Storage to CNG Energy Services
  by Parent Company...............................             --            --           --          --     --         --
Net income for the year 1996 per accompanying
 income statement.................................        298,273      (320,592)     618,865     298,273     --    121,164
                                                       ----------     ---------   ----------  ----------   ----  ---------
   Total..........................................      1,608,179      (764,435)   2,372,614   1,608,179     --    274,935
Dividends declared on common stock -- cash
 (Note 10)........................................       (183,671)      284,830     (468,501)   (183,671)    --   (124,089)
Pension liability adjustment (Note 5).............            116            --          116         116     --         --
                                                       ----------     ---------   ----------  ----------   ----  ---------
Balance at December 31, 1996 (Note 12)............     $1,424,624     $(479,605)  $1,904,229  $1,424,624   $ --  $ 150,846
                                                       ==========     =========   ==========  ==========   ====  =========

---------
  * The elimination journal entries pertaining to this consolidating financial statement are prepared in detail form, showing the amounts pertaining to the Registrant and each subsidiary company, and are preserved with the Registrant's copy of this Form U5S.
( ) denotes negative amount.
The Notes to Consolidated Financial Statements are an integral part of this statement (see Note on page 24).

                                                     SUBSIDIARIES
----------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Other
                                                   CNGP      CNG     CNGESC    CNGPSC            CNGI           Subsidiaries
  EOG       PNG       VNG       HGI       WOG    (Page 51)  Power   (Page 57) (Page 75) CNGStr (Page 81)  LNG    (Page 39)
--------  --------  --------  --------  -------  --------- -------  --------- --------- ------ --------- ------ ------------

$194,610  $ 77,573  $  3,904  $ 18,881  $ 9,622   $13,566  $ 6,624   $(6,095)  $  (665)  $ 76   $    --  $3,959   $(31,983)


      --        --        --        --       --        --   (6,624)    6,624        --     --        --      --         --

      --        --        --        --       --        --       --        76        --    (76)       --      --         --

  77,299    38,568    13,838     7,509      568    68,251       --    (3,632)   (2,533)    --    (2,631)  1,823        368
--------  --------  --------  --------  -------   -------  -------   -------   -------   ----   -------  ------   --------
 271,909   116,141    17,742    26,390   10,190    81,817       --    (3,027)   (3,198)    --    (2,631)  5,782    (31,615)

(88,064)   (43,966)  (14,700)  (11,538)  (2,406)       --       --        --        --     --        --      --        (67)
      --        --        --        --       --        --       --        --        --     --        --      --         --
--------  --------  --------  --------  -------   -------  -------   -------   -------   ----   -------  ------   --------
$183,845  $ 72,175  $  3,042  $ 14,852  $ 7,784   $81,817  $    --   $(3,027)  $(3,198)  $ --   $(2,631) $5,782   $(31,682)
========  ========  ========  ========  =======   =======  =======   =======   =======   ====   =======  ======   ========

CONSOLIDATED NATURAL GAS COMPANY
CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 1996
(Thousands of Dollars)

                                                     CONSOLIDATED
                                                   ----------------                                    --------------------
                                                                    Eliminations
                                                         CNG            and      Combined                           CNGT
                                                   and Subsidiaries Adjustments*   Total       CNG      CNGSvc    (Page 46)
                                                   ---------------- ------------ ---------  ---------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income......................................      $ 298,273      $(320,592)  $ 618,865  $ 298,273  $      --  $ 121,164
Adjustments to reconcile net income to net cash
 provided
by (used in) operating activities
 Depreciation and amortization..................        304,171          2,362     301,809         --      2,497     65,071
 Deferred income taxes -- net...................         63,230           (868)     64,098     (2,748)    (1,485)     7,175
 Investment tax credit..........................         (2,201)            --      (2,201)        --         --        (22)
 Changes in current assets and current liabili-
  ties
 Accounts receivable -- net.....................       (139,179)            --    (139,179)       (10)       205     13,494
 Receivables from affiliated cos. -- consoli-
  dated.........................................             --         42,560     (42,560)   (20,102)    (7,938)    24,108
 Inventories....................................        (55,339)           126     (55,465)        --         --        769
 Unrecovered gas costs..........................        (82,893)            --     (82,893)        --         --      1,398
 Accounts payable...............................         94,131             --      94,131       (242)     4,191    (31,216)
 Payables to affiliated cos. -- consolidated....             --        (42,560)     42,560         --      5,333      4,849
 Estimated rate contingencies and refunds.......        (37,761)            --     (37,761)        --         --    (12,383)
 Amounts payable to customers...................        (40,315)            --     (40,315)        --         --         --
 Taxes accrued..................................        (16,999)            --     (16,999)      (762)       416     (1,634)
 Other -- net...................................         (6,006)            --      (6,006)       876        679     (2,498)
 Changes in other assets and other liabilities..         28,305             22      28,283     17,375     (6,334)   (24,064)
 Excess of equity in earnings of subsidiary com-
  panies over their
  cash dividends paid -- consolidated...........             --         64,022     (64,022)   (64,022)        --         --
 Other -- net...................................           (252)            --        (252)       215        (35)      (376)
                                                      ---------      ---------   ---------  ---------  ---------  ---------
  Net cash provided by (used in) operating ac-
   tivities.....................................        407,165       (254,928)    662,093    228,853     (2,471)   165,835
                                                      ---------      ---------   ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Plant construction and other property additions..      (439,489)            --    (439,489)        --     (6,126)   (55,220)
Proceeds from dispositions of prop., plant and
 equip. -- net..................................          9,079             --       9,079         --         35      7,835
Cost of other investments -- net................        (87,735)            --     (87,735)      (500)        --    (15,052)
Intrasystem money pool investments -- net.......             --        299,775    (299,775)  (195,460)  (145,745)     3,685
Intrasystem long-term financing -- net..........             --        154,218    (154,218)  (154,218)        --         --
Property transfers to (from) affiliates.........             --             --          --         --         --         --
                                                      ---------      ---------   ---------  ---------  ---------  ---------
  Net cash provided by (used in) investing ac-
   tivities.....................................       (518,145)       453,993    (972,138)  (350,178)  (151,836)   (58,752)
                                                      ---------      ---------   ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock -- Registrant..........         37,726             --      37,726     37,726         --         --
Issuance of debentures -- Registrant............        299,567             --     299,567    299,567         --         --
Repayments of long-term debt....................        (68,750)            --     (68,750)   (68,750)        --         --
Unsecured loan repayment........................         (4,000)            --      (4,000)        --         --         --
Commercial paper borrowings -- net..............         37,853             --      37,853     37,853         --         --
Dividends paid -- Registrant....................       (183,020)            --    (183,020)  (183,020)        --         --
Intrasystem long-term financing -- net..........             --       (154,218)    154,218         --       (240)    (2,077)
Intrasystem money pool borrowings (or repay-
 ments) -- net..................................             --       (299,775)    299,775         --    154,030      4,225
Dividends paid -- subsidiary cos. -- consoli-
 dated..........................................             --        254,928    (254,928)        --         --   (109,479)
Other -- net....................................           (149)            --        (149)      (149)        --         --
                                                      ---------      ---------   ---------  ---------  ---------  ---------
  Net cash provided by (used in) financing ac-
   tivities.....................................        119,227       (199,065)    318,292    123,227    153,790   (107,331)
                                                      ---------      ---------   ---------  ---------  ---------  ---------
  Net increase (decrease) in cash and TCIs......          8,247             --       8,247      1,902       (517)      (248)
CASH AND TCIS AT JANUARY 1, 1996................         36,277             --      36,277        552      1,084        739
                                                      ---------      ---------   ---------  ---------  ---------  ---------
CASH AND TCIS AT DECEMBER 31, 1996..............      $  44,524      $      --   $  44,524  $   2,454  $     567  $     491
                                                      =========      =========   =========  =========  =========  =========
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for
 Interest (net of amounts capitalized)..........      $ 109,602      $(103,423)  $ 213,025  $ 110,836  $   1,349  $  27,400
 Income taxes (net of refunds)..................      $ 108,742      $      --   $ 108,742  $  (9,933) $   1,075  $  60,590
Non-cash financing activities
 Issuance of common stock under benefit plans...      $  25,570      $      --   $  25,570  $  25,570  $      --  $      --
 Capital contribution of CNG Power to CNG Energy
  Services......................................      $      --      $      --   $      --  $ (22,460) $      --  $      --
 Capital contribution of CNG Storage to CNG En-
  ergy Services.................................      $      --      $      --   $      --  $ (13,660) $      --  $      --
Non-cash investing activities
 Transfer of CNG Power, net of cash.............      $      --      $      --   $      --  $  21,949  $      --  $      --
 Transfer of CNG Storage, net of cash...........      $      --      $      --   $      --  $  13,643  $      --  $      --

---------
  * The eliminations and adjustments are those required to eliminate transactions among affiliated companies and otherwise give effect to the adjusting and reclassifying entries to the consolidating balance sheets, income statements and statements of retained earnings of the Registrant and its subsidiaries.
( ) denotes negative amount.
The Notes to Consolidated Financial Statements are an integral part of this statement (see Note on page 24).

                                              SUBSIDIARIES
--------------------------------------------------------------------------------------------------------------------
                                                                                                           Other
                                                    CNGP      CNGESC     CNGPSC      CNGI               Subsidiaries
  EOG        PNG       VNG       HGI       WOG    (Page 52)  (Page 58)  (Page 76)  (Page 82)    LNG      (Page 40)
--------   --------  --------  --------  -------  ---------  ---------  ---------  ---------  --------  ------------

$ 77,299   $ 38,568  $ 13,838  $  7,509  $   568  $  68,251  $ (3,632)  $ (2,533)  $ (2,631)  $  1,823    $    368



  33,336     18,004    15,935     4,628    2,229    158,380     1,712         --         17         --          --
  36,021     10,641    10,338       169    1,999     (5,273)    1,715         94          7     (4,993)     10,438
  (1,336)      (502)     (152)     (137)     (52)        --        --         --         --         --          --


 (17,727)   (24,287)   (1,587)     (634)  (5,404)   (16,298)  (74,652)   (10,963)    (1,151)        --        (165)

    (537)      (199)       --    (4,853)      --    (34,569)    1,475         --         --         79         (24)
 (39,539)    (5,922)   (5,911)   (2,751)  (1,905)      (315)      109         --         --         --          --
 (41,993)   (23,304)  (13,322)       --   (5,672)        --        --         --         --         --          --
  21,546      8,627    11,141    (4,660)   1,163      9,954    63,976      8,960        778         --         (87)
 (16,959)     1,507     1,220      (302)     925      5,343    40,245       (500)       918         --         (19)
 (11,717)    (4,511)   (8,118)      239   (1,271)        --        --         --         --         --          --
 (36,094)        --    (4,221)       --       --         --        --         --         --         --          --
  (9,926)     7,241    (1,642)      218   (1,261)    (9,193)     (322)      (474)      (240)       305         275
  (1,229)       453       564       (41)     355      9,003   (14,460)       378         (1)        --         (85)
   9,419      2,211     5,422     7,237    2,197        463       (16)       100         (3)    14,267           9


      --         --        --        --       --         --        --         --         --         --          --
      98       (247)       34        --       42          4        --         --         --         --          13
--------   --------  --------  --------  -------  ---------  --------   --------   --------   --------    --------

     662     28,280    23,539     6,622   (6,087)   185,750    16,150     (4,938)    (2,306)    11,481      10,723
--------   --------  --------  --------  -------  ---------  --------   --------   --------   --------    --------

 (63,175)   (30,865)  (32,433)  (10,570)  (5,353)  (230,107)   (3,106)    (2,293)      (241)        --          --

  (1,076)       430      (484)     (359)    (103)       963        12         --         --         --       1,826
      --         --        --        --       --         --   (30,011)        --    (42,172)        --          --
      --         --        --        --       --     47,100        --         --         --    (11,465)      2,110
      --         --        --        --       --         --        --         --         --         --          --
      --         --        --     4,525       --     (4,525)       --         --         --         --          --
--------   --------  --------  --------  -------  ---------  --------   --------   --------   --------    --------

 (64,251)   (30,435)  (32,917)   (6,404)  (5,456)  (186,569)  (33,105)    (2,293)   (42,413)   (11,465)      3,936
--------   --------  --------  --------  -------  ---------  --------   --------   --------   --------    --------

      --         --        --        --       --         --        --         --         --         --          --
      --         --        --        --       --         --        --         --         --         --          --
      --         --        --        --       --         --        --         --         --         --          --
      --         --    (4,000)       --       --         --        --         --         --         --          --
      --         --        --        --       --         --        --         --         --         --          --
      --         --        --        --       --         --        --         --         --         --          --
  29,489     24,489    24,000       776     (179)       160    32,610     15,000     44,940         --     (14,750)

 124,000      8,015        --     9,815   14,120         --   (14,430)        --         --         --          --

 (85,475)   (33,024)  (11,000)  (12,139)  (3,373)        --      (371)        --         --         --         (67)
      --         --        --        --       --         --        --         --         --         --          --
--------   --------  --------  --------  -------  ---------  --------   --------   --------   --------    --------

  68,014       (520)    9,000    (1,548)  10,568        160    17,809     15,000     44,940         --     (14,817)
--------   --------  --------  --------  -------  ---------  --------   --------   --------   --------    --------
   4,425     (2,675)     (378)   (1,330)    (975)      (659)      854      7,769        221         16        (158)
   5,265      7,910       906     4,191    1,228      1,650    11,591        913         --         14         234
--------   --------  --------  --------  -------  ---------  --------   --------   --------   --------    --------
$  9,690   $  5,235  $    528  $  2,861  $   253  $     991  $ 12,445   $  8,682   $    221   $     30    $     76
========   ========  ========  ========  =======  =========  ========   ========   ========   ========    ========


$ 22,192   $ 12,152  $ 10,596  $  2,597  $ 1,385  $  18,499  $  5,802   $     --   $    217   $     --    $     --
$ 17,284   $ 10,095  $ (1,135) $  3,633  $  (330) $  40,066  $ (5,970)  $   (884)  $ (1,185)  $  6,330    $(10,894)

$     --   $     --  $     --  $     --  $    --  $      --  $     --   $     --   $     --   $     --    $     --

$     --   $     --  $     --  $     --  $    --  $      --  $ 22,460   $     --   $     --   $     --    $     --
$     --   $     --  $     --  $     --  $    --  $      --  $ 13,660   $     --   $     --   $     --    $     --

$     --   $     --  $     --  $     --  $    --  $      --  $(21,949)  $     --   $     --   $     --    $     --
$     --   $     --  $     --  $     --  $    --  $      --  $(13,643)  $     --   $     --   $     --    $     --

CONSOLIDATED NATURAL GAS COMPANY

CONSOLIDATING BALANCE SHEET SUPPLEMENT
At December 31, 1996(Thousands of Dollars)

                                            Other
                                         Subsidiaries   CNG     CNG      CNG
Assets                                      Total     Research  Coal  Financial
------                                   ------------ -------- ------ ---------
PROPERTY, PLANT AND EQUIPMENT (Note 3)
Gas utility and other plant............     $   --      $ --   $   --    $--
Accumulated depreciation and amortiza-
 tion..................................         --        --       --     --
                                            ------      ----   ------    ---
    Net gas utility and other plant....         --        --       --     --
                                            ------      ----   ------    ---
Exploration and production properties..         --        --       --     --
Accumulated depreciation and amortiza-
 tion..................................         --        --       --     --
                                            ------      ----   ------    ---
    Net exploration and production
     properties........................         --        --       --     --
                                            ------      ----   ------    ---
    Net property, plant and equipment..         --        --       --     --
                                            ------      ----   ------    ---
INVESTMENTS
Stocks of subsidiary companies, at eq-
 uity -- consolidated..................         --        --       --     --
Notes of subsidiary companies -- con-
 solidated.............................         --        --       --     --
                                            ------      ----   ------    ---
    Total investments..................         --        --       --     --
                                            ------      ----   ------    ---
CURRENT ASSETS
Cash and temporary cash investments....         76         5       31     40
Accounts receivable
 Customers.............................         --        --       --     --
 Unbilled revenues and other...........        271       229       42     --
 Allowance for doubtful accounts.......         --        --       --     --
Receivables from affiliated compa-
 nies -- consolidated..................      3,121        89    3,032     --
Inventories, at cost
 Gas stored -- current portion (Note
  8)...................................         --        --       --     --
 Materials and supplies (average cost
  method)..............................         --        --       --     --
Unrecovered gas costs (Note 2).........         --        --       --     --
Deferred income taxes -- current
 (net).................................         --        --       --     --
Prepayments and other current assets...         86        --       86     --
                                            ------      ----   ------    ---
    Total current assets...............      3,554       323    3,191     40
                                            ------      ----   ------    ---
REGULATORY AND OTHER ASSETS
Unamortized abandoned facilities (Note
 9)....................................         --        --       --     --
Other investments......................         --        --       --     --
Deferred charges and other assets
 (Notes 2, 4, 6, 7, 15 and 16).........      3,959        13    3,946     --
                                            ------      ----   ------    ---
    Total regulatory and other assets..      3,959        13    3,946     --
                                            ------      ----   ------    ---
    Total assets.......................     $7,513      $336   $7,137    $40
                                            ======      ====   ======    ===

----------
( ) denotes negative amount.

The Notes to Consolidated Financial Statements are an integral part of this statement (see Note on page 24).

CONSOLIDATED NATURAL GAS COMPANY

CONSOLIDATING BALANCE SHEET SUPPLEMENT
At December 31, 1996(Thousands of Dollars)

                                             Other
                                          Subsidiaries   CNG       CNG        CNG
Stockholders' Equity and Liabilities         Total     Research    Coal    Financial
------------------------------------      ------------ --------  --------  ---------
CAPITALIZATION
Common stockholders' equity (Note 10)
 Common stock -- par value $2.75 per
  share
  400,000,000 authorized shares
  Issued -- 94,933,631 shares...........    $ 38,200   $ 15,790  $ 22,360    $ 50
 Capital in excess of par value.........          --         --        --      --
 Retained earnings, per accompanying
  statement (Note 12)...................     (31,682)   (15,465)  (16,207)    (10)
 Unearned compensation..................          --         --        --      --
                                            --------   --------  --------    ----
    Total common stockholders' equity...       6,518        325     6,153      40
                                            --------   --------  --------    ----
Long-term debt (Note 13)
 Debentures.............................          --         --        --      --
 Convertible subordinated debentures....          --         --        --      --
 Unsecured loan.........................          --         --        --      --
 Notes payable to Registrant -- consoli-
  dated.................................          --         --        --      --
                                            --------   --------  --------    ----
    Total long-term debt................          --         --        --      --
                                            --------   --------  --------    ----
    Total capitalization................       6,518        325     6,153      40
                                            --------   --------  --------    ----

CURRENT LIABILITIES
Current maturities on long-term debt....          --         --        --      --
Commercial paper (Note 14)..............          --         --        --      --
Accounts payable........................           2          1         1      --
Estimated rate contingencies and refunds
 (Note 2)...............................          --         --        --      --
Payables to affiliated companies -- con-
 solidated..............................          21         --        21      --
Taxes accrued...........................         433         11       422      --
Deferred income taxes -- current (net)
 (Note 7)...............................          --         --        --      --
Dividends declared......................          --         --        --      --
Other current liabilities...............          --         (1)        1      --
                                            --------   --------  --------    ----
    Total current liabilities...........         456         11       445      --
                                            --------   --------  --------    ----
DEFERRED CREDITS
Deferred income taxes (Note 7)..........         539         --       539      --
Accumulated deferred investment tax
 credits................................          --         --        --      --
Deferred credits and other liabilities
 (Notes 7 and 15).......................          --         --        --      --
                                            --------   --------  --------    ----
    Total deferred credits..............         539         --       539      --
                                            --------   --------  --------    ----
COMMITMENTS AND CONTINGENCIES (Note 17)
                                            --------   --------  --------    ----
    Total stockholders' equity and lia-
     bilities...........................    $  7,513   $    336  $  7,137    $ 40
                                            ========   ========  ========    ====

----------
( ) denotes negative amount.

The Notes to Consolidated Financial Statements are an integral part of this statement (see Note on page 24).

CONSOLIDATED NATURAL GAS COMPANY

CONSOLIDATING INCOME STATEMENT SUPPLEMENT
For the Year Ended December 31, 1996(Thousands of Dollars)

                                            Other
                                         Subsidiaries   CNG     CNG      CNG
                                            Total     Research Coal   Financial
                                         ------------ -------- -----  ---------
OPERATING REVENUES
Regulated gas sales....................     $  --       $ --   $  --    $ --
Nonregulated gas sales.................        --         --      --      --
                                            -----       ----   -----    ----
    Total gas sales....................        --         --      --      --
Gas transportation and storage.........        --         --      --      --
Other..................................         1         --       1      --
                                            -----       ----   -----    ----
    Total operating revenues (Note 2)..         1         --       1      --
                                            -----       ----   -----    ----
OPERATING EXPENSES
Purchased gas..........................        --         --      --      --
Transport capacity and other purchased
 products..............................        --         --      --      --
Operation expense (Note 4).............       208         16     185       7
Maintenance............................        --         --      --      --
Depreciation and amortization (Note
 3)....................................        --         --      --      --
Taxes, other than income taxes.........       208         --     205       3
                                            -----       ----   -----    ----
    Subtotal...........................       416         16     390      10
                                            -----       ----   -----    ----
    Operating income before income tax-
     es................................      (415)       (16)   (389)    (10)
Income taxes (Note 7)..................      (191)        (5)   (186)     --
                                            -----       ----   -----    ----
    Operating income...................      (224)       (11)   (203)    (10)
                                            -----       ----   -----    ----
OTHER INCOME (DEDUCTIONS)
Interest revenues......................        88         --      88      --
Other -- net...........................       (12)        --     (12)     --
Equity in earnings of subsidiary compa-
 nies -- consolidated..................        --         --      --      --
Interest revenues from affiliated com-
 panies -- consolidated................       516          3     513      --
                                            -----       ----   -----    ----
    Total other income (deductions)....       592          3     589      --
                                            -----       ----   -----    ----
    Income before interest charges.....       368         (8)    386     (10)
                                            -----       ----   -----    ----
INTEREST CHARGES
Interest on long-term debt.............        --         --      --      --
Other interest expense.................        --         --      --      --
Allowance for funds used during con-
 struction.............................        --         --      --      --
                                            -----       ----   -----    ----
    Total interest charges.............        --         --      --      --
                                            -----       ----   -----    ----
NET INCOME.............................     $ 368       $ (8)  $ 386    $(10)
                                            =====       ====   =====    ====

----------
( ) denotes negative amount.

The Notes to Consolidated Financial Statements are an integral part of this statement (see Note on page 24).

CONSOLIDATED NATURAL GAS COMPANY

CONSOLIDATING STATEMENT OF RETAINED EARNINGS SUPPLEMENT
For the Year Ended December 31, 1996(Thousands of Dollars)

                                       Other
                                    Subsidiaries   CNG       CNG        CNG
                                       Total     Research    Coal    Financial
                                    ------------ --------  --------  ---------
RETAINED EARNINGS
Balance at December 31, 1995.......   $(31,983)  $(15,457) $(16,526)   $ --
Adjustments:
 Transfer of CNG Power to CNG
  Energy Services
  by Parent Company................         --         --        --      --
 Transfer of CNG Storage to CNG
  Energy Services
  by Parent Company................         --         --        --      --
Net income for the year 1996 per
 accompanying
 income statement..................        368         (8)      386     (10)
                                      --------   --------  --------    ----
    Total..........................    (31,615)   (15,465)  (16,140)    (10)
Dividends declared on common
 stock -- cash (Note 10)...........        (67)        --       (67)     --
Pension liability adjustment
 Note 5)...........................         --         --        --      --
                                      --------   --------  --------    ----
Balance at December 31, 1996 (Note
 12)...............................   $(31,682)  $(15,465) $(16,207)   $(10)
                                      ========   ========  ========    ====

----------
( ) denotes negative amount.

The Notes to Consolidated Financial Statements are an integral part of this statement (see Note on page 24).

CONSOLIDATED NATURAL GAS COMPANY
CONSOLIDATING STATEMENT OF CASH FLOWS SUPPLEMENT
For the Year Ended December 31, 1996(Thousands of Dollars)

                                          Other
                                       Subsidiaries   CNG      CNG        CNG
                                          Total     Research   Coal    Financial
                                       ------------ -------- --------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income...........................    $    368    $  (8)  $    386    $(10)
Adjustments to reconcile net income
to net cash provided by (used in)
operating activities
 Depreciation and amortization.......          --       --         --      --
 Deferred income taxes -- net........      10,438       --     10,438      --
 Investment tax credit...............          --       --         --      --
 Changes in current assets and
  current liabilities
 Accounts receivable -- net..........        (165)    (123)       (42)     --
 Receivables from affiliated cos. --
   consolidated......................         (24)      (8)       (16)     --
 Inventories.........................          --       --         --      --
 Unrecovered gas costs...............          --       --         --      --
 Accounts payable....................         (87)     (61)       (26)     --
 Payables to affiliated cos. --
    consolidated.....................         (19)      --        (19)     --
 Estimated rate contingencies and
  refunds............................          --       --         --      --
 Amounts payable to customers........          --       --         --      --
 Taxes accrued.......................         275        4        271      --
 Other -- net........................         (85)      (1)       (84)     --
 Changes in other assets and other
  liabilities........................           9       --         --       9
 Excess of equity in earnings of
  subsidiary companies over their
  cash dividends
  paid -- consolidated...............          --       --         --      --
 Other -- net........................          13       --         13      --
                                         --------    -----   --------    ----
   Net cash provided by (used in) op-
    erating activities...............      10,723     (197)    10,921      (1)
                                         --------    -----   --------    ----
CASH FLOWS FROM INVESTING ACTIVITIES
Plant construction and other property
 additions...........................          --       --         --      --
Proceeds from dispositions of prop.,
 plant and equip. -- net.............       1,826       --      1,826      --
Cost of other investments -- net.....          --       --         --      --
Intrasystem money pool investments --
  net................................       2,110      (60)     2,170      --
Intrasystem long-term financing --
  net................................          --       --         --      --
Property transfers to (from)
 affiliates..........................          --       --         --      --
                                         --------    -----   --------    ----
   Net cash provided by (used in) in-
    vesting activities...............       3,936      (60)     3,996      --
                                         --------    -----   --------    ----
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock --
  Registrant.........................          --       --         --      --
Issuance of debentures --
  Registrant.........................          --       --         --      --
Repayments of long-term debt.........          --       --         --      --
Unsecured loan repayment.............          --       --         --      --
Commercial paper borrowings -- net...          --       --         --      --
Dividends paid -- Registrant.........          --       --         --      --
Intrasystem long-term financing --
  net................................     (14,750)     250    (15,000)     --
Intrasystem money pool borrowings (or
 repayments) -- net..................          --       --         --      --
Dividends paid -- subsidiary cos. --
  consolidated.......................         (67)      --        (67)     --
Other -- net.........................          --       --         --      --
                                         --------    -----   --------    ----
   Net cash provided by (used in) fi-
    nancing activities...............     (14,817)     250    (15,067)     --
                                         --------    -----   --------    ----
   Net increase (decrease) in cash
    and TCIs.........................        (158)      (7)      (150)     (1)
CASH AND TCIS AT JANUARY 1, 1996.....         234       12        181      41
                                         --------    -----   --------    ----
CASH AND TCIS AT DECEMBER 31, 1996...    $     76    $   5   $     31    $ 40
                                         ========    =====   ========    ====
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for
 Interest (net of amounts
  capitalized).......................    $     --    $  --   $     --    $ --
 Income taxes (net of refunds).......    $(10,894)   $  (9)  $(10,885)   $ --
Non-cash financing activities
 Issuance of common stock under
  benefit plans......................    $     --    $  --   $     --    $ --
 Capital contribution of CNG Power to
  CNG Energy Services................    $     --    $  --   $     --    $ --
 Capital contribution of CNG Storage
  to CNG Energy Services.............    $     --    $  --   $     --    $ --
Non-cash investing activities
 Transfer of CNG Power, net of cash..    $     --    $  --   $     --    $ --
 Transfer of CNG Storage, net of
  cash...............................    $     --    $  --   $     --    $ --

----------
( ) denotes negative amount.
The Notes to Consolidated Financial Statements are an integral part of this statement (see Note on page 24).

                    (THIS PAGE WAS INTENTIONALLY LEFT BLANK)

CNG TRANSMISSION CORPORATION

CONSOLIDATING BALANCE SHEET
At December 31, 1996
(Thousands of Dollars)

                             CNGT     Eliminations
                             and          and       Combined                 CNG
                          Subsidiary  Adjustments    Total        CNGT     Iroquois
                          ----------  ------------ ----------  ----------  --------
ASSETS
------
PROPERTY, PLANT AND
 EQUIPMENT
Gas utility and other
 plant..................  $2,062,752    $     --   $2,062,752  $2,062,752  $    --
Accumulated depreciation
 and amortization.......    (809,354)         --     (809,354)   (809,354)      --
                          ----------    --------   ----------  ----------  -------
    Net gas utility and
     other plant........   1,253,398          --    1,253,398   1,253,398       --
                          ----------    --------   ----------  ----------  -------
Exploration and
 production properties..     225,260          --      225,260     225,260       --
Accumulated depreciation
 and amortization.......    (195,876)         --     (195,876)   (195,876)      --
                          ----------    --------   ----------  ----------  -------
    Net exploration and
     production
     properties.........      29,384          --       29,384      29,384       --
                          ----------    --------   ----------  ----------  -------
    Net property, plant
     and equipment......   1,282,782          --    1,282,782   1,282,782       --
                          ----------    --------   ----------  ----------  -------
INVESTMENTS
Stock of subsidiary
 company, at equity --
 consolidated...........          --     (29,359)      29,359      29,359       --
Notes of subsidiary
 company --
  consolidated..........          --          --           --          --       --
                          ----------    --------   ----------  ----------  -------
    Total investments...          --     (29,359)      29,359      29,359       --
                          ----------    --------   ----------  ----------  -------
CURRENT ASSETS
Cash and temporary cash
 investments............         491          --          491         453       38
Accounts receivable
 Customers..............      43,753          --       43,753      43,753       --
 Unbilled revenues and
  other.................       2,625          --        2,625       2,625       --
 Allowance for doubtful
  accounts..............        (938)         --         (938)       (938)      --
Receivables from
 affiliated companies --
 consolidated...........      15,894      (2,899)      18,793      17,306    1,487
Inventories, at cost
 Gas stored -- current
  portion...............          --          --           --          --       --
 Materials and supplies
  (average cost
  method)...............      12,932          --       12,932      12,932       --
Unrecovered gas costs...      12,027          --       12,027      12,027       --
Deferred income taxes --
  current (net).........          --          --           --          --       --
Prepayments and other
 current assets.........      37,729          --       37,729      37,729       --
                          ----------    --------   ----------  ----------  -------
    Total current
     assets.............     124,513      (2,899)     127,412     125,887    1,525
                          ----------    --------   ----------  ----------  -------
REGULATORY AND OTHER
 ASSETS
Unamortized abandoned
 facilities.............          --          --           --          --       --
Other investments.......      34,389          --       34,389          --   34,389
Deferred charges and
 other assets...........      69,312          --       69,312      69,312       --
                          ----------    --------   ----------  ----------  -------
    Total regulatory and
     other assets.......     103,701          --      103,701      69,312   34,389
                          ----------    --------   ----------  ----------  -------
    Total assets........  $1,510,996    $(32,258)  $1,543,254  $1,507,340  $35,914
                          ==========    ========   ==========  ==========  =======

----------
( ) denotes negative amount.

CNG TRANSMISSION CORPORATION

CONSOLIDATING BALANCE SHEET
At December 31, 1996
(Thousands of Dollars)

                             CNGT    Eliminations
                             and         and       Combined               CNG
                          Subsidiary Adjustments    Total       CNGT    Iroquois
                          ---------- ------------ ---------- ---------- --------
STOCKHOLDER'S EQUITY AND
 LIABILITIES
------------------------
CAPITALIZATION
Common stockholder's
 equity
 Common stock...........  $  590,000   $(23,940)  $  613,940 $  590,000 $23,940
 Capital in excess of
  par value.............       2,254         --        2,254      2,254      --
 Retained earnings, per
  accompanying
  statement.............     150,846     (5,419)     156,265    150,846   5,419
 Unearned compensation..          --         --           --         --      --
                          ----------   --------   ---------- ---------- -------
    Total common
     stockholder's
     equity.............     743,100    (29,359)     772,459    743,100  29,359
                          ----------   --------   ---------- ---------- -------
Long-term debt
 Debentures.............          --         --           --         --      --
 Convertible
  subordinated
  debentures............          --         --           --         --      --
 Unsecured loan.........          --         --           --         --      --
 Notes payable to Parent
  Company...............     384,206         --      384,206    384,206      --
                          ----------   --------   ---------- ---------- -------
    Total long-term
     debt...............     384,206         --      384,206    384,206      --
                          ----------   --------   ---------- ---------- -------
    Total
     capitalization.....   1,127,306    (29,359)   1,156,665  1,127,306  29,359
                          ----------   --------   ---------- ---------- -------
CURRENT LIABILITIES
Current maturities on
 long-term debt.........          --         --           --         --      --
Commercial paper........          --         --           --         --      --
Accounts payable........      33,215         --       33,215     33,215      --
Estimated rate
 contingencies and
 refunds................       4,989         --        4,989      4,989      --
Payables to affiliated
 companies --
 consolidated...........      52,279     (2,899)      55,178     53,766   1,412
Taxes accrued...........      30,996         --       30,996     30,568     428
Deferred income taxes --
  current (net).........       1,049         --        1,049      1,049      --
Dividends declared......          --         --           --         --      --
Other current
 liabilities............      26,765         --       26,765     26,765      --
                          ----------   --------   ---------- ---------- -------
    Total current
     liabilities........     149,293     (2,899)     152,192    150,352   1,840
                          ----------   --------   ---------- ---------- -------
DEFERRED CREDITS
Deferred income taxes...     158,530         --      158,530    153,815   4,715
Accumulated deferred
 investment tax
 credits................         164         --          164        164      --
Deferred credits and
 other liabilities......      75,703         --       75,703     75,703      --
                          ----------   --------   ---------- ---------- -------
    Total deferred
     credits............     234,397         --      234,397    229,682   4,715
                          ----------   --------   ---------- ---------- -------
COMMITMENTS AND
 CONTINGENCIES
                          ----------   --------   ---------- ---------- -------
    Total stockholder's
     equity and
     liabilities........  $1,510,996   $(32,258)  $1,543,254 $1,507,340 $35,914
                          ==========   ========   ========== ========== =======

--------
( ) denotes negative amount.

CNG TRANSMISSION CORPORATION

CONSOLIDATING INCOME STATEMENT
For the Year Ended December 31, 1996
(Thousands of Dollars)

                              CNGT    Eliminations
                              and         and      Combined              CNG
                           Subsidiary Adjustments   Total      CNGT    Iroquois
                           ---------- ------------ --------  --------  --------
OPERATING REVENUES
Regulated gas sales......   $     --    $    --    $     --  $     --  $    --
Nonregulated gas sales...     40,064         --      40,064    40,064       --
                            --------    -------    --------  --------  -------
    Total gas sales......     40,064         --      40,064    40,064       --
Gas transportation and
 storage.................    451,121         --     451,121   451,121       --
Other....................     54,511         --      54,511    54,511       --
                            --------    -------    --------  --------  -------
    Total operating
     revenues............    545,696         --     545,696   545,696       --
                            --------    -------    --------  --------  -------
OPERATING EXPENSES
Purchased gas............      7,421         --       7,421     7,421       --
Transport capacity and
 other purchased
 products................     52,964         --      52,964    52,964       --
Operation expense........    150,703         --     150,703   150,703       --
Maintenance..............     24,963         --      24,963    24,963       --
Depreciation and
 amortization............     65,071         --      65,071    65,071       --
Taxes, other than income
 taxes...................     38,833         --      38,833    38,695      138
                            --------    -------    --------  --------  -------
    Subtotal.............    339,955         --     339,955   339,817      138
                            --------    -------    --------  --------  -------
    Operating income
     before income
     taxes...............    205,741         --     205,741   205,879     (138)
Income taxes.............     70,740         --      70,740    68,067    2,673
                            --------    -------    --------  --------  -------
    Operating income.....    135,001         --     135,001   137,812   (2,811)
                            --------    -------    --------  --------  -------
OTHER INCOME (DEDUCTIONS)
Interest revenues........      2,345         --       2,345     2,344        1
Other -- net.............      7,408         --       7,408       209    7,199
Equity in earnings of
 subsidiary company --
 consolidated............         --     (4,347)      4,347     4,347       --
Interest revenues from
 affiliated companies --
 consolidated............      3,638         --       3,638     3,406      232
                            --------    -------    --------  --------  -------
    Total other income
     (deductions)........     13,391     (4,347)     17,738    10,306    7,432
                            --------    -------    --------  --------  -------
    Income before
     interest charges....    148,392     (4,347)    152,739   148,118    4,621
                            --------    -------    --------  --------  -------
INTEREST CHARGES
Interest on long-term
 debt....................     27,837         --      27,837    27,837       --
Other interest expense...        447         --         447       173      274
Allowance for funds used
 during construction.....     (1,056)        --      (1,056)   (1,056)      --
                            --------    -------    --------  --------  -------
    Total interest
     charges.............     27,228         --      27,228    26,954      274
                            --------    -------    --------  --------  -------
NET INCOME...............   $121,164    $(4,347)   $125,511  $121,164  $ 4,347
                            ========    =======    ========  ========  =======

----------
( ) denotes negative amount.

CNG TRANSMISSION CORPORATION

CONSOLIDATING STATEMENT OF RETAINED EARNINGS
For the Year Ended December 31, 1996
(Thousands of Dollars)

                            CNGT     Eliminations
                            and          and      Combined                CNG
                         Subsidiary  Adjustments    Total      CNGT     Iroquois
                         ----------  ------------ ---------  ---------  --------
RETAINED EARNINGS
Balance at December 31,
 1995................... $ 153,771     $(3,367)   $ 157,138  $ 153,771  $ 3,367
Net income for the year
 1996 per accompanying
 income statement.......   121,164      (4,347)     125,511    121,164    4,347
                         ---------     -------    ---------  ---------  -------
    Total...............   274,935      (7,714)     282,649    274,935    7,714
Dividends declared on
 common stock -- cash...  (124,089)      2,295     (126,384)  (124,089)  (2,295)
                         ---------     -------    ---------  ---------  -------
Balance at December 31,
 1996................... $ 150,846     $(5,419)   $ 156,265  $ 150,846  $ 5,419
                         =========     =======    =========  =========  =======

----------
( ) denotes negative amount.

CNG TRANSMISSION CORPORATION

CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 1996
(Thousands of Dollars)

                            CNGT     Eliminations
                            and          and      Combined                CNG
                         Subsidiary  Adjustments    Total      CNGT     Iroquois
                         ----------  ------------ ---------  ---------  --------
CASH FLOWS FROM
 OPERATING ACTIVITIES
Net income.............  $ 121,164     $(4,347)   $ 125,511  $ 121,164  $  4,347
Adjustments to
reconcile net income to
net cash
provided by (used in)
operating activities
 Depreciation and
  amortization.........     65,071          --       65,071     65,071        --
 Deferred income
  taxes -- net.........      7,175          --        7,175      6,492       683
 Investment tax
  credit...............        (22)         --          (22)       (22)       --
 Changes in current
  assets and current
  liabilities
 Accounts
  receivable -- net....     13,494          --       13,494     13,494        --
 Receivables from
  affiliated cos. --
   consolidated........     24,108       1,487       22,621     22,603        18
 Inventories...........        769          --          769        769        --
 Unrecovered gas
  costs................      1,398          --        1,398      1,398        --
 Accounts payable......    (31,216)         --      (31,216)   (31,216)       --
 Payables to
  affiliated cos. --
   consolidated........      4,849      (1,487)       6,336      6,336        --
 Estimated rate
  contingencies and
  refunds..............    (12,383)         --      (12,383)   (12,383)       --
 Amounts payable to
  customers............         --          --           --         --        --
 Taxes accrued.........     (1,634)         --       (1,634)    (1,817)      183
 Other -- net..........     (2,498)         --       (2,498)    (2,498)       --
 Changes in other
  assets and other
  liabilities..........    (24,064)         --      (24,064)   (22,147)   (1,917)
 Excess of equity in
  earnings of
  subsidiary companies
  over their cash
  dividends paid --
   consolidated........         --       3,464       (3,464)    (3,464)       --
 Other -- net..........       (376)         --         (376)      (376)       --
                         ---------     -------    ---------  ---------  --------
   Net cash provided by
    (used in) operating
    activities.........    165,835        (883)     166,718    163,404     3,314
                         ---------     -------    ---------  ---------  --------
CASH FLOWS FROM
 INVESTING ACTIVITIES
Plant construction and
 other property
 additions.............    (55,220)         --      (55,220)   (55,220)       --
Proceeds from
 dispositions of prop.,
 plant and equip. --
  net..................      7,835          --        7,835      7,835        --
Cost of other
 investments -- net....    (15,052)         --      (15,052)        --   (15,052)
Intrasystem money pool
 investments -- net....      3,685          --        3,685         55     3,630
Intrasystem long-term
 financing -- net......         --       9,000       (9,000)    (9,000)       --
Property transfers to
 (from) affiliates.....         --          --           --         --        --
                         ---------     -------    ---------  ---------  --------
   Net cash provided by
    (used in) investing
    activities.........    (58,752)      9,000      (67,752)   (56,330)  (11,422)
                         ---------     -------    ---------  ---------  --------
CASH FLOWS FROM
 FINANCING ACTIVITIES
Issuance of common
 stock.................         --          --           --         --        --
Issuance of
 debentures............         --          --           --         --        --
Repayments of long-term
 debt..................         --          --           --         --        --
Unsecured loan
 repayment.............         --          --           --         --        --
Commercial paper
 borrowings -- net.....         --          --           --         --        --
Dividends paid.........         --          --           --         --        --
Intrasystem long-term
 financing -- net......     (2,077)     (9,000)       6,923     (2,077)    9,000
Intrasystem money pool
 borrowings (or
 repayments) -- net....      4,225          --        4,225      4,225        --
Dividends paid --
  subsidiary cos. --
  consolidated.........   (109,479)        883     (110,362)  (109,479)     (883)
Other -- net...........         --          --           --         --        --
                         ---------     -------    ---------  ---------  --------
   Net cash provided by
    (used in) financing
    activities.........   (107,331)     (8,117)     (99,214)  (107,331)    8,117
                         ---------     -------    ---------  ---------  --------
   Net increase
    (decrease) in cash
    and TCIs...........       (248)         --         (248)      (257)        9
CASH AND TCIS AT
 JANUARY 1, 1996.......        739          --          739        710        29
                         ---------     -------    ---------  ---------  --------
CASH AND TCIS AT
 DECEMBER 31, 1996.....  $     491     $    --    $     491  $     453  $     38
                         =========     =======    =========  =========  ========
SUPPLEMENTAL CASH FLOW
 INFORMATION
Cash paid for
 Interest (net of
  amounts
  capitalized).........  $  27,400     $    --    $  27,400  $  27,126  $    274
 Income taxes (net of
  refunds).............  $  60,590     $    --    $  60,590  $  58,954  $  1,636

--------
( ) denotes negative amount.

                    (THIS PAGE WAS INTENTIONALLY LEFT BLANK)

CNG PRODUCING COMPANY

CONSOLIDATING BALANCE SHEET
At December 31, 1996
(Thousands of Dollars)

                             CNGP      Eliminations
                              and          and       Combined                   CNG
                          Subsidiary   Adjustments     Total        CNGP      Pipeline
                          -----------  ------------ -----------  -----------  --------
ASSETS
------
PROPERTY, PLANT AND
 EQUIPMENT
Gas utility and other
 plant..................  $        --    $    --    $        --  $        --  $    --
Accumulated depreciation
 and amortization.......           --         --             --           --       --
                          -----------    -------    -----------  -----------  -------
    Net gas utility and
     other plant........           --         --             --           --       --
                          -----------    -------    -----------  -----------  -------
Exploration and produc-
 tion properties........    3,230,553         --      3,230,553    3,226,026    4,527
Accumulated depreciation
 and amortization.......   (2,216,136)        --     (2,216,136)  (2,212,226)  (3,910)
                          -----------    -------    -----------  -----------  -------
    Net exploration and
     production
     properties.........    1,014,417         --      1,014,417    1,013,800      617
                          -----------    -------    -----------  -----------  -------
    Net property, plant
     and equipment......    1,014,417         --      1,014,417    1,013,800      617
                          -----------    -------    -----------  -----------  -------
INVESTMENTS
Stock of subsidiary
 company, at equity --
 consolidated...........           --     (1,435)         1,435        1,435       --
Notes of subsidiary
 company --
 consolidated...........           --         --             --           --       --
                          -----------    -------    -----------  -----------  -------
    Total investments...           --     (1,435)         1,435        1,435       --
                          -----------    -------    -----------  -----------  -------
CURRENT ASSETS
Cash and temporary cash
 investments............          991         --            991          957       34
Accounts receivable
  Customers.............        4,292         --          4,292        4,292       --
  Unbilled revenues and
   other................       42,548         --         42,548       42,545        3
  Allowance for doubtful
   accounts.............       (1,000)        --         (1,000)      (1,000)      --
Receivables from
 affiliated companies --
 consolidated...........      101,933       (123)       102,056      100,896    1,160
Inventories, at cost
  Gas stored -- current
   portion..............           --         --             --           --       --
  Materials and supplies
   (average cost
   method)..............        2,313         --          2,313        2,313       --
Unrecovered gas costs...           --         --             --           --       --
Deferred income taxes --
  current (net).........           --         --             --           --       --
Prepayments and other
 current assets.........        5,093         --          5,093        5,077       16
                          -----------    -------    -----------  -----------  -------
    Total current as-
     sets...............      156,170       (123)       156,293      155,080    1,213
                          -----------    -------    -----------  -----------  -------
REGULATORY AND OTHER AS-
 SETS
Unamortized abandoned
 facilities.............           --         --             --           --       --
Other investments.......           --         --             --           --       --
Deferred charges and
 other assets...........        7,785         --          7,785        7,785       --
                          -----------    -------    -----------  -----------  -------
    Total regulatory and
     other assets.......        7,785         --          7,785        7,785       --
                          -----------    -------    -----------  -----------  -------
    Total assets........  $ 1,178,372    $(1,558)   $ 1,179,930  $ 1,178,100  $ 1,830
                          ===========    =======    ===========  ===========  =======

----------
( ) denotes negative amount.

CNG PRODUCING COMPANY

CONSOLIDATING BALANCE SHEET
At December 31, 1996
(Thousands of Dollars)

                             CNGP    Eliminations
                             and         and       Combined               CNG
                          Subsidiary Adjustments    Total       CNGP    Pipeline
                          ---------- ------------ ---------- ---------- --------
STOCKHOLDERS' EQUITY AND
 LIABILITIES
------------------------
CAPITALIZATION
Common stockholder's eq-
 uity
 Common stock...........  $  371,000   $(1,200)   $  372,200 $  371,000  $1,200
 Capital in excess of
  par value.............          --        --            --         --      --
 Retained earnings, per
  accompanying
  statement.............      81,817      (235)       82,052     81,817     235
 Unearned compensation..          --        --            --         --      --
                          ----------   -------    ---------- ----------  ------
    Total common
     stockholder's
     equity.............     452,817    (1,435)      454,252    452,817   1,435
                          ----------   -------    ---------- ----------  ------
Long-term debt
 Debentures.............          --        --            --         --      --
 Convertible subordi-
  nated debentures......          --        --            --         --      --
 Unsecured loan.........          --        --            --         --      --
 Notes payable to Parent
  Company...............     313,575        --       313,575    313,575      --
                          ----------   -------    ---------- ----------  ------
    Total long-term
     debt...............     313,575        --       313,575    313,575      --
                          ----------   -------    ---------- ----------  ------
    Total capitaliza-
     tion...............     766,392    (1,435)      767,827    766,392   1,435
                          ----------   -------    ---------- ----------  ------
CURRENT LIABILITIES
Current maturities on
 long-term debt.........          --        --            --         --      --
Commercial paper........          --        --            --         --      --
Accounts payable........      85,308        --        85,308     85,261      47
Estimated rate contin-
 gencies and refunds....          --        --            --         --      --
Payables to affiliated
 companies --
 consolidated...........      51,061      (123)       51,184     51,061     123
Taxes accrued...........         797        --           797        794       3
Deferred income taxes --
  current (net).........          --        --            --         --      --
Dividends declared......          --        --            --         --      --
Other current liabili-
 ties...................       8,321        --         8,321      8,322      (1)
                          ----------   -------    ---------- ----------  ------
    Total current lia-
     bilities...........     145,487      (123)      145,610    145,438     172
                          ----------   -------    ---------- ----------  ------
DEFERRED CREDITS
Deferred income taxes...     226,446        --       226,446    226,223     223
Accumulated deferred
 investment tax
 credits................          --        --            --         --      --
Deferred credits and
 other liabilities......      40,047        --        40,047     40,047      --
                          ----------   -------    ---------- ----------  ------
    Total deferred cred-
     its................     266,493        --       266,493    266,270     223
                          ----------   -------    ---------- ----------  ------
COMMITMENTS AND CONTIN-
 GENCIES
                          ----------   -------    ---------- ----------  ------
    Total stockholder's
     equity and
     liabilities........  $1,178,372   $(1,558)   $1,179,930 $1,178,100  $1,830
                          ==========   =======    ========== ==========  ======

----------
( ) denotes negative amount.

CNG PRODUCING COMPANY

CONSOLIDATING INCOME STATEMENT
For the Year Ended December 31, 1996
(Thousands of Dollars)

                              CNGP    Eliminations
                              and         and      Combined              CNG
                           Subsidiary Adjustments   Total      CNGP    Pipeline
                           ---------- ------------ --------  --------  --------
OPERATING REVENUES
Regulated gas sales......   $     --     $  --     $     --  $     --   $   --
Nonregulated gas sales...    362,323        --      362,323   362,323       --
                            --------     -----     --------  --------   ------
    Total gas sales......    362,323        --      362,323   362,323       --
Gas transportation and
 storage.................        532      (537)       1,069       532      537
Other....................    227,136        --      227,136   226,617      519
                            --------     -----     --------  --------   ------
    Total operating reve-
     nues................    589,991      (537)     590,528   589,472    1,056
                            --------     -----     --------  --------   ------
OPERATING EXPENSES
Purchased gas............     51,691        --       51,691    51,691       --
Transport capacity and
 other purchased prod-
 ucts....................    115,708      (537)     116,245   116,245       --
Operation expense........    139,512        --      139,512   139,139      373
Maintenance..............     10,322        --       10,322    10,322       --
Depreciation and amorti-
 zation..................    158,380        --      158,380   158,292       88
Taxes, other than income
 taxes...................      5,761        --        5,761     5,753        8
                            --------     -----     --------  --------   ------
    Subtotal.............    481,374      (537)     481,911   481,442      469
                            --------     -----     --------  --------   ------
    Operating income be-
     fore income taxes...    108,617        --      108,617   108,030      587
Income taxes.............     26,220        --       26,220    25,991      229
                            --------     -----     --------  --------   ------
    Operating income.....     82,397        --       82,397    82,039      358
                            --------     -----     --------  --------   ------
OTHER INCOME (DEDUCTIONS)
Interest revenues........        648        --          648       648       --
Other -- net.............         93        --           93        93       --
Equity in earnings of
 subsidiary company --
 consolidated............         --      (422)         422       422       --
Interest revenues from
 affiliated companies --
 consolidated............      3,711        --        3,711     3,647       64
                            --------     -----     --------  --------   ------
    Total other income
     (deductions)........      4,452      (422)       4,874     4,810       64
                            --------     -----     --------  --------   ------
    Income before inter-
     est charges.........     86,849      (422)      87,271    86,849      422
                            --------     -----     --------  --------   ------
INTEREST CHARGES
Interest on long-term
 debt....................     22,106        --       22,106    22,106       --
Other interest expense...        326        --          326       326       --
Allowance for funds used
 during construction.....     (3,834)       --       (3,834)   (3,834)      --
                            --------     -----     --------  --------   ------
    Total interest
     charges.............     18,598        --       18,598    18,598       --
                            --------     -----     --------  --------   ------
NET INCOME...............   $ 68,251     $(422)    $ 68,673  $ 68,251   $  422
                            ========     =====     ========  ========   ======

----------
( ) denotes negative amount.

CNG PRODUCING COMPANY

CONSOLIDATING STATEMENT OF RETAINED EARNINGS
For the Year Ended December 31, 1996
(Thousands of Dollars)

                               CNGP    Eliminations
                               and         and      Combined            CNG
                            Subsidiary Adjustments   Total     CNGP   Pipeline
                            ---------- ------------ --------  ------- --------
RETAINED EARNINGS
Balance at December 31,
 1995......................  $13,566      $(388)    $13,954   $13,566  $ 388
Net income for the year
 1996 per accompanying
 income statement..........   68,251       (422)     68,673    68,251    422
                             -------      -----     -------   -------  -----
    Total..................   81,817       (810)     82,627    81,817    810
Dividends declared on com-
 mon stock -- cash.........       --        575        (575)       --   (575)
                             -------      -----     -------   -------  -----
Balance at December 31,
 1996......................  $81,817      $(235)    $82,052   $81,817  $ 235
                             =======      =====     =======   =======  =====

--------
( ) denotes negative amount.

CNG PRODUCING COMPANY

CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 1996
(Thousands of Dollars)

                            CNGP     Eliminations
                            and          and      Combined                CNG
                         Subsidiary  Adjustments    Total      CNGP     Pipeline
                         ----------  ------------ ---------  ---------  --------
CASH FLOWS FROM OPERAT-
 ING ACTIVITIES
Net income.............  $  68,251      $(422)    $  68,673  $  68,251   $ 422
Adjustments to
reconcile net income to
net cash
provided by (used in)
operating activities
 Depreciation and amor-
  tization.............    158,380         --       158,380    158,292      88
 Deferred income tax-
  es -- net............     (5,273)        --        (5,273)    (5,242)    (31)
 Investment tax cred-
  it...................         --         --            --         --      --
 Changes in current as-
  sets and current lia-
  bilities
 Accounts receiv-
  able -- net..........    (16,298)        --       (16,298)   (16,344)     46
 Receivables from
  affiliated cos. --
   consolidated........    (34,569)        (5)      (34,564)   (34,577)     13
 Inventories...........       (315)        --          (315)      (315)     --
 Unrecovered gas
  costs................         --         --            --         --      --
 Accounts payable......      9,954         --         9,954      9,927      27
 Payables to
  affiliated cos. --
   consolidated........      5,343          5         5,338      5,343      (5)
 Estimated rate
  contingencies and
  refunds..............         --         --            --         --      --
 Amounts payable to
  customers............         --         --            --         --      --
 Taxes accrued.........     (9,193)        --        (9,193)    (9,052)   (141)
 Other -- net..........      9,003         --         9,003      9,002       1
 Changes in other as-
  sets and other lia-
  bilities.............        463         --           463        463      --
 Excess of equity in
  earnings of
  subsidiary companies
  over their cash
  dividends paid --
   consolidated........         --       (186)          186        186      --
 Other -- net..........          4         --             4          4      --
                         ---------      -----     ---------  ---------   -----
   Net cash provided by
    (used in) operating
    activities.........    185,750       (608)      186,358    185,938     420
                         ---------      -----     ---------  ---------   -----
CASH FLOWS FROM INVEST-
 ING ACTIVITIES
Plant construction and
 other property addi-
 tions.................   (230,107)        --      (230,107)  (230,107)     --
Proceeds from
 dispositions of prop.,
 plant and equip. --
  net..................        963         --           963        963      --
Cost of other invest-
 ments -- net..........         --         --            --         --      --
Intrasystem money pool
 investments -- net....     47,100         --        47,100     46,920     180
Intrasystem long-term
 financing -- net......         --         --            --         --      --
Property transfers to
 (from) affiliates.....     (4,525)        --        (4,525)    (4,525)     --
                         ---------      -----     ---------  ---------   -----
   Net cash provided by
    (used in) investing
    activities.........   (186,569)        --      (186,569)  (186,749)    180
                         ---------      -----     ---------  ---------   -----
CASH FLOWS FROM FINANC-
 ING ACTIVITIES
Issuance of common
 stock.................         --         --            --         --      --
Issuance of deben-
 tures.................         --         --            --         --      --
Repayments of long-term
 debt..................         --         --            --         --      --
Unsecured loan repay-
 ment..................         --         --            --         --      --
Commercial paper
 borrowings -- net.....         --         --            --         --      --
Dividends paid.........         --         --            --         --      --
Intrasystem long-term
 financing -- net......        160         --           160        160      --
Intrasystem money pool
 borrowings (or repay-
 ments) -- net.........         --         --            --         --      --
Dividends paid -- sub-
 sidiary cos. -- con-
 solidated.............         --        608          (608)        --    (608)
Other -- net...........         --         --            --         --      --
                         ---------      -----     ---------  ---------   -----
   Net cash provided by
    (used in) financing
    activities.........        160        608          (448)       160    (608)
                         ---------      -----     ---------  ---------   -----
   Net increase (de-
    crease) in cash and
    TCIs...............       (659)        --          (659)      (651)     (8)
CASH AND TCIS AT JANU-
 ARY 1, 1996...........      1,650         --         1,650      1,608      42
                         ---------      -----     ---------  ---------   -----
CASH AND TCIS AT DECEM-
 BER 31, 1996..........  $     991      $  --     $     991  $     957   $  34
                         =========      =====     =========  =========   =====
SUPPLEMENTAL CASH FLOW
 INFORMATION
Cash paid for
 Interest (net of
  amounts capital-
  ized)................  $  18,499      $  --     $  18,499  $  18,499   $  --
 Income taxes (net of
  refunds).............  $  40,066      $  --     $  40,066  $  39,947   $ 119

----------
( ) denotes negative amount.

                    (THIS PAGE WAS INTENTIONALLY LEFT BLANK)

CNG ENERGY SERVICES CORPORATION

CONSOLIDATING BALANCE SHEET
At December 31, 1996
(Thousands of Dollars)

                                                                                     CNG
                            CNGESC    Eliminations                        CNG    Products and           CNG      CNG
                             and          and      Combined              Power     Services     CNG    Main      Oil
                         Subsidiaries Adjustments   Total     CNGESC   (Page 60)  (Page 66)   Storage  Pass   Gathering
                         ------------ ------------ --------  --------  --------- ------------ ------- ------- ---------
ASSETS
------
PROPERTY, PLANT AND
 EQUIPMENT
Gas utility and other
 plant.................    $ 39,073     $     --   $ 39,073  $ 11,368   $ 6,485     $  157    $21,063 $    --  $    --
Accumulated
 depreciation and
 amortization..........      (4,643)          --     (4,643)   (2,283)   (2,329)       (31)        --      --       --
                           --------     --------   --------  --------   -------     ------    ------- -------  -------
   Net gas utility and
    other plant........      34,430           --     34,430     9,085     4,156        126     21,063      --       --
                           --------     --------   --------  --------   -------     ------    ------- -------  -------
Exploration and
 production
 properties............          --           --         --        --        --         --         --      --       --
Accumulated
 depreciation and
 amortization..........          --           --         --        --        --         --         --      --       --
                           --------     --------   --------  --------   -------     ------    ------- -------  -------
   Net exploration and
    production
    properties.........          --           --         --        --        --         --         --      --       --
                           --------     --------   --------  --------   -------     ------    ------- -------  -------
   Net property, plant
    and equipment......      34,430           --     34,430     9,085     4,156        126     21,063      --       --
                           --------     --------   --------  --------   -------     ------    ------- -------  -------
INVESTMENTS
Stocks of subsidiary
 companies, at
 equity --
 consolidated..........          --      (44,217)    44,217    44,217        --         --         --      --       --
Notes of subsidiary
 companies --
  consolidated.........          --           --         --        --        --         --         --      --       --
                           --------     --------   --------  --------   -------     ------    ------- -------  -------
   Total investments...          --      (44,217)    44,217    44,217        --         --         --      --       --
                           --------     --------   --------  --------   -------     ------    ------- -------  -------
CURRENT ASSETS
Cash and temporary cash
 investments...........      12,445           --     12,445    11,490       626        327          2      --       --
Accounts receivable
 Customers.............     226,596           --    226,596   226,596        --         --         --      --       --
 Unbilled revenues and
  other................       4,377           --      4,377     3,047     1,330         --         --      --       --
 Allowance for doubtful
  accounts.............      (4,931)          --     (4,931)   (4,931)       --         --         --      --       --
Receivables from
 affiliated
 companies --
 consolidated..........      30,543      (30,824)    61,367    41,678    17,154        713      1,822      --       --
Inventories, at cost
 Gas stored -- current
  portion..............      19,295           --     19,295    19,295        --         --         --      --       --
 Materials and supplies
  (average cost
  method)..............         262           --        262       151       111         --         --      --       --
Unrecovered gas costs..          --           --         --        --        --         --         --      --       --
Deferred income
 taxes -- current
 (net).................          --           --         --        --        --         --         --      --       --
Prepayments and other
 current assets........      54,083           --     54,083    54,078         5         --         --      --       --
                           --------     --------   --------  --------   -------     ------    ------- -------  -------
   Total current
    assets.............     342,670      (30,824)   373,494   351,404    19,226      1,040      1,824      --       --
                           --------     --------   --------  --------   -------     ------    ------- -------  -------
REGULATORY AND OTHER
 ASSETS
Unamortized abandoned
 facilities............          --           --         --        --        --         --         --      --       --
Other investments......      68,868           --     68,868        (3)   35,410      2,000         --  15,598   15,863
Deferred charges and
 other assets..........       3,099           --      3,099     3,099        --         --         --      --       --
                           --------     --------   --------  --------   -------     ------    ------- -------  -------
   Total regulatory and
    other assets.......      71,967           --     71,967     3,096    35,410      2,000         --  15,598   15,863
                           --------     --------   --------  --------   -------     ------    ------- -------  -------
   Total assets........    $449,067     $(75,041)  $524,108  $407,802   $58,792     $3,166    $22,887 $15,598  $15,863
                           ========     ========   ========  ========   =======     ======    ======= =======  =======

---------
( ) denotes negative amount.

CNG ENERGY SERVICES CORPORATION

CONSOLIDATING BALANCE SHEET
At December 31, 1996
(Thousands of Dollars)

                                                                                      CNG
                             CNGESC    Eliminations                        CNG    Products and           CNG       CNG
                              and          and      Combined              Power     Services     CNG    Main       Oil
                          Subsidiaries Adjustments   Total     CNGESC   (Page 61)  (Page 67)   Storage  Pass    Gathering
                          ------------ ------------ --------  --------  --------- ------------ ------- -------  ---------
STOCKHOLDER'S EQUITY AND
 LIABILITIES
------------------------
CAPITALIZATION
Common stockholder's
 equity
 Common stock...........    $      3     $(39,170)  $ 39,173  $      3   $22,460     $3,050    $13,660 $    --   $    --
 Capital in excess of
  par value.............      79,167          (20)    79,187    79,167        --         --         --      10        10
 Retained earnings, per
  accompanying
  statement.............      (3,027)      (5,027)     2,000    (9,727)    9,964       (995)     1,758   1,002        (2)
 Unearned compensation..          --           --         --        --        --         --         --      --        --
                            --------     --------   --------  --------   -------     ------    ------- -------   -------
   Total common
    stockholder's
    equity..............      76,143      (44,217)   120,360    69,443    32,424      2,055     15,418   1,012         8
                            --------     --------   --------  --------   -------     ------    ------- -------   -------
Long-term debt
 Debentures.............          --           --         --        --        --         --         --      --        --
 Convertible
  subordinated
  debentures............          --           --         --        --        --         --         --      --        --
 Unsecured loan.........          --           --         --        --        --         --         --      --        --
 Notes payable to Parent
  Company...............      20,043           --     20,043        --    12,693         --      7,350      --        --
                            --------     --------   --------  --------   -------     ------    ------- -------   -------
   Total long-term
    debt................      20,043           --     20,043        --    12,693         --      7,350      --        --
                            --------     --------   --------  --------   -------     ------    ------- -------   -------
   Total
    capitalization......      96,186      (44,217)   140,403    69,443    45,117      2,055     22,768   1,012         8
                            --------     --------   --------  --------   -------     ------    ------- -------   -------
CURRENT LIABILITIES
Current maturities on
 long-term debt.........          --           --         --        --        --         --         --      --        --
Commercial paper........          --           --         --        --        --         --         --      --        --
Accounts payable........     149,021           --    149,021   149,391      (834)       439         --      25        --
Estimated rate
 contingencies and
 refunds................          --           --         --        --        --         --         --      --        --
Payables to affiliated
 companies --
 consolidated...........     137,201      (30,824)   168,025   136,200       799        299        114  14,757    15,856
Taxes accrued...........      (2,137)          --     (2,137)   (1,792)      168        177          5    (695)       --
Deferred income taxes --
  current (net).........          --           --         --        --        --         --         --      --        --
Dividends declared......          --           --         --        --        --         --         --      --        --
Other current
 liabilities............      38,818           --     38,818    38,818        --         --         --      --        --
                            --------     --------   --------  --------   -------     ------    ------- -------   -------
   Total current
    liabilities.........     322,903      (30,824)   353,727   322,617       133        915        119  14,087    15,856
                            --------     --------   --------  --------   -------     ------    ------- -------   -------
DEFERRED CREDITS
Deferred income taxes...      14,640           --     14,640       404    13,542        196         --     499        (1)
Accumulated deferred
 investment tax
 credits................          --           --         --        --        --         --         --      --        --
Deferred credits and
 other liabilities......      15,338           --     15,338    15,338        --         --         --      --        --
                            --------     --------   --------  --------   -------     ------    ------- -------   -------
   Total deferred
    credits.............      29,978           --     29,978    15,742    13,542        196         --     499        (1)
                            --------     --------   --------  --------   -------     ------    ------- -------   -------
COMMITMENTS AND
 CONTINGENCIES
                            --------     --------   --------  --------   -------     ------    ------- -------   -------
   Total stockholder's
    equity and
    liabilities.........    $449,067     $(75,041)  $524,108  $407,802   $58,792     $3,166    $22,887 $15,598   $15,863
                            ========     ========   ========  ========   =======     ======    ======= =======   =======

---------
( ) denotes negative amount.

CNG ENERGY SERVICES CORPORATION

CONSOLIDATING INCOME STATEMENT
For the Year Ended December 31, 1996
(Thousands of Dollars)

                                                                                        CNG
                           CNGESC    Eliminations                            CNG    Products and          CNG       CNG
                            and          and       Combined                 Power     Services     CNG    Main      Oil
                        Subsidiaries Adjustments    Total       CNGESC    (Page 62)  (Page 68)   Storage  Pass   Gathering
                        ------------ ------------ ----------  ----------  --------- ------------ ------- ------  ---------
OPERATING REVENUES
Regulated gas sales...   $       --    $    --    $       --  $       --   $    --    $    --    $   --  $   --    $ --
Nonregulated gas
 sales................    1,181,770         --     1,181,770   1,181,770        --         --        --      --      --
                         ----------    -------    ----------  ----------   -------    -------    ------  ------    ----
   Total gas sales....    1,181,770         --     1,181,770   1,181,770        --         --        --      --      --
Gas transportation and
 storage..............          807         --           807         807        --         --        --      --      --
Other.................       76,336         --        76,336      55,954    15,195      1,722     3,465      --      --
                         ----------    -------    ----------  ----------   -------    -------    ------  ------    ----
   Total operating
    revenues..........    1,258,913         --     1,258,913   1,238,531    15,195      1,722     3,465      --      --
                         ----------    -------    ----------  ----------   -------    -------    ------  ------    ----
OPERATING EXPENSES
Purchased gas.........    1,147,978         --     1,147,978   1,147,978        --         --        --      --      --
Transport capacity and
 other purchased
 products.............       75,556         --        75,556      64,921    10,635         --        --      --      --
Operation expense.....       39,423         --        39,423      34,183     2,039      3,162        35       2       2
Maintenance...........            5         --             5          --        --          5        --      --      --
Depreciation and
 amortization.........        1,712         --         1,712       1,288       393         31        --      --      --
Taxes, other than
 income taxes.........          838         --           838         394       290          6       148      --      --
                         ----------    -------    ----------  ----------   -------    -------    ------  ------    ----
   Subtotal...........    1,265,512         --     1,265,512   1,248,764    13,357      3,204       183       2       2
                         ----------    -------    ----------  ----------   -------    -------    ------  ------    ----
   Operating income
    before income
    taxes.............       (6,599)        --        (6,599)    (10,233)    1,838     (1,482)    3,282      (2)     (2)
Income taxes..........       (1,790)        --        (1,790)     (5,118)    2,085       (487)    1,192     539      (1)
                         ----------    -------    ----------  ----------   -------    -------    ------  ------    ----
   Operating income...       (4,809)        --        (4,809)     (5,115)     (247)      (995)    2,090    (541)     (1)
                         ----------    -------    ----------  ----------   -------    -------    ------  ------    ----
OTHER INCOME
 (DEDUCTIONS)
Interest revenues.....          235         --           235         234         1         --        --      --      --
Other -- net..........        5,845         --         5,845          72     3,806         --        --   1,967      --
Equity in earnings of
 subsidiary
 companies --
 consolidated.........           --     (5,027)        5,027       5,027        --         --        --      --      --
Interest revenues from
 affiliated
 companies --
  consolidated........        1,047         --         1,047          --       999         --        48      --      --
                         ----------    -------    ----------  ----------   -------    -------    ------  ------    ----
   Total other income
    (deductions)......        7,127     (5,027)       12,154       5,333     4,806         --        48   1,967      --
                         ----------    -------    ----------  ----------   -------    -------    ------  ------    ----
   Income before
    interest charges..        2,318     (5,027)        7,345         218     4,559       (995)    2,138   1,426      (1)
                         ----------    -------    ----------  ----------   -------    -------    ------  ------    ----
INTEREST CHARGES
Interest on long-term
 debt.................        1,615         --         1,615          --     1,159         --       456      --      --
Other interest
 expense..............        4,335         --         4,335       3,850        60         --        --     424       1
Allowance for funds
 used during
 construction.........           --         --            --          --        --         --        --      --      --
                         ----------    -------    ----------  ----------   -------    -------    ------  ------    ----
   Total interest
    charges...........        5,950         --         5,950       3,850     1,219         --       456     424       1
                         ----------    -------    ----------  ----------   -------    -------    ------  ------    ----
NET INCOME............   $   (3,632)   $(5,027)   $    1,395  $   (3,632)  $ 3,340    $  (995)   $1,682  $1,002    $ (2)
                         ==========    =======    ==========  ==========   =======    =======    ======  ======    ====

---------
( ) denotes negative amount.

CNG ENERGY SERVICES CORPORATION

CONSOLIDATING STATEMENT OF RETAINED EARNINGS
For the Year Ended December 31, 1996
(Thousands of Dollars)

                                                                                    CNG
                            CNGESC    Eliminations                       CNG    Products and          CNG      CNG
                             and          and      Combined             Power     Services     CNG    Main     Oil
                         Subsidiaries Adjustments   Total    CNGESC   (Page 63)  (Page 69)   Storage  Pass  Gathering
                         ------------ ------------ --------  -------  --------- ------------ ------- ------ ---------
RETAINED EARNINGS
Balance at December 31,
 1995..................    $(6,095)     $    --    $(6,095)  $(6,095)  $   --      $  --     $   --  $   --   $ --
Adjustments:
 Transfer of CNG Power
  to CNG Energy
  Services by Parent
  Company..............      6,624           --      6,624        --    6,624         --         --      --     --
 Transfer of CNG
  Storage to CNG Energy
  Services by Parent
  Company..............         76           --         76        --       --         --         76      --     --
Net income for the year
 1996 per accompanying
 income statement......     (3,632)      (5,027)     1,395    (3,632)   3,340       (995)     1,682   1,002     (2)
                           -------      -------    -------   -------   ------      -----     ------  ------   ----
   Total...............     (3,027)      (5,027)     2,000    (9,727)   9,964       (995)     1,758   1,002     (2)
Dividends declared on
 common stock -- cash..         --           --         --        --       --         --         --      --     --
                           -------      -------    -------   -------   ------      -----     ------  ------   ----
Balance at December 31,
 1996..................    $(3,027)     $(5,027)   $ 2,000   $(9,727)  $9,964      $(995)    $1,758  $1,002   $ (2)
                           =======      =======    =======   =======   ======      =====     ======  ======   ====

----------
( ) denotes negative amount.

CNG ENERGY SERVICES CORPORATION

CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 1996
(Thousands of Dollars)

                                                                                    CNG
                           CNGESC    Eliminations                        CNG    Products and           CNG       CNG
                            and          and      Combined              Power     Services     CNG     Main      Oil
                        Subsidiaries Adjustments   Total     CNGESC   (Page 64)  (Page 70)   Storage   Pass   Gathering
                        ------------ ------------ --------  --------  --------- ------------ -------  ------  ---------
CASH FLOWS FROM OPER-
 ATING ACTIVITIES
Net income............    $ (3,632)    $ (5,027)  $  1,395  $ (3,632)  $ 3,340    $  (995)   $1,682   $1,002  $     (2)
Adjustments to
reconcile net income
to net cash provided
by (used in) operating
activities
 Depreciation and am-
  ortization..........       1,712           --      1,712     1,288       393         31        --       --        --
 Deferred income tax-
  es -- net...........       1,715           --      1,715     1,008       140         69        --      499        (1)
 Investment tax cred-
  it..................          --           --         --        --        --         --        --       --        --
 Changes in current
  assets and current
  liabilities.........
 Accounts receiv-
  able -- net.........     (74,652)          --    (74,652)  (74,166)     (486)        --        --       --        --
 Receivables from
  affiliated cos. --
   consolidated.......       1,475       32,273    (30,798)  (30,205)       59       (655)        3       --        --
 Inventories..........         109           --        109        48        61         --        --       --        --
 Unrecovered gas
  costs...............          --           --         --        --        --         --        --       --        --
 Accounts payable.....      63,976           --     63,976    64,821    (1,309)       439        --       25        --
 Payables to affili-
  ated cos. -- consol-
  idated..............      40,245      (32,273)    72,518    47,983        64        299        --    8,316    15,856
 Estimated rate con-
  tingencies and re-
  funds...............          --           --         --        --        --         --        --       --        --
 Amounts payable to
  customers...........          --           --         --        --        --         --        --       --        --
 Taxes accrued........        (322)          --       (322)      589      (367)       165       (14)    (695)       --
 Other -- net.........     (14,460)          --    (14,460)  (14,457)       (3)        --        --       --        --
 Changes in other as-
  sets and other lia-
  bilities............         (16)          --        (16)     (855)    1,369         --        --     (530)       --
 Excess of equity in
  earnings of
  subsidiary companies
  over their cash
  dividends
  paid --
   consolidated.......          --        5,027     (5,027)   (5,027)       --         --        --       --        --
 Other -- net.........          --           --         --        --        --         --        --       --        --
                          --------     --------   --------  --------   -------    -------    ------   ------  --------
  Net cash provided by
   (used in) operating
   activities.........      16,150           --     16,150   (12,605)    3,261       (647)    1,671    8,617    15,853
                          --------     --------   --------  --------   -------    -------    ------   ------  --------
CASH FLOWS FROM IN-
 VESTING ACTIVITIES
Plant construction and
 other property addi-
 tions................      (3,106)          --     (3,106)   (2,949)       --       (157)       --       --        --
Proceeds from
 dispositions of
 prop., plant and
 equip. -- net........          12           --         12        12        --         --        --       --        --
Cost of other invest-
 ments -- net.........     (30,011)          --    (30,011)      479    (6,000)        --        --   (8,627)  (15,863)
Intrasystem money pool
 investments -- net...          --        1,315     (1,315)       --        --         --    (1,315)      --        --
Intrasystem long-term
 financing -- net.....          --        3,070     (3,070)   (3,070)       --         --        --       --        --
Property transfers to
 (from) affiliates....          --           --         --        --     1,919     (1,919)       --       --        --
                          --------     --------   --------  --------   -------    -------    ------   ------  --------
  Net cash provided by
   (used in) investing
   activities.........     (33,105)       4,385    (37,490)   (5,528)   (4,081)    (2,076)   (1,315)  (8,627)  (15,863)
                          --------     --------   --------  --------   -------    -------    ------   ------  --------
CASH FLOWS FROM FI-
 NANCING ACTIVITIES
Issuance of common
 stock................          --           --         --        --        --         --        --       --        --
Issuance of deben-
 tures................          --           --         --        --        --         --        --       --        --
Repayments of long-
 term debt............          --           --         --        --        --         --        --       --        --
Unsecured loan repay-
 ment.................          --           --         --        --        --         --        --       --        --
Commercial paper
 borrowings -- net....          --           --         --        --        --         --        --       --        --
Dividends paid........          --           --         --        --        --         --        --       --        --
Intrasystem long-term
 financing -- net.....      32,610       (3,070)    35,680    33,000      (390)     3,050        --       10        10
Intrasystem money pool
 borrowings (or
 repayments) -- net...     (14,430)      (1,315)   (13,115)  (14,440)    1,325         --        --       --        --
Dividends paid -- sub-
 sidiary cos. -- con-
 solidated............        (371)          --       (371)       --        --         --      (371)      --        --
Other -- net..........          --           --         --        --        --         --        --       --        --
                          --------     --------   --------  --------   -------    -------    ------   ------  --------
  Net cash provided by
   (used in) financing
   activities.........      17,809       (4,385)    22,194    18,560       935      3,050      (371)      10        10
                          --------     --------   --------  --------   -------    -------    ------   ------  --------
  Net increase (de-
   crease) in cash and
   TCIs...............         854           --        854       427       115        327       (15)      --        --
CASH AND TCIS AT JANU-
 ARY 1, 1996..........      11,591           --     11,591    11,063       511         --        17       --        --
                          --------     --------   --------  --------   -------    -------    ------   ------  --------
CASH AND TCIS AT DE-
 CEMBER 31, 1996......    $ 12,445     $     --   $ 12,445  $ 11,490   $   626    $   327    $    2   $   --  $     --
                          ========     ========   ========  ========   =======    =======    ======   ======  ========
SUPPLEMENTAL CASH FLOW
 INFORMATION
Cash paid for
 Interest (net of
  amounts capital-
  ized)...............    $  5,802     $     --   $  5,802  $  3,700   $ 1,221    $    --    $  456   $  424  $      1
 Income taxes (net of
  refunds)............    $ (5,970)    $     --   $ (5,970) $ (9,261)  $ 2,319    $  (649)   $  886   $  735  $     --

-------
( )denotes negative amount.

                    (THIS PAGE WAS INTENTIONALLY LEFT BLANK)

CNG POWER COMPANY

CONSOLIDATING BALANCE SHEET
At December 31, 1996
(Thousands of Dollars)

                           CNG Power   Eliminations                              CNG
                              and          and      Combined    CNG    Granite   Bear
                          Subsidiaries Adjustments   Total     Power    Road   Mountain CNGMCS
                          ------------ ------------ --------  -------  ------- -------- ------
ASSETS
------
PROPERTY, PLANT AND
 EQUIPMENT
Gas utility and other
 plant..................    $ 6,485       $  --     $ 6,485   $ 6,485   $ --     $ --    $ --
Accumulated depreciation
 and amortization.......     (2,329)         --      (2,329)   (2,329)    --       --      --
                            -------       -----     -------   -------   ----     ----    ----
   Net gas utility and
    other plant.........      4,156          --       4,156     4,156     --       --      --
                            -------       -----     -------   -------   ----     ----    ----
Exploration and
 production properties..         --          --          --        --     --       --      --
Accumulated depreciation
 and amortization.......         --          --          --        --     --       --      --
                            -------       -----     -------   -------   ----     ----    ----
   Net exploration and
    production
    properties..........         --          --          --        --     --       --      --
                            -------       -----     -------   -------   ----     ----    ----
   Net property, plant
    and equipment.......      4,156          --       4,156     4,156     --       --      --
                            -------       -----     -------   -------   ----     ----    ----
INVESTMENTS
Stocks of subsidiary
 companies, at equity --
 consolidated...........         --        (360)        360       360     --       --      --
Notes of subsidiary
 companies --
 consolidated...........         --          --          --        --     --       --      --
                            -------       -----     -------   -------   ----     ----    ----
   Total investments....         --        (360)        360       360     --       --      --
                            -------       -----     -------   -------   ----     ----    ----
CURRENT ASSETS
Cash and temporary cash
 investments............        626          --         626       203     --       --     423
Accounts receivable
 Customers..............         --          --          --        --     --       --      --
 Unbilled revenues and
  other.................      1,330          --       1,330     1,330     --       --      --
 Allowance for doubtful
  accounts..............         --          --          --        --     --       --      --
Receivables from
 affiliated companies --
 consolidated...........     17,154        (509)     17,663    17,663     --       --      --
Inventories, at cost
 Gas stored -- current
  portion...............         --          --          --        --     --       --      --
 Materials and supplies
  (average cost
  method)...............        111          --         111       111     --       --      --
Unrecovered gas costs...         --          --          --        --     --       --      --
Deferred income taxes --
  current (net).........         --          --          --        --     --       --      --
Prepayments and other
 current assets.........          5          --           5         5     --       --      --
                            -------       -----     -------   -------   ----     ----    ----
   Total current
    assets..............     19,226        (509)     19,735    19,312     --       --     423
                            -------       -----     -------   -------   ----     ----    ----
REGULATORY AND OTHER
 ASSETS
Unamortized abandoned
 facilities.............         --          --          --        --     --       --      --
Other investments.......     35,410          --      35,410    34,905      1      143     361
Deferred charges and
 other assets...........         --          --          --        --     --       --      --
                            -------       -----     -------   -------   ----     ----    ----
   Total regulatory and
    other assets........     35,410          --      35,410    34,905      1      143     361
                            -------       -----     -------   -------   ----     ----    ----
   Total assets.........    $58,792       $(869)    $59,661   $58,733   $  1     $143    $784
                            =======       =====     =======   =======   ====     ====    ====

----------
( ) denotes negative amount.

CNG POWER COMPANY

CONSOLIDATING BALANCE SHEET
At December 31, 1996
(Thousands of Dollars)

                           CNG Power   Eliminations                              CNG
                              and          and      Combined    CNG    Granite   Bear
                          Subsidiaries Adjustments   Total     Power    Road   Mountain CNGMCS
                          ------------ ------------ --------  -------  ------- -------- ------
STOCKHOLDER'S EQUITY AND
 LIABILITIES
------------------------
CAPITALIZATION
Common stockholder's
 equity
 Common stock...........    $22,460       $(111)    $22,571   $22,460    $ 1     $ 10    $100
 Capital in excess of
  par value.............         --          --          --        --     --       --      --
 Retained earnings, per
  accompanying
  statement.............      9,964        (249)     10,213     9,964     --       (1)    250
 Unearned compensation..         --          --          --        --     --       --      --
                            -------       -----     -------   -------    ---     ----    ----
   Total common
    stockholder's
    equity..............     32,424        (360)     32,784    32,424      1        9     350
                            -------       -----     -------   -------    ---     ----    ----
Long-term debt
 Debentures.............         --          --          --        --     --       --      --
 Convertible
  subordinated
  debentures............         --          --          --        --     --       --      --
 Unsecured loan.........         --          --          --        --     --       --      --
 Notes payable to Parent
  Company...............     12,693          --      12,693    12,693     --       --      --
                            -------       -----     -------   -------    ---     ----    ----
   Total long-term
    debt................     12,693          --      12,693    12,693     --       --      --
                            -------       -----     -------   -------    ---     ----    ----
   Total
    capitalization......     45,117        (360)     45,477    45,117      1        9     350
                            -------       -----     -------   -------    ---     ----    ----
CURRENT LIABILITIES
Current maturities on
 long-term debt.........         --          --          --        --     --       --      --
Commercial paper........         --          --          --        --     --       --      --
Accounts payable........       (834)         --        (834)     (834)    --       --      --
Estimated rate
 contingencies and
 refunds................         --          --          --        --     --       --      --
Payables to affiliated
 companies --
 consolidated...........        799        (509)      1,308       794     --      111     403
Taxes accrued...........        168          --         168       143     --       --      25
Deferred income taxes --
  current (net).........         --          --          --        --     --       --      --
Dividends declared......         --          --          --        --     --       --      --
Other current
 liabilities............         --          --          --        --     --       --      --
                            -------       -----     -------   -------    ---     ----    ----
   Total current
    liabilities.........        133        (509)        642       103     --      111     428
                            -------       -----     -------   -------    ---     ----    ----
DEFERRED CREDITS
Deferred income taxes...     13,542          --      13,542    13,513     --       23       6
Accumulated deferred
 investment tax
 credits................         --          --          --        --     --       --      --
Deferred credits and
 other liabilities......         --          --          --        --     --       --      --
                            -------       -----     -------   -------    ---     ----    ----
   Total deferred
    credits.............     13,542          --      13,542    13,513     --       23       6
                            -------       -----     -------   -------    ---     ----    ----
COMMITMENTS AND
 CONTINGENCIES
                            -------       -----     -------   -------    ---     ----    ----
   Total stockholder's
    equity and
    liabilities.........    $58,792       $(869)    $59,661   $58,733    $ 1     $143    $784
                            =======       =====     =======   =======    ===     ====    ====

--------
( ) denotes negative amount.

CNG POWER COMPANY

CONSOLIDATING INCOME STATEMENT
For the Year Ended December 31, 1996
(Thousands of Dollars)

                           CNG Power   Eliminations                             CNG
                              and          and      Combined    CNG   Granite   Bear
                          Subsidiaries Adjustments   Total     Power   Road   Mountain CNGMCS
                          ------------ ------------ --------  ------- ------- -------- ------
OPERATING REVENUES
Regulated gas sales.....    $    --       $  --     $    --   $    --  $ --     $ --   $  --
Nonregulated gas sales..         --          --          --        --    --       --      --
                            -------       -----     -------   -------  ----     ----   -----
   Total gas sales......         --          --          --        --    --       --      --
Gas transportation and
 storage................         --          --          --        --    --       --      --
Other...................     15,195          --      15,195    15,195    --       --      --
                            -------       -----     -------   -------  ----     ----   -----
   Total operating reve-
    nues................     15,195          --      15,195    15,195    --       --      --
                            -------       -----     -------   -------  ----     ----   -----
OPERATING EXPENSES
Purchased gas...........         --          --          --        --    --       --      --
Transport capacity and
 other purchased
 products...............     10,635          --      10,635    10,635    --       --      --
Operation expense.......      2,039          --       2,039     1,936    --       --     103
Maintenance.............         --          --          --        --    --       --      --
Depreciation and amorti-
 zation.................        393          --         393       393    --       --      --
Taxes, other than income
 taxes..................        290          --         290       287    --        1       2
                            -------       -----     -------   -------  ----     ----   -----
   Subtotal.............     13,357          --      13,357    13,251    --        1     105
                            -------       -----     -------   -------  ----     ----   -----
   Operating income
    before income
    taxes...............      1,838          --       1,838     1,944    --       (1)   (105)
Income taxes............      2,085          --       2,085     1,886    --       23     176
                            -------       -----     -------   -------  ----     ----   -----
   Operating income.....       (247)         --        (247)       58    --      (24)   (281)
                            -------       -----     -------   -------  ----     ----   -----
OTHER INCOME (DEDUC-
 TIONS)
Interest revenues.......          1          --           1         1    --       --      --
Other -- net............      3,806          --       3,806     3,232    --       17     557
Equity in earnings of
 subsidiary company --
 consolidated...........         --        (269)        269       269    --       --      --
Interest revenues from
 affiliated companies --
 consolidated...........        999          --         999       999    --       --      --
                            -------       -----     -------   -------  ----     ----   -----
   Total other income
    (deductions)........      4,806        (269)      5,075     4,501    --       17     557
                            -------       -----     -------   -------  ----     ----   -----
   Income before inter-
    est charges.........      4,559        (269)      4,828     4,559    --       (7)    276
                            -------       -----     -------   -------  ----     ----   -----
INTEREST CHARGES
Interest on long-term
 debt...................      1,159          --       1,159     1,159    --       --      --
Other interest expense..         60          --          60        60    --       --      --
Allowance for funds used
 during construction....         --          --          --        --    --       --      --
                            -------       -----     -------   -------  ----     ----   -----
   Total interest
    charges.............      1,219          --       1,219     1,219    --       --      --
                            -------       -----     -------   -------  ----     ----   -----
NET INCOME..............    $ 3,340       $(269)    $ 3,609   $ 3,340  $ --     $ (7)  $ 276
                            =======       =====     =======   =======  ====     ====   =====

----------
( ) denotes negative amount.

CNG POWER COMPANY

CONSOLIDATING STATEMENT OF RETAINED EARNINGS
For the Year Ended December 31, 1996
(Thousands of Dollars)

                           CNG Power   Eliminations                                        CNG
                              and          and      Combined  CNG       CNG      Granite   Bear
                          Subsidiaries Adjustments   Total   Power  Technologies  Road   Mountain CNGMCS
                          ------------ ------------ -------- ------ ------------ ------- -------- ------
RETAINED EARNINGS
Balance at December 31,
 1995...................     $6,624        $101      $6,523  $6,624     $(81)     $ --     $ 6     $(26)
Adjustments:
 Sale of CNG
  Technologies to CNG
  Products and
  Services..............         --         (81)         81      --        81       --      --       --
Net income for the year
 1996 per accompanying
 income statement.......      3,340        (269)      3,609   3,340        --       --      (7)     276
                             ------       -----     -------  ------     ----      ----     ---     ----
   Total................      9,964        (249)     10,213   9,964        --       --      (1)     250
Dividends declared on
 common stock -- cash...         --          --          --      --        --       --      --       --
                             ------       -----     -------  ------     ----      ----     ---     ----
Balance at December 31,
 1996...................     $9,964       $(249)    $10,213  $9,964     $ --      $ --     $(1)    $250
                             ======       =====     =======  ======     ====      ====     ===     ====

----------
( ) denotes negative amount.

CNG POWER COMPANY

CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 1996
(Thousands of Dollars)

                          CNG Power   Eliminations                              CNG
                             and          and      Combined    CNG    Granite   Bear
                         Subsidiaries Adjustments   Total     Power    Road   Mountain CNGMCS
                         ------------ ------------ --------  -------  ------- -------- ------
CASH FLOWS FROM
 OPERATING ACTIVITIES
Net income.............    $ 3,340       $(269)    $ 3,609   $ 3,340   $ --     $ (7)   $276
Adjustments to
reconcile net income to
net cash provided by
(used in) operating
activities
 Depreciation and
  amortization.........        393          --         393       393     --       --      --
 Deferred income
  taxes -- net.........        140          --         140       111     --       23       6
 Investment tax
  credit...............         --          --          --        --     --       --      --
 Changes in current
  assets and current
  liabilities Accounts
  receivable -- net....       (486)         --        (486)     (486)    --       --      --
 Receivables from
  affiliated cos. --
   consolidated........         59         273        (214)     (214)    --       --      --
 Inventories...........         61          --          61        61     --       --      --
 Unrecovered gas
  costs................         --          --          --        --     --       --      --
 Accounts payable......     (1,309)         --      (1,309)   (1,289)    --       --     (20)
 Payables to
  affiliated cos. --
   consolidated........         64        (273)        337        54     --      121     162
 Estimated rate
  contingencies and
  refunds..............         --          --          --        --     --       --      --
 Amounts payable to
  customers............         --          --          --        --     --       --      --
 Taxes accrued.........       (367)         --        (367)     (423)    --       --      56
 Other -- net..........         (3)         --          (3)       (3)    --       --      --
 Changes in other
  assets and other
  liabilities..........      1,369          --       1,369     1,444     --      (17)    (58)
 Excess of dividends
  received from sub.
  cos. over equity in
  earnings thereof --
   consolidated........         --         269        (269)     (269)    --       --      --
 Other -- net..........         --          --          --        --     --       --      --
                           -------       -----     -------   -------   ----     ----    ----
   Net cash provided by
    (used in) operating
    activities.........      3,261          --       3,261     2,719     --      120     422
                           -------       -----     -------   -------   ----     ----    ----
CASH FLOWS FROM
 INVESTING ACTIVITIES
Plant construction and
 other property
 additions.............         --          --          --        --     --       --      --
Proceeds from
 dispositions of prop.,
 plant
 and equip. -- net.....         --          --          --        --     --       --      --
Cost of other
 investments -- net....     (6,000)         --      (6,000)   (5,880)    --     (120)     --
Intrasystem money pool
 investments -- net....         --          --          --        --     --       --      --
Intrasystem long-term
 financing -- net......         --          --          --        --     --       --      --
Property transfers to
 (from) affiliates.....      1,919          --       1,919     1,919     --       --      --
                           -------       -----     -------   -------   ----     ----    ----
   Net cash provided by
    (used in) investing
    activities.........     (4,081)         --      (4,081)   (3,961)    --     (120)     --
                           -------       -----     -------   -------   ----     ----    ----
CASH FLOWS FROM
 FINANCING ACTIVITIES
Issuance of common
 stock.................         --          --          --        --     --       --      --
Issuance of
 debentures............         --          --          --        --     --       --      --
Repayments of long-term
 debt..................         --          --          --        --     --       --      --
Unsecured loan
 repayment.............         --          --          --        --     --       --      --
Commercial paper
 borrowings -- net.....         --          --          --        --     --       --      --
Dividends paid.........         --          --          --        --     --       --      --
Intrasystem long-term
 financing -- net......       (390)         --        (390)     (390)    --       --      --
Intrasystem money pool
 borrowings
 (or repayments) --
  net..................      1,325          --       1,325     1,325     --       --      --
Dividends paid --
  subsidiary cos. --
  consolidated.........         --          --          --        --     --       --      --
Other -- net...........         --          --          --        --     --       --      --
                           -------       -----     -------   -------   ----     ----    ----
   Net cash provided by
    (used in) financing
    activities.........        935          --         935       935     --       --      --
                           -------       -----     -------   -------   ----     ----    ----
   Net increase
    (decrease) in cash
    and TCIs...........        115          --         115      (307)    --       --     422
CASH AND TCIS AT
 JANUARY 1, 1996.......        511          --         511       510     --       --       1
                           -------       -----     -------   -------   ----     ----    ----
CASH AND TCIS AT
 DECEMBER 31, 1996.....    $   626       $  --     $   626   $   203   $ --     $ --    $423
                           =======       =====     =======   =======   ====     ====    ====
SUPPLEMENTAL CASH FLOW
 INFORMATION
Cash paid for
 Interest (net of
  amounts
  capitalized).........    $   596       $  --     $   596   $   596   $ --     $ --    $ --
 Income taxes (net of
  refunds).............    $ 2,319       $  --     $ 2,319   $ 2,204   $ --     $ (4)   $119

--------
( ) denotes negative amount.

                    (THIS PAGE WAS INTENTIONALLY LEFT BLANK)

CNG PRODUCTS AND SERVICES, INC.

CONSOLIDATING BALANCE SHEET
At December 31, 1996
(Thousands of Dollars)

                              CNG
                          Products and
                            Services   Eliminations              CNG
                              and          and      Combined Products and     CNG
                           Subsidiary  Adjustments   Total     Services   Technologies
                          ------------ ------------ -------- ------------ ------------
ASSETS
------
PROPERTY, PLANT AND
 EQUIPMENT
Gas utility and other
 plant..................     $  157      $    --     $  157     $  157       $   --
Accumulated depreciation
 and amortization.......        (31)          --        (31)       (31)          --
                             ------      -------     ------     ------       ------
    Net gas utility and
     other plant........        126           --        126        126           --
                             ------      -------     ------     ------       ------
Exploration and produc-
 tion properties........         --           --         --         --           --
Accumulated depreciation
 and amortization.......         --           --         --         --           --
                             ------      -------     ------     ------       ------
    Net exploration and
     production
     properties.........         --           --         --         --           --
                             ------      -------     ------     ------       ------
    Net property, plant
     and equipment......        126           --        126        126           --
                             ------      -------     ------     ------       ------
INVESTMENTS
Stock of subsidiary
 company, at equity --
 consolidated...........         --       (1,880)     1,880      1,880           --
Notes of subsidiary com-
 pany -- consolidated...         --           --         --         --           --
                             ------      -------     ------     ------       ------
    Total investments...         --       (1,880)     1,880      1,880           --
                             ------      -------     ------     ------       ------
CURRENT ASSETS
Cash and temporary cash
 investments............        327           --        327        327           --
Accounts receivable
 Customers..............         --           --         --         --           --
 Unbilled revenues and
  other.................         --           --         --         --           --
 Allowance for doubtful
  accounts..............         --           --         --         --           --
Receivables from
 affiliated companies --
 consolidated...........        713           --        713        667           46
Inventories, at cost
 Gas stored -- current
  portion...............         --           --         --         --           --
 Materials and supplies
  (average cost
  method)...............         --           --         --         --           --
Unrecovered gas costs...         --           --         --         --           --
Deferred income taxes --
  current (net).........         --           --         --         --           --
Prepayments and other
 current assets.........         --           --         --         --           --
                             ------      -------     ------     ------       ------
    Total current as-
     sets...............      1,040           --      1,040        994           46
                             ------      -------     ------     ------       ------
REGULATORY AND OTHER AS-
 SETS
Unamortized abandoned
 facilities.............         --           --         --         --           --
Other investments.......      2,000           --      2,000         --        2,000
Deferred charges and
 other assets...........         --           --         --         --           --
                             ------      -------     ------     ------       ------
    Total regulatory and
     other assets.......      2,000           --      2,000         --        2,000
                             ------      -------     ------     ------       ------
    Total assets........     $3,166      $(1,880)    $5,046     $3,000       $2,046
                             ======      =======     ======     ======       ======

--------
( ) denotes negative amount.

CNG PRODUCTS AND SERVICES, INC.

CONSOLIDATING BALANCE SHEET
At December 31, 1996
(Thousands of Dollars)

                              CNG
                          Products and
                            Services   Eliminations               CNG
                              and          and      Combined  Products and     CNG
                           Subsidiary  Adjustments   Total      Services   Technologies
                          ------------ ------------ --------  ------------ ------------
STOCKHOLDER'S EQUITY AND
 LIABILITIES
------------------------
CAPITALIZATION
Common stockholder's eq-
 uity
 Common stock...........     $3,050      $(2,000)   $ 5,050      $3,050       $2,000
 Capital in excess of
  par value.............         --           --         --          --           --
 Retained earnings, per
  accompanying
  statement.............       (995)         120     (1,115)       (995)        (120)
 Unearned compensation..         --           --         --          --           --
                             ------      -------    -------      ------       ------
    Total common stock-
     holder's equity....      2,055       (1,880)     3,935       2,055        1,880
                             ------      -------    -------      ------       ------
Long-term debt
 Debentures.............         --           --         --          --           --
 Convertible subordi-
  nated debentures......         --           --         --          --           --
 Unsecured loan.........         --           --         --          --           --
 Notes payable to Parent
  Company...............         --           --         --          --           --
                             ------      -------    -------      ------       ------
    Total long-term
     debt...............         --           --         --          --           --
                             ------      -------    -------      ------       ------
    Total capitaliza-
     tion...............      2,055       (1,880)     3,935       2,055        1,880
                             ------      -------    -------      ------       ------
CURRENT LIABILITIES
Current maturities on
 long-term debt.........         --           --         --          --           --
Commercial paper........         --           --         --          --           --
Accounts payable........        439           --        439         439           --
Estimated rate contin-
 gencies and refunds....         --           --         --          --           --
Payables to affiliated
 companies -- consoli-
 dated..................        299           --        299         299           --
Taxes accrued...........        177           --        177         210          (33)
Deferred income taxes --
  current (net).........         --           --         --          --           --
Dividends declared......         --           --         --          --           --
Other current liabili-
 ties...................         --           --         --          --           --
                             ------      -------    -------      ------       ------
    Total current lia-
     bilities...........        915           --        915         948          (33)
                             ------      -------    -------      ------       ------
DEFERRED CREDITS
Deferred income taxes...        196           --        196          (3)         199
Accumulated deferred in-
 vestment tax credits...         --           --         --          --           --
Deferred credits and
 other liabilities......         --           --         --          --           --
                             ------      -------    -------      ------       ------
    Total deferred cred-
     its................        196           --        196          (3)         199
                             ------      -------    -------      ------       ------
COMMITMENTS AND CONTIN-
 GENCIES
                             ------      -------    -------      ------       ------
    Total stockholder's
     equity and
     liabilities........     $3,166      $(1,880)   $ 5,046      $3,000       $2,046
                             ======      =======    =======      ======       ======

--------
( ) denotes negative amount.

CNG PRODUCTS AND SERVICES, INC.

CONSOLIDATING INCOME STATEMENT
For the Year Ended December 31, 1996
(Thousands of Dollars)

                              CNG
                          Products and
                            Services   Eliminations               CNG
                              and          and      Combined  Products and     CNG
                           Subsidiary  Adjustments   Total      Services   Technologies
                          ------------ ------------ --------  ------------ ------------
OPERATING REVENUES
Regulated gas sales.....    $    --        $--      $    --     $    --        $ --
Nonregulated gas sales..         --         --           --          --          --
                            -------        ---      -------     -------        ----
    Total gas sales.....         --         --           --          --          --
Gas transportation and
 storage................         --         --           --          --          --
Other...................      1,722         --        1,722       1,722          --
                            -------        ---      -------     -------        ----
    Total operating rev-
     enues..............      1,722         --        1,722       1,722          --
                            -------        ---      -------     -------        ----
OPERATING EXPENSES
Purchased gas...........         --         --           --          --          --
Transport capacity and
 other purchased
 products...............         --         --           --          --          --
Operation expense.......      3,162         --        3,162       3,161           1
Maintenance.............          5         --            5           5          --
Depreciation and amorti-
 zation.................         31         --           31          31          --
Taxes, other than income
 taxes..................          6         --            6          (4)         10
                            -------        ---      -------     -------        ----
    Subtotal............      3,204         --        3,204       3,193          11
                            -------        ---      -------     -------        ----
    Operating income
     before income
     taxes..............     (1,482)        --       (1,482)     (1,471)        (11)
Income taxes............       (487)        --         (487)       (515)         28
                            -------        ---      -------     -------        ----
    Operating income....       (995)        --         (995)       (956)        (39)
                            -------        ---      -------     -------        ----
OTHER INCOME (DEDUC-
 TIONS)
Interest revenues.......         --         --           --          --          --
Other -- net............         --         --           --          --          --
Equity in earnings of
 subsidiary company --
 consolidated...........         --         39          (39)        (39)         --
Interest revenues from
 affiliated companies --
 consolidated...........         --         --           --          --          --
                            -------        ---      -------     -------        ----
    Total other income
     (deductions).......         --         39          (39)        (39)         --
                            -------        ---      -------     -------        ----
    Income before inter-
     est charges........       (995)        39       (1,034)       (995)        (39)
                            -------        ---      -------     -------        ----
INTEREST CHARGES
Interest on long-term
 debt...................         --         --           --          --          --
Other interest expense..         --         --           --          --          --
Allowance for funds used
 during construction....         --         --           --          --          --
                            -------        ---      -------     -------        ----
    Total interest
     charges............         --         --           --          --          --
                            -------        ---      -------     -------        ----
NET INCOME..............    $  (995)       $39      $(1,034)    $  (995)       $(39)
                            =======        ===      =======     =======        ====

--------
( ) denotes negative amount.

CNG PRODUCTS AND SERVICES, INC.

CONSOLIDATING STATEMENT OF RETAINED EARNINGS
For the Year Ended December 31, 1996
(Thousands of Dollars)

                             CNG
                         Products and
                           Services   Eliminations               CNG
                             and          and      Combined  Products and     CNG
                          Subsidiary  Adjustments   Total      Services   Technologies
                         ------------ ------------ --------  ------------ ------------
RETAINED EARNINGS
Balance at December 31,
 1995...................    $  --         $ --     $    --      $  --        $  --
Adjustments:
 Purchase of CNG
  Technologies from
  CNG Power.............       --           81         (81)        --          (81)
Net income for the year
 1996 per accompanying
 income statement.......     (995)          39      (1,034)      (995)         (39)
                            -----         ----     -------      -----        -----
    Total...............     (995)         120      (1,115)      (995)        (120)
Dividends declared on
 common stock -- cash...       --           --          --         --           --
                            -----         ----     -------      -----        -----
Balance at December 31,
 1996...................    $(995)        $120     $(1,115)     $(995)       $(120)
                            =====         ====     =======      =====        =====

--------
( ) denotes negative amount.

CNG PRODUCTS AND SERVICES, INC.

CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 1996
(Thousands of Dollars)

                             CNG
                         Products and
                           Services   Eliminations               CNG
                             and          and      Combined  Products and     CNG
                          Subsidiary  Adjustments   Total      Services   Technologies
                         ------------ ------------ --------  ------------ ------------
CASH FLOWS FROM OPERAT-
 ING ACTIVITIES
Net income.............    $  (995)       $ 39     $(1,034)    $  (995)       $(39)
Adjustments to
reconcile net income to
net cash
provided by (used in)
operating activities
 Depreciation and amor-
  tization.............         31          --          31          31          --
 Deferred income tax-
  es -- net............         69          --          69          (3)         72
 Investment tax cred-
  it...................         --          --          --          --          --
 Changes in current as-
  sets and current lia-
  bilities
 Accounts receiv-
  able  --  net........         --          --          --          --          --
 Receivables from af-
  filiated cos. --
   consolidated........       (655)         --        (655)       (667)         12
 Inventories...........         --          --          --          --          --
 Unrecovered gas
  costs................         --          --          --          --          --
 Accounts payable......        439          --         439         439          --
 Payables to affili-
  ated cos. -- consol-
  idated...............        299          --         299         299          --
 Estimated rate con-
  tingencies and re-
  funds................         --          --          --          --          --
 Amounts payable to
  customers............         --          --          --          --          --
 Taxes accrued.........        165          --         165         210         (45)
 Other -- net..........         --          --          --          --          --
 Changes in other as-
  sets and other lia-
  bilities.............         --          --          --          --          --
 Excess of equity in
  earnings of
  subsidiary companies
  over their cash
  dividends paid --
   consolidated........         --         (39)         39          39          --
 Other -- net..........         --          --          --          --          --
                           -------        ----     -------     -------        ----
   Net cash provided by
    (used in) operating
    activities.........       (647)         --        (647)       (647)         --
                           -------        ----     -------     -------        ----
CASH FLOWS FROM INVEST-
 ING ACTIVITIES
Plant construction and
 other property addi-
 tions.................       (157)         --        (157)       (157)         --
Proceeds from disposi-
 tions of prop., plant
 and equip. -- net.....         --          --          --          --          --
Cost of other invest-
 ments -- net..........         --          --          --          --          --
Intrasystem money pool
 investments -- net....         --          --          --          --          --
Intrasystem long-term
 financing -- net......         --          --          --          --          --
Property transfers to
 (from) affiliates.....     (1,919)         --      (1,919)     (1,919)         --
                           -------        ----     -------     -------        ----
   Net cash provided by
    (used in) investing
    activities.........     (2,076)         --      (2,076)     (2,076)         --
                           -------        ----     -------     -------        ----
CASH FLOWS FROM FINANC-
 ING ACTIVITIES
Issuance of common
 stock.................         --          --          --          --          --
Issuance of deben-
 tures.................         --          --          --          --          --
Repayments of long-term
 debt..................         --          --          --          --          --
Unsecured loan repay-
 ment..................         --          --          --          --          --
Commercial paper
 borrowings -- net.....         --          --          --          --          --
Dividends paid.........         --          --          --          --          --
Intrasystem long-term
 financing -- net......      3,050          --       3,050       3,050          --
Intrasystem money pool
 borrowings (or repay-
 ments) -- net.........         --          --          --          --          --
Dividends paid -- sub-
 sidiary cos. -- con-
 solidated.............         --          --          --          --          --
Other -- net...........         --          --          --          --          --
                           -------        ----     -------     -------        ----
   Net cash provided by
    (used in) financing
    activities.........      3,050          --       3,050       3,050          --
                           -------        ----     -------     -------        ----
   Net increase (de-
    crease) in cash and
    TCIs...............        327          --         327         327          --
CASH AND TCIS AT JANU-
 ARY 1, 1996...........         --          --          --          --          --
                           -------        ----     -------     -------        ----
CASH AND TCIS AT DECEM-
 BER 31, 1996..........    $   327        $ --     $   327     $   327        $ --
                           =======        ====     =======     =======        ====
SUPPLEMENTAL CASH FLOW
 INFORMATION
Cash paid for
 Interest (net of
  amounts capital-
  ized)................    $    --        $ --     $    --     $    --        $ --
 Income taxes (net of
  refunds).............    $  (649)       $ --     $  (649)    $  (639)       $(10)

--------
( ) denotes negative amount.

                    (THIS PAGE WAS INTENTIONALLY LEFT BLANK)

CNG POWER SERVICES CORPORATION

CONSOLIDATING BALANCE SHEET
At December 31, 1996
(Thousands of Dollars)

                                CNGPSC   Eliminations
                                 and         and      Combined           CNG
                              Subsidiary Adjustments   Total   CNGPSC  Lakewood
                              ---------- ------------ -------- ------- --------
ASSETS
------
PROPERTY, PLANT AND EQUIP-
 MENT
Gas utility and other
 plant......................   $ 2,340      $  --     $ 2,340  $ 2,340   $ --
Accumulated depreciation and
 amortization...............        --         --          --       --     --
                               -------      -----     -------  -------   ----
    Net gas utility and
     other plant............     2,340         --       2,340    2,340     --
                               -------      -----     -------  -------   ----
Exploration and production
 properties.................        --         --          --       --     --
Accumulated depreciation and
 amortization...............        --         --          --       --     --
                               -------      -----     -------  -------   ----
    Net exploration and pro-
     duction properties.....        --         --          --       --     --
                               -------      -----     -------  -------   ----
    Net property, plant and
     equipment..............     2,340         --       2,340    2,340     --
                               -------      -----     -------  -------   ----
INVESTMENTS
Stock of subsidiary company,
 at equity --consolidated...        --       (581)        581      581     --
Notes of subsidiary compa-
 ny -- consolidated.........        --         --          --       --     --
                               -------      -----     -------  -------   ----
    Total investments.......        --       (581)        581      581     --
                               -------      -----     -------  -------   ----
CURRENT ASSETS
Cash and temporary cash in-
 vestments..................     8,682         --       8,682    8,381    301
Accounts receivable
 Customers..................       811         --         811      811     --
 Unbilled revenues and oth-
  er........................    14,318         --      14,318   14,297     21
 Allowance for doubtful ac-
  counts....................        --         --          --       --     --
Receivables from affiliated
 companies -- consolidated..        --         (8)          8        8     --
Inventories, at cost
 Gas stored -- current por-
  tion......................        --         --          --       --     --
 Materials and supplies (av-
  erage cost method)........        14         --          14       14     --
Unrecovered gas costs.......        --         --          --       --     --
Deferred income taxes --
  current (net).............        --         --          --       --     --
Prepayments and other cur-
 rent assets................     1,149         --       1,149    1,149     --
                               -------      -----     -------  -------   ----
    Total current assets....    24,974         (8)     24,982   24,660    322
                               -------      -----     -------  -------   ----
REGULATORY AND OTHER ASSETS
Unamortized abandoned facil-
 ities......................        --         --          --       --     --
Other investments...........       401         --         401       --    401
Deferred charges and other
 assets.....................        --         --          --       --     --
                               -------      -----     -------  -------   ----
    Total regulatory and
     other assets...........       401         --         401       --    401
                               -------      -----     -------  -------   ----
    Total assets............   $27,715      $(589)    $28,304  $27,581   $723
                               =======      =====     =======  =======   ====

--------
( ) denotes negative amount.

CNG POWER SERVICES CORPORATION

CONSOLIDATING BALANCE SHEET
At December 31, 1996
(Thousands of Dollars)

                              CNGPSC   Eliminations
                               and         and      Combined             CNG
                            Subsidiary Adjustments   Total    CNGPSC   Lakewood
                            ---------- ------------ --------  -------  --------
STOCKHOLDER'S EQUITY AND
 LIABILITIES
------------------------
CAPITALIZATION
Common stockholder's eq-
 uity
  Common stock............   $15,520      $(520)    $16,040   $15,520    $520
  Capital in excess of par
   value..................        --         --          --        --      --
  Retained earnings, per
   accompanying state-
   ment...................    (3,198)       (61)     (3,137)   (2,770)   (367)
  Unearned compensation...        --         --          --        --      --
                             -------      -----     -------   -------    ----
    Total common stock-
     holder's equity......    12,322       (581)     12,903    12,750     153
                             -------      -----     -------   -------    ----
Long-term debt
  Debentures..............        --         --          --        --      --
  Convertible subordinated
   debentures.............        --         --          --        --      --
  Unsecured loan..........        --         --          --        --      --
  Notes payable to Parent
   Company................        --         --          --        --      --
                             -------      -----     -------   -------    ----
    Total long-term debt..        --         --          --        --      --
                             -------      -----     -------   -------    ----
    Total capitalization..    12,322       (581)     12,903    12,750     153
                             -------      -----     -------   -------    ----
CURRENT LIABILITIES
Current maturities on
 long-term debt...........        --         --          --        --      --
Commercial paper..........        --         --          --        --      --
Accounts payable..........    12,739         --      12,739    12,739      --
Estimated rate contingen-
 cies and refunds.........        --         --          --        --      --
Payables to affiliated
 companies -- consoli-
 dated....................     1,481         (8)      1,489       971     518
Taxes accrued.............      (542)        --        (542)     (468)    (74)
Deferred income taxes --
  current (net)...........        --         --          --        --      --
Dividends declared........        --         --          --        --      --
Other current liabili-
 ties.....................     1,527         --       1,527     1,527      --
                             -------      -----     -------   -------    ----
    Total current liabili-
     ties.................    15,205         (8)     15,213    14,769     444
                             -------      -----     -------   -------    ----
DEFERRED CREDITS
Deferred income taxes.....       188         --         188        62     126
Accumulated deferred in-
 vestment tax credits.....        --         --          --        --      --
Deferred credits and other
 liabilities..............        --         --          --        --      --
                             -------      -----     -------   -------    ----
    Total deferred cred-
     its..................       188         --         188        62     126
                             -------      -----     -------   -------    ----
COMMITMENTS AND CONTINGEN-
 CIES
                             -------      -----     -------   -------    ----
    Total stockholder's
     equity and liabili-
     ties.................   $27,715      $(589)    $28,304   $27,581    $723
                             =======      =====     =======   =======    ====

--------
( ) denotes negative amount.

CNG POWER SERVICES CORPORATION

CONSOLIDATING INCOME STATEMENT
For the Year Ended December 31, 1996
(Thousands of Dollars)

                             CNGPSC   Eliminations
                              and         and      Combined              CNG
                           Subsidiary Adjustments   Total     CNGPSC   Lakewood
                           ---------- ------------ --------  --------  --------
OPERATING REVENUES
Regulated gas sales......   $     --      $ --     $     --  $     --    $ --
Nonregulated gas sales...         --        --           --        --      --
                            --------      ----     --------  --------    ----
    Total gas sales......         --        --           --        --      --
Gas transportation and
 storage.................         --        --           --        --      --
Other....................    109,446        --      109,446   109,446      --
                            --------      ----     --------  --------    ----
    Total operating reve-
     nues................    109,446        --      109,446   109,446      --
                            --------      ----     --------  --------    ----
OPERATING EXPENSES
Purchased gas............         --        --           --        --      --
Transport capacity and
 other purchased prod-
 ucts....................    111,337        --      111,337   111,337      --
Operation expense........      2,059        --        2,059     2,058       1
Maintenance..............         --        --           --        --      --
Depreciation and amorti-
 zation..................         --        --           --        --      --
Taxes, other than income
 taxes...................          2        --            2         1       1
                            --------      ----     --------  --------    ----
    Subtotal.............    113,398        --      113,398   113,396       2
                            --------      ----     --------  --------    ----
    Operating income be-
     fore income taxes...     (3,952)       --       (3,952)   (3,950)     (2)
Income taxes.............     (1,346)       --       (1,346)   (1,367)     21
                            --------      ----     --------  --------    ----
    Operating income.....     (2,606)       --       (2,606)   (2,583)    (23)
                            --------      ----     --------  --------    ----
OTHER INCOME (DEDUCTIONS)
Interest revenues........         23        --           23        23      --
Other -- net.............         50        --           50        --      50
Equity in earnings of
 subsidiary company --
 consolidated............         --       (27)          27        27      --
Interest revenues from
 affiliated companies --
 consolidated............         --        --           --        --      --
                            --------      ----     --------  --------    ----
    Total other income
     (deductions)........         73       (27)         100        50      50
                            --------      ----     --------  --------    ----
    Income before inter-
     est charges.........     (2,533)      (27)      (2,506)   (2,533)     27
                            --------      ----     --------  --------    ----
INTEREST CHARGES
Interest on long-term
 debt....................         --        --           --        --      --
Other interest expense...         --        --           --        --      --
Allowance for funds used
 during construction.....         --        --           --        --      --
                            --------      ----     --------  --------    ----
    Total interest
     charges.............         --        --           --        --      --
                            --------      ----     --------  --------    ----
NET INCOME...............   $ (2,533)     $(27)    $ (2,506) $ (2,533)   $ 27
                            ========      ====     ========  ========    ====

--------
( ) denotes negative amount.

CNG POWER SERVICES CORPORATION

CONSOLIDATING STATEMENT OF RETAINED EARNINGS
For the Year Ended December 31, 1996
(Thousands of Dollars)

                              CNGPSC   Eliminations
                               and         and      Combined             CNG
                            Subsidiary Adjustments   Total    CNGPSC   Lakewood
                            ---------- ------------ --------  -------  --------
RETAINED EARNINGS
Balance at December 31,
 1995.....................   $  (665)      $(34)    $  (631)  $  (237)  $(394)
Net income for the year
 1996 per accompanying in-
 come statement...........    (2,533)       (27)     (2,506)   (2,533)     27
                             -------       ----     -------   -------   -----
    Total.................    (3,198)       (61)     (3,137)   (2,770)   (367)
Dividends declared on com-
 mon stock -- cash........        --         --          --        --      --
                             -------       ----     -------   -------   -----
Balance at December 31,
 1996.....................   $(3,198)      $(61)    $(3,137)  $(2,770)  $(367)
                             =======       ====     =======   =======   =====

--------
( ) denotes negative amount.

CNG POWER SERVICES CORPORATION

CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 1996
(Thousands of Dollars)

                              CNGPSC   Eliminations
                               and         and      Combined              CNG
                            Subsidiary Adjustments   Total     CNGPSC   Lakewood
                            ---------- ------------ --------  --------  --------
CASH FLOWS FROM OPERATING
 ACTIVITIES
Net income................   $ (2,533)     $(27)    $ (2,506) $ (2,533)   $ 27
Adjustments to reconcile
net income to net cash
provided by (used in)
operating activities
 Depreciation and
  amortization............         --        --           --        --      --
 Deferred income taxes --
   net....................         94        --           94        58      36
 Investment tax credit....         --        --           --        --      --
 Changes in current assets
  and current liabilities
 Accounts receivable --
   net....................    (10,963)       --      (10,963)  (10,973)     10
 Receivables from
  affiliated cos. --
   consolidated...........         --        (2)           2         2      --
 Inventories..............         --        --           --        --      --
 Unrecovered gas costs....         --        --           --        --      --
 Accounts payable.........      8,960        --        8,960     8,960      --
 Payables to affiliated
  cos. -- consolidated....       (500)        2         (502)     (494)     (8)
 Estimated rate
  contingencies and
  refunds.................         --        --           --        --      --
 Amounts payable to
  customers...............         --        --           --        --      --
 Taxes accrued............       (474)       --         (474)     (525)     51
 Other -- net.............        378        --          378       378      --
 Changes in other assets
  and other liabilities...        100        --          100        --     100
 Excess of equity in
  earnings of subsidiary
  companies over their
  cash dividends paid --
   consolidated...........         --        27          (27)      (27)     --
 Other -- net.............         --        --           --        --      --
                             --------      ----     --------  --------    ----
  Net cash provided by
   (used in) operating
   activities.............     (4,938)       --       (4,938)   (5,154)    216
                             --------      ----     --------  --------    ----
CASH FLOWS FROM INVESTING
 ACTIVITIES
Plant construction and
 other property
 additions................     (2,293)       --       (2,293)   (2,293)     --
Proceeds from dispositions
 of prop., plant and
 equip. -- net............         --        --           --        --      --
Cost of other
 investments -- net.......         --        --           --        --      --
Intrasystem money pool
 investments -- net.......         --        --           --        --      --
Intrasystem long-term
 financing -- net.........         --        --           --        --      --
Property transfers to
 (from) affiliates........         --        --           --        --      --
                             --------      ----     --------  --------    ----
  Net cash provided by
   (used in) investing
   activities.............     (2,293)       --       (2,293)   (2,293)     --
                             --------      ----     --------  --------    ----
CASH FLOWS FROM FINANCING
 ACTIVITIES
Issuance of common stock..         --        --           --        --      --
Issuance of debentures....         --        --           --        --      --
Repayments of long-term
 debt.....................         --        --           --        --      --
Unsecured loan repayment..         --        --           --        --      --
Commercial paper
 borrowings -- net........         --        --           --        --      --
Dividends paid............         --        --           --        --      --
Intrasystem long-term
 financing -- net.........     15,000        --       15,000    15,000      --
Intrasystem money pool
 borrowings (or
 repayments) -- net.......         --        --           --        --      --
Dividends paid --
  subsidiary cos. --
  consolidated............         --        --           --        --      --
Other -- net..............         --        --           --        --      --
                             --------      ----     --------  --------    ----
  Net cash provided by
   (used in) financing
   activities.............     15,000        --       15,000    15,000      --
                             --------      ----     --------  --------    ----
  Net increase (decrease)
   in cash and TCIs.......      7,769        --        7,769     7,553     216
CASH AND TCIS AT JANUARY
 1, 1996..................        913        --          913       828      85
                             --------      ----     --------  --------    ----
CASH AND TCIS AT DECEMBER
 31, 1996.................   $  8,682      $ --     $  8,682  $  8,381    $301
                             ========      ====     ========  ========    ====
SUPPLEMENTAL CASH FLOW
 INFORMATION
Cash paid for
 Interest (net of amounts
  capitalized)............   $     --      $ --     $     --  $     --    $ --
 Income taxes (net of
  refunds)................   $   (884)     $ --     $   (884) $   (818)   $(66)

--------
( ) denotes negative amount.

                    (THIS PAGE WAS INTENTIONALLY LEFT BLANK)

CNG INTERNATIONAL CORPORATION

CONSOLIDATING BALANCE SHEET
At December 31, 1996
(Thousands of Dollars)

                                                                            CNG
                         CNGI     Eliminations                     CNG   Cayman One Eliminations            CNG     CNGI
                         and          and      Combined           Cayman    and         and      Combined Cayman  Australia
                     Subsidiaries Adjustments   Total     CNGI     Two   Subsidiary Adjustments   Total     One   Pty Ltd.
                     ------------ ------------ --------  -------  ------ ---------- ------------ -------- ------- ---------
ASSETS
------
PROPERTY, PLANT AND
 EQUIPMENT
Gas utility and
 other plant.......    $   241      $     --   $   241   $   241   $ --   $    --     $     --   $    --  $    --  $    --
Accumulated
 depreciation and
 amortization......        (17)           --       (17)      (17)    --        --           --        --       --       --
                       -------      --------   -------   -------   ----   -------     --------   -------  -------  -------
   Net gas utility
    and other
    plant..........        224            --       224       224     --        --           --        --       --       --
                       -------      --------   -------   -------   ----   -------     --------   -------  -------  -------
Exploration and
 production
 properties........         --            --        --        --     --        --           --        --       --       --
Accumulated
 depreciation and
 amortization......         --            --        --        --     --        --           --        --       --       --
                       -------      --------   -------   -------   ----   -------     --------   -------  -------  -------
   Net exploration
    and production
    properties.....         --            --        --        --     --        --           --        --       --       --
                       -------      --------   -------   -------   ----   -------     --------   -------  -------  -------
   Net property,
    plant and
    equipment......        224            --       224       224     --        --           --        --       --       --
                       -------      --------   -------   -------   ----   -------     --------   -------  -------  -------
INVESTMENTS
Stocks of
 subsidiary
 companies, at
 equity --
  consolidated.....         --       (38,731)   38,731    38,731     --        --      (38,344)   38,344   38,344       --
Notes of subsidiary
 companies --
 consolidated......         --            --        --        --     --        --           --        --       --       --
                       -------      --------   -------   -------   ----   -------     --------   -------  -------  -------
   Total invest-
    ments..........         --       (38,731)   38,731    38,731     --        --      (38,344)   38,344   38,344       --
                       -------      --------   -------   -------   ----   -------     --------   -------  -------  -------
CURRENT ASSETS
Cash and temporary
 cash investments..        221            --       221       221     --        --           --        --       --       --
Accounts receivable
 Customers.........         --            --        --        --     --        --           --        --       --       --
 Unbilled revenues
  and other........      1,151            --     1,151     1,151     --        --           --        --       --       --
 Allowance for
  doubtful ac-
  counts...........         --            --        --        --     --        --           --        --       --       --
Receivables from
 affiliated compa-
 nies-- consoli-
 dated.............         --            --        --        --     --        --           --        --       --       --
Inventories, at
 cost
 Gas stored -- cur-
  rent portion.....         --            --        --        --     --        --           --        --       --       --
 Materials and sup-
  plies (average
  cost method).....         --            --        --        --     --        --           --        --       --       --
Unrecovered gas
 costs.............         --            --        --        --     --        --           --        --       --       --
Deferred income
 taxes --
 current (net).....         --            --        --        --     --        --           --        --       --       --
Prepayments and
 other current
 assets............         --            --        --        --     --        --           --        --       --       --
                       -------      --------   -------   -------   ----   -------     --------   -------  -------  -------
   Total current
    assets.........      1,372            --     1,372     1,372     --        --           --        --       --       --
                       -------      --------   -------   -------   ----   -------     --------   -------  -------  -------
REGULATORY AND
 OTHER ASSETS
Unamortized aban-
 doned facilities..         --            --        --        --     --        --           --        --       --       --
Other investments..     42,172          (387)   42,559     3,441    387    38,731           --    38,731       --   38,731
Deferred charges
 and other assets..          3            --         3         3     --        --           --        --       --       --
                       -------      --------   -------   -------   ----   -------     --------   -------  -------  -------
   Total regulatory
    and other
    assets.........     42,175          (387)   42,562     3,444    387    38,731           --    38,731       --   38,731
                       -------      --------   -------   -------   ----   -------     --------   -------  -------  -------
   Total assets....    $43,771      $(39,118)  $82,889   $43,771   $387   $38,731     $(38,344)  $77,075  $38,344  $38,731
                       =======      ========   =======   =======   ====   =======     ========   =======  =======  =======

-------
( ) denotes negative amount.

CNG INTERNATIONAL CORPORATION

CONSOLIDATING BALANCE SHEET
At December 31, 1996
(Thousands of Dollars)

                                                                            CNG
                         CNGI     Eliminations                     CNG   Cayman One Eliminations            CNG     CNGI
                         and          and      Combined           Cayman    and         and      Combined Cayman  Australia
                     Subsidiaries Adjustments   Total     CNGI     Two   Subsidiary Adjustments   Total     One   Pty Ltd.
                     ------------ ------------ --------  -------  ------ ---------- ------------ -------- ------- ---------
STOCKHOLDER'S
 EQUITY AND
 LIABILITIES
-------------
CAPITALIZATION
Common
 stockholder's
 equity
 Common stock......    $44,940      $     --   $44,940   $44,940   $ --   $    --     $     --   $    --  $    --  $    --
 Capital in excess
  of par value.....         --       (38,731)   38,731        --    387    38,344      (38,731)   77,075   38,344   38,731
 Retained earnings,
  per accompanying
  statement........     (2,631)           --    (2,631)   (2,631)    --        --           --        --       --       --
 Unearned
  compensation.....         --            --        --        --     --        --           --        --       --       --
                       -------      --------   -------   -------   ----   -------     --------   -------  -------  -------
   Total common
    stockholder's
    equity.........     42,309       (38,731)   81,040    42,309    387    38,344      (38,731)   77,075   38,344   38,731
                       -------      --------   -------   -------   ----   -------     --------   -------  -------  -------
Long-term debt
 Debentures........         --            --        --        --     --        --           --        --       --       --
 Convertible
  subordinated
  debentures.......         --            --        --        --     --        --           --        --       --       --
 Unsecured loan....         --            --        --        --     --        --           --        --       --       --
 Notes payable to
  Parent Company...         --            --        --        --     --        --           --        --       --       --
                       -------      --------   -------   -------   ----   -------     --------   -------  -------  -------
   Total long-term
    debt...........         --            --        --        --     --        --           --        --       --       --
                       -------      --------   -------   -------   ----   -------     --------   -------  -------  -------
   Total
    capitalization..    42,309       (38,731)   81,040    42,309    387    38,344      (38,731)   77,075   38,344   38,731
                       -------      --------   -------   -------   ----   -------     --------   -------  -------  -------
MINORITY INTEREST..         --          (387)      387        --     --       387          387        --       --       --
                       -------      --------   -------   -------   ----   -------     --------   -------  -------  -------
CURRENT LIABILITIES
Current maturities
 on long-term
 debt..............         --            --        --        --     --        --           --        --       --       --
Commercial paper...         --            --        --        --     --        --           --        --       --       --
Accounts payable...        778            --       778       778     --        --           --        --       --       --
Estimated rate
 contingencies and
 refunds...........         --            --        --        --     --        --           --        --       --       --
Payables to
 affiliated
 companies --
 consolidated......        918            --       918       918     --        --           --        --       --       --
Taxes accrued......       (240)           --      (240)     (240)    --        --           --        --       --       --
Deferred income
 taxes --
 current (net).....         --            --        --        --     --        --           --        --       --       --
Dividends
 declared..........         --            --        --        --     --        --           --        --       --       --
Other current
 liabilities.......         (1)           --        (1)       (1)    --        --           --        --       --       --
                       -------      --------   -------   -------   ----   -------     --------   -------  -------  -------
   Total current
    liabilities....      1,455            --     1,455     1,455     --        --           --        --       --       --
                       -------      --------   -------   -------   ----   -------     --------   -------  -------  -------
DEFERRED CREDITS
Deferred income
 taxes.............          7            --         7         7     --        --           --        --       --       --
Accumulated
 deferred
 investment tax
 credits...........         --            --        --        --     --        --           --        --       --       --
Deferred credits
 and other
 liabilities.......         --            --        --        --     --        --           --        --       --       --
                       -------      --------   -------   -------   ----   -------     --------   -------  -------  -------
   Total deferred
    credits........          7            --         7         7     --        --           --        --       --       --
                       -------      --------   -------   -------   ----   -------     --------   -------  -------  -------
COMMITMENTS AND
 CONTINGENCIES
                       -------      --------   -------   -------   ----   -------     --------   -------  -------  -------
   Total
    stockholder's
    equity and
    liabilities....    $43,771      $(39,118)  $82,889   $43,771   $387   $38,731     $(38,344)  $77,075  $38,344  $38,731
                       =======      ========   =======   =======   ====   =======     ========   =======  =======  =======

-------
( ) denotes negative amount.

CNG INTERNATIONAL CORPORATION

CONSOLIDATING INCOME STATEMENT
For the Year Ended December 31, 1996
(Thousands of Dollars)

                                                                            CNG
                         CNGI     Eliminations                     CNG   Cayman One Eliminations           CNG     CNGI
                         and          and      Combined           Cayman    and         and      Combined Cayman Australia
                     Subsidiaries Adjustments   Total     CNGI     Two   Subsidiary Adjustments   Total    One   Pty Ltd.
                     ------------ ------------ --------  -------  ------ ---------- ------------ -------- ------ ---------
OPERATING REVENUES
Regulated gas
 sales.............    $    --       $  --     $    --   $    --  $  --    $  --       $  --      $  --   $  --    $  --
Nonregulated gas
 sales.............         --          --          --        --     --       --          --         --      --       --
                       -------       -----     -------   -------  -----    -----       -----      -----   -----    -----
   Total gas
    sales..........         --          --          --        --     --       --          --         --      --       --
Gas transportation
 and storage.......         --          --          --        --     --       --          --         --      --       --
Other..............         98          --          98        98     --       --          --         --      --       --
                       -------       -----     -------   -------  -----    -----       -----      -----   -----    -----
   Total operating
    revenues.......         98          --          98        98     --       --          --         --      --       --
                       -------       -----     -------   -------  -----    -----       -----      -----   -----    -----
OPERATING EXPENSES
Purchased gas......         --          --          --        --     --       --          --         --      --       --
Transport capacity
 and other
 purchased
 products..........         --          --          --        --     --       --          --         --      --       --
Operation expense..      3,908          --       3,908     3,908     --       --          --         --      --       --
Maintenance........          6          --           6         6     --       --          --         --      --       --
Depreciation and
 amortization......         17          --          17        17     --       --          --         --      --       --
Taxes, other than
 income taxes......         --          --          --        --     --       --          --         --      --       --
                       -------       -----     -------   -------  -----    -----       -----      -----   -----    -----
   Subtotal........      3,931          --       3,931     3,931     --       --          --         --      --       --
                       -------       -----     -------   -------  -----    -----       -----      -----   -----    -----
   Operating income
    before income
    taxes..........     (3,833)         --      (3,833)   (3,833)    --       --          --         --      --       --
Income taxes.......     (1,418)         --      (1,418)   (1,418)    --       --          --         --      --       --
                       -------       -----     -------   -------  -----    -----       -----      -----   -----    -----
   Operating
    income.........     (2,415)         --      (2,415)   (2,415)    --       --          --         --      --       --
                       -------       -----     -------   -------  -----    -----       -----      -----   -----    -----
OTHER INCOME
 (DEDUCTIONS)
Interest revenues..         --          --          --        --     --       --          --         --      --       --
Other -- net.......          1          --           1         1     --       --          --         --      --       --
Equity in earnings
 of subsidiary
 companies --
  consolidated.....         --          --          --        --     --       --          --         --      --       --
Interest revenues
 from affiliated
 companies --
  consolidated.....         --          --          --        --     --       --          --         --      --       --
                       -------       -----     -------   -------  -----    -----       -----      -----   -----    -----
   Total other
    income
    (deductions)...          1          --           1         1     --       --          --         --      --       --
                       -------       -----     -------   -------  -----    -----       -----      -----   -----    -----
   Income before
    interest
    charges........     (2,414)         --      (2,414)   (2,414)    --       --          --         --      --       --
                       -------       -----     -------   -------  -----    -----       -----      -----   -----    -----
INTEREST CHARGES
Interest on long-
 term debt.........         --          --          --        --     --       --          --         --      --       --
Other interest
 expense...........        217          --         217       217     --       --          --         --      --       --
Allowance for funds
 used during
 construction......         --          --          --        --     --       --          --         --      --       --
                       -------       -----     -------   -------  -----    -----       -----      -----   -----    -----
   Total interest
    charges........        217          --         217       217     --       --          --         --      --       --
                       -------       -----     -------   -------  -----    -----       -----      -----   -----    -----
NET INCOME.........    $(2,631)      $  --     $(2,631)  $(2,631) $  --    $  --       $  --      $  --   $  --    $  --
                       =======       =====     =======   =======  =====    =====       =====      =====   =====    =====

-------
( ) denotes negative amount.

CNG INTERNATIONAL CORPORATION

CONSOLIDATING STATEMENT OF RETAINED EARNINGS
For the Year Ended December 31, 1996
(Thousands of Dollars)

                                                                            CNG
                         CNGI     Eliminations                     CNG   Cayman One Eliminations           CNG     CNGI
                         and          and      Combined           Cayman    and         and      Combined Cayman Australia
                     Subsidiaries Adjustments   Total     CNGI     Two   Subsidiary Adjustments   Total    One   Pty Ltd.
                     ------------ ------------ --------  -------  ------ ---------- ------------ -------- ------ ---------
RETAINED EARNINGS
Balance at December
 31, 1995..........    $    --        $ --     $    --   $    --   $ --     $ --        $ --       $ --    $ --    $ --
Net income for the
 year
 1996 per
 accompanying
 income statement..     (2,631)         --      (2,631)   (2,631)    --       --          --         --      --      --
                       -------        ----     -------   -------   ----     ----        ----       ----    ----    ----
   Total...........     (2,631)         --      (2,631)   (2,631)    --       --          --         --      --      --
Dividends declared
 on common stock --
  cash.............         --          --          --        --     --       --          --         --      --      --
                       -------        ----     -------   -------   ----     ----        ----       ----    ----    ----
Balance at December
 31, 1996..........    $(2,631)       $ --     $(2,631)  $(2,631)  $ --     $ --        $ --       $ --    $ --    $ --
                       =======        ====     =======   =======   ====     ====        ====       ====    ====    ====

-------
( ) denotes negative amount.

CNG INTERNATIONAL CORPORATION

CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 1996
(Thousands of Dollars)

                                                                             CNG
                        CNGI     Eliminations                      CNG    Cayman One Eliminations             CNG       CNGI
                        and          and      Combined            Cayman     and         and      Combined   Cayman   Australia
                    Subsidiaries Adjustments   Total      CNGI     Two    Subsidiary Adjustments   Total      One     Pty Ltd.
                    ------------ ------------ --------  --------  ------  ---------- ------------ --------  --------  ---------
CASH FLOWS FROM
 OPERATING
 ACTIVITIES
Net income........    $ (2,631)    $     --   $ (2,631) $ (2,631) $  --    $     --    $     --   $     --  $     --  $     --
Adjustments to
reconcile net
income to net cash
provided by (used
in) operating
activities
 Depreciation and
  amortization....          17           --         17        17     --          --          --         --        --        --
 Deferred income
  taxes -- net....           7           --          7         7     --          --          --         --        --        --
 Investment tax
  credit..........          --           --         --        --     --          --          --         --        --        --
 Changes in
  current assets
  and current
  liabilities
 Accounts
  receivable --
   net............      (1,151)          --     (1,151)   (1,151)    --          --          --         --        --        --
 Receivables from
  affiliated
  cos. --
  consolidated....          --           --         --        --     --          --          --         --        --        --
 Inventories......          --           --         --        --     --          --          --         --        --        --
 Unrecovered gas
  costs...........          --           --         --        --     --          --          --         --        --        --
 Accounts
  payable.........         778           --        778       778     --          --          --         --        --        --
 Payables to
  affiliated
  cos. --
   consolidated...         918           --        918       918     --          --          --         --        --        --
 Estimated rate
  contingencies
  and refunds.....          --           --         --        --     --          --          --         --        --        --
 Amounts payable
  to customers....          --           --         --        --     --          --          --         --        --        --
 Taxes accrued....        (240)          --       (240)     (240)    --          --          --         --        --        --
 Other -- net.....          (1)          --         (1)       (1)    --          --          --         --        --        --
 Changes in other
  assets and other
  liabilities.....          (3)          --         (3)       (3)    --          --          --         --        --        --
 Excess of equity
  in earnings of
  subsidiary
  companies over
  their cash
  dividends
  paid --
  consolidated....          --           --         --        --     --          --          --         --        --        --
 Other -- net.....          --           --         --        --     --          --          --         --        --        --
                      --------     --------   --------  --------  -----    --------    --------   --------  --------  --------
   Net cash
    provided by
    (used in)
    operating
    activities....      (2,306)          --     (2,306)   (2,306)    --          --          --         --        --        --
                      --------     --------   --------  --------  -----    --------    --------   --------  --------  --------
CASH FLOWS FROM
 INVESTING
 ACTIVITIES
Plant construction
 and other
 property
 additions........        (241)          --       (241)     (241)    --          --          --         --        --        --
Proceeds from
 dispositions of
 prop., plant and
 equip. -- net....          --           --         --        --     --          --          --         --        --        --
Cost of other
 investments --
  net.............     (42,172)          --    (42,172)   (3,441)    --     (38,731)         --    (38,731)       --   (38,731)
Intrasystem money
 pool
 investments --
  net.............          --           --         --        --     --          --          --         --        --        --
Intrasystem long-
 term financing --
  net.............          --       39,118    (39,118)  (38,731)  (387)         --      38,344    (38,344)  (38,344)       --
Property transfers
 to (from)
 affiliates.......          --           --         --        --     --          --          --         --        --        --
                      --------     --------   --------  --------  -----    --------    --------   --------  --------  --------
   Net cash
    provided by
    (used in)
    investing
    activities....     (42,413)      39,118    (81,531)  (42,413)  (387)    (38,731)     38,344    (77,075)  (38,344)  (38,731)
                      --------     --------   --------  --------  -----    --------    --------   --------  --------  --------
CASH FLOWS FROM
 FINANCING
 ACTIVITIES
Issuance of common
 stock............          --           --         --        --     --          --          --         --        --        --
Issuance of
 debentures.......          --           --         --        --     --          --          --         --        --        --
Repayments of
 long-term debt...          --           --         --        --     --          --          --         --        --        --
Unsecured loan
 repayment........          --           --         --        --     --          --          --         --        --        --
Commercial paper
 borrowings --
  net.............          --           --         --        --     --          --          --         --        --        --
Dividends paid....          --           --         --        --     --          --          --         --        --        --
Intrasystem long-
 term financing --
  net.............      44,940      (38,731)    83,671    44,940    387      38,344     (38,731)    77,075    38,344    38,731
Minority
 interest.........          --         (387)       387        --     --         387         387         --        --        --
Intrasystem money
 pool borrowings
 (or
 repayments) --
  net.............          --           --         --        --     --          --          --         --        --        --
Dividends paid --
  subsidiary
 cos. --
 consolidated.....          --           --         --        --     --          --          --         --        --        --
Other -- net......          --           --         --        --     --          --          --         --        --        --
                      --------     --------   --------  --------  -----    --------    --------   --------  --------  --------
   Net cash
    provided by
    (used in)
    financing
    activities....      44,940      (39,118)    84,058    44,940    387      38,731     (38,344)    77,075    38,344    38,731
                      --------     --------   --------  --------  -----    --------    --------   --------  --------  --------
   Net increase
    (decrease) in
    cash and
    TCIs..........         221           --        221       221     --          --          --         --        --        --
CASH AND TCIS AT
 JANUARY 1, 1996..          --           --         --        --     --          --          --         --        --        --
                      --------     --------   --------  --------  -----    --------    --------   --------  --------  --------
CASH AND TCIS AT
 DECEMBER 31,
 1996.............    $    221     $     --   $    221  $    221  $  --    $     --    $     --   $     --  $     --  $     --
                      ========     ========   ========  ========  =====    ========    ========   ========  ========  ========
SUPPLEMENTAL CASH
 FLOW INFORMATION
Cash paid for
 Interest (net of
  amounts
  capitalized)....    $    217     $     --   $    217  $    217  $  --    $     --    $     --   $     --  $     --  $     --
 Income taxes (net
  of refunds).....    $ (1,185)    $     --   $ (1,185) $ (1,185) $  --    $     --    $     --   $     --  $     --  $     --

-------
( ) denotes negative amount.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Concluded)

EXHIBITS

    SEC
  Exhibit
 Reference                        Description of Exhibit
 --------- --------------------------------------------------------------------
    A.     Consolidated Natural Gas Company's Form 10-K Annual Report for the
           year ended December 31, 1996, is hereby incorporated by reference to the filing made on March 25, 1997 under File No. 1-3196.
    B.     (1) A copy of the charter, as amended, and copy of the by-laws, as amended, of Consolidated Natural Gas Company and each subsidiary company thereof, unless otherwise indicated on the list filed herewith, are incorporated in this report by reference to
               previous filings with the Commission, as shown on such list.
           (2) Description of Consolidated Natural Gas Company Rights
               Agreement, is hereby incorporated by reference to Exhibit 1 to the Current Report on Form 8-K filed on January 23, 1996 under
               File No. 1-3196.
    C.(a)  The indentures of Consolidated Natural Gas Company are hereby incorporated by reference to previously filed material as indicated
           on the list filed herewith.
      (b)  Not applicable.
    D.     Pursuant to Rule 45(c) under the Public Utility Holding Company Act of 1935, the Agreement among system companies concerning the allocation of current federal income taxes (Agreement) is
           incorporated in this report by reference to Consolidated Natural Gas
           Company's Annual Report on Form U5S for the year ended December 31,
           1995 (File No. 30-203). First Amendment to the Agreement is filed herewith.
    E.     Pursuant to Rule 16(c) under the Public Utility Holding Company Act of 1935, the annual report of the Iroquois Gas Transmission System,
           L.P., for the year ended December 31, 1996, is filed herewith.
    F.     Schedules supporting items of this report:
           (1) ITEM 1--Schedule of Investments is filed herewith.
           (2) ITEM 4--Schedule of Acquisitions, Redemptions, or Retirements of
               System Securities is filed herewith.
           (3) ITEM 6--Consolidated Natural Gas Company's "1997 Notice of
               Annual Meeting and Proxy Statement" is hereby incorporated by reference to the filing made on March 25, 1997.
           (4) ITEM 10--Schedule of utility plant and related depreciation or amortization accounts, together with schedules of other property or investments, if applicable, for:
                   CNG Transmission
                   East Ohio Gas
                   Peoples Natural Gas
                   Virginia Natural Gas
                   Hope Gas
                   West Ohio Gas
               are filed herewith.
    G.     Financial Data Schedules have been filed electronically (Exhibit 27 for EDGAR purposes).
    H.     (1) Organization chart showing the relationship of the exempt wholesale generator in which the system holds an interest to other system companies, is filed herewith.
           (2) Organization chart showing the relationship of the foreign utility company in which the system holds an interest to other system companies, is filed herewith.
    I.     (1) Financial statements of the exempt wholesale generator are filed herewith.
           (2) Financial statements of the foreign utility company are filed herewith.

                                   SIGNATURE

The registrant has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935, such company being a registered holding company.

                                            CONSOLIDATED NATURAL GAS COMPANY
                                          _____________________________________
                                                       (Registrant)

                                          By         D. M. WESTFALL
                                           ____________________________________
                                                     (D. M. Westfall)
                                                   Senior Vice President
                                                and Chief Financial Officer

April 29, 1997

                                 EXHIBIT INDEX

    SEC
  Exhibit
 Reference                        Description of Exhibit
 --------- --------------------------------------------------------------------
    A.     Consolidated Natural Gas Company's Form 10-K Annual Report for the
           year ended December 31, 1996, is hereby incorporated by reference to the filing made on March 25, 1997 under File No. 1-3196.
    B.     (1) A copy of the charter, as amended, and copy of the by-laws, as amended, of Consolidated Natural Gas Company and each subsidiary company thereof, unless otherwise indicated on the list filed herewith, are incorporated in this report by reference to
               previous filings with the Commission, as shown on such list.
           (2) Description of Consolidated Natural Gas Company Rights
               Agreement, is hereby incorporated by reference to Exhibit 1 to the Current Report on Form 8-K filed on January 23, 1996 under
               File No. 1-3196.
    C.(a)  The indentures of Consolidated Natural Gas Company are hereby incorporated by reference to previously filed material as indicated
           on the list filed herewith.
      (b)  Not applicable.
    D.     Pursuant to Rule 45(c) under the Public Utility Holding Company Act of 1935, the Agreement among system companies concerning the allocation of current federal income taxes (Agreement) is
           incorporated in this report by reference to Consolidated Natural Gas
           Company's Annual Report on Form U5S for the year ended December 31,
           1995 (File No. 30-203). First Amendment to the Agreement is filed herewith.
    E.     Pursuant to Rule 16(c) under the Public Utility Holding Company Act of 1935, the annual report of the Iroquois Gas Transmission System,
           L.P., for the year ended December 31, 1996, is filed herewith.
    F.     Schedules supporting items of this report:
           (1) ITEM 1--Schedule of Investments is filed herewith.
           (2) ITEM 4--Schedule of Acquisitions, Redemptions, or Retirements of
               System Securities is filed herewith.
           (3) ITEM 6--Consolidated Natural Gas Company's "1997 Notice of
               Annual Meeting and Proxy Statement" is hereby incorporated by reference to the filing made on March 25, 1997.
           (4) ITEM 10--Schedule of utility plant and related depreciation or amortization accounts, together with schedules of other property or investments, if applicable, for:
           CNG Transmission
           East Ohio Gas
           Peoples Natural Gas
           Virginia Natural Gas
           Hope Gas
           West Ohio Gas
           are filed herewith.
    G.     Financial Data Schedules have been filed electronically (Exhibit 27 for EDGAR purposes).
    H.     (1) Organization chart showing the relationship of the exempt wholesale generator in which the system holds an interest to other system companies, is filed herewith.
           (2) Organization chart showing the relationship of the foreign utility company in which the system holds an interest to other system companies, is filed herewith.
    I.     (1) Financial statements of the exempt wholesale generator are filed herewith.
           (2) Financial statements of the foreign utility company are filed herewith.